UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Robinhood Markets, Inc.
(Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2023 Notice of Annual Meeting of Stockholders and Proxy Statement

Our mission is
to democratize
finance for all.

Letter from Our Chair and Chief Executive Officer

At Robinhood, our work has always been bold and ambitious. Our mission is to democratize finance for all by building exceptional products that give people control over their financial lives. This is long-term, generational work, but it’s also innovative work, and it’s more important than ever.”

Dear fellow stockholders,
In 2022, Robinhood did more to serve our customers than ever before. As our customers faced a difficult and uncertain time, we listened to their needs, shipped aggressively, and had our most innovative year yet. We made tough decisions to ensure our business would be the most resilient it’s ever been and built products that enable us to be the most trusted, reliable, and useful platform for our customers. We were proud to go beyond the expected.
Macro conditions meant customers were seeking stability. Hundreds of thousands of people are coming to Robinhood to save for their retirement – and more are signing up every day. In crypto winter and the uncertainty of the regulatory environment, people chose Robinhood for their crypto trading and assets. And, as interest rates rose, we responded quickly with industry-leading yield on uninvested cash. Customers have trusted us with over $5 billion in cash deposits since we launched this product in September 2022, and we’re proud to offer the security of up to $1.5M in total FDIC protection for deposited funds into the brokerage cash sweep program.
We’re grateful for our employees, who understand what it takes to go beyond the expected for our customers, teammates, and stockholders. This culture of accountability and shared commitment starts at the top with my co-founder Baiju and me, so in Q1 2023, we canceled nearly $500 million of our combined stock-based compensation. This will reduce GAAP operating costs by up to $50 million per quarter beginning in Q2 2023, which will increase earnings.
As 2023 gets underway, we continue to work and innovate on behalf of our customers and invest in our business for the years to come. Here’s a preview:
•We’re deepening our relationships with existing customers and serving more of their needs with products like Retirement, Cash Card, and Advisory (which we are working to launch later this year) to make everything from financial planning to daily spending seamless, intuitive, and empowering.
•We’re innovating for advanced customers with new offerings and functionality like Options Strategy Builder, Stock Screeners, as well as Futures, which we are working to launch later this year.
•We’re starting our international journey with the Robinhood Wallet already allowing customers around the world to custody their own crypto and have set an aggressive goal to offer brokerage services in the United Kingdom by the end of 2023.
At Robinhood, our work has always been bold and ambitious. Our mission is to democratize finance for all by building exceptional products that give people control over their financial lives. This is long-term, generational work, but it’s also innovative work, and it’s more important than ever. With the support and oversight of our Board of Directors – who bring a wealth of experience, expertise, and perspective – and with your investment as stockholders, we’ll carry this work forward in 2023 and beyond.
We value your investment in our mission. We hope you’ll engage with us through our upcoming Annual Meeting of Stockholders, whether that be through exercising your vote, asking questions through the Say platform, or both. We look forward to continuing the conversation.
Onward,
Vladimir Tenev
Chair, Chief Executive Officer,
Co-Founder, and President

3

At Robinhood Markets, our values are in
service of our customers. We strive to
uphold our values every day.
We believe the financial system should
be built to work for everyone. That’s why
we create products that let you invest
at your own pace, on your own terms.

4	Robinhood 2023 Proxy Statement

Proxy Statement
Table of Contents

Letter from Our Chair and Chief Executive Officer	3	Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	94
Notice of Annual Meeting of Stockholders	6
Highlights	8	Overview	95
Proxy Summary	12	Audit and Non-Audit Fees	95
Questions and Answers about Our Proxy Materials and the Annual Meeting	17	Audit Committee Report	96

Cautionary Note Regarding Forward-Looking Statements	24	Other Matters	97
		Beneficial Ownership of Principal Stockholders and Management	97

Proposal 1 — Election of Directors	26	Equity Compensation Plan Information	102
Nominees	27	Voting Agreements	103
Board Overview	28	Related Person Transaction Policy	104
Director Dashboard	28	Transactions with Related Persons	104
Director Skills and Qualifications	29	Legal Proceedings Involving Directors and Executive Officers	106
Board Diversity Policy	30
Director Independence	31	No Incorporation by Reference	106
Biographical Information: Director Nominees	32	Annual Report to Stockholders	106
Biographical Information: Continuing Directors	34	Other Business	106
Procedures if a Nominee is Not Re-Elected	40
Consideration of Director Candidates	40	Appendix	107
Stockholder Recommendations for Director Nominations	41

Corporate Governance	43
Stockholder Structure	43	What is a proxy statement?A proxy statement is a document containing information that public companies are required to share with investors before stockholder meetings. This can include information about the company’s board, directors, governance practices, executive compensation, items up for stockholder vote (like stockholder proposals), and voting recommendations from the company.
Board Structure	43
Committees of the Board	45
Director Engagement	50
Key Areas of Board Oversight	52
Other Governance Policies and Practices	58
Director Compensation	60
Director Stock Ownership Guidelines	62

Executive Officers	64

Executive Compensation	66
Compensation Discussion and Analysis	66
People and Compensation Committee Report	76
Compensation Tables	77
CEO Pay Ratio	89
Pay Versus Performance	90

5

Notice of Annual Meeting
of Stockholders

Robinhood’s 2023 annual meeting is called for the following purposes:		Date and Time	June 20, 2023 (Tuesday) 9:30 a.m. pacific time

1	To elect to the Board of Directors the two Class II director nominees named in the attached proxy statement to serve until the 2024 annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office	Location	Online – the meeting will be held via a live webcast. Visit www.proxydocs.com/HOOD for more details.

		Who Can Vote	Stockholders of record as of the close of business on April 21, 2023, are entitled to vote at the annual meeting.

		Submit Questions	Submit and upvote questions at app.saytechnologies.com/ robinhood-2023-annual (or in your brokerage's investing application, if supported).
2	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 20, 2023. The proxy statement and the Company’s 2022 Annual Report to Stockholders are available electronically at www.proxydocs.com/HOOD.

We will also transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.
These items of business, including information about the director nominees, are more fully described in the proxy statement accompanying this Notice.
The Board of Directors has set the close of business on April 21, 2023, as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
All stockholders are invited to attend and submit questions for the virtual annual meeting. For details on how to register and attend, please visit www.proxydocs.com/HOOD and enter the control number included in your Notice Regarding the Availability of Proxy Materials or in the instructions accompanying your proxy materials or on your proxy card if you received a paper copy of these materials. Our attendance requirements, voting procedures, and process for submitting questions are also described in more detail in the questions and answers section of the attached proxy statement.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, we ask that you please submit your proxy or voting instructions as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting. If you submit your proxy or voting instructions and then decide to attend the annual meeting, you may still vote your shares at the virtual meeting by following the procedures described in the proxy statement, including the requirement to register in advance. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.
By Order of the Board of Directors,
Christina Lai
Corporate Secretary, VP, and Deputy General Counsel
Menlo Park, California
April 28, 2023

6	Robinhood 2023 Proxy Statement

How to Vote

1.Find your personal email, proxy card, voting instruction form, or notice.
If you received an email notifying you that our proxy materials are available, you will need that email; if you received a printed notice of their availability or printed copies of our proxy materials in the mail, you will need the printed notice, printed proxy card, or printed voting instruction form.
2. Choose a voting method.
On the Web	By Telephone	By Mail

•Follow the link provided in your email or go to the website identified on your proxy card, voting instruction form, or printed notice
•If necessary, enter the control number (from your email, notice, proxy card, or voting instruction form)
•Follow the instructions

•Telephone voting is available if you received printed proxy materials
•Call the phone voting number (different stockholders use different numbers, find yours on your proxy card or voting instruction form)
•Follow the recorded instructions

•You can vote by mail if you received printed proxy materials
•Mark your votes on your paper proxy card or voting instruction form
•Sign, date, and return the proxy card or voting instruction form by mail using the enclosed envelope

How Do I Participate in the Annual Meeting?
Please Vote in Advance	You are urged to vote on the proposals ahead of the meeting by following the instructions in the notice you received regarding the meeting.

Pre-Registration Is Required in Order to Attend and Vote During the Meeting
To attend and vote during the annual meeting, you must register in advance by following the instructions in the notice you received regarding the meeting. If you have any trouble registering, you can find more information at www.proxydocs.com/HOOD. Upon registering, you will receive further instructions via email, including a unique link that will allow you to access a voting-enabled version of the meeting platform.

Attending as a Guest
The meeting is open to the public and may be viewed live as a guest. You can find information on how to attend as a guest in the notice you received regarding the meeting at www.proxydocs.com/HOOD. Registration takes only a minute and will be open until the meeting begins. Upon registering, you will receive further instructions via email, including a unique link that will allow you to access the meeting. Guests will not be able to vote or participate in the meeting.

What is an annual meeting?At least once a year, public companies with voting stock are required to hold a meeting to give stockholders an opportunity to vote on important mattersuestions to management.

Submitting and Upvoting Questions in Advance
Stockholders may submit and upvote questions to the Company ahead of the meeting using the Q&A platform developed by Say Technologies (“Say”). You may visit app.saytechnologies.com/robinhood-2023-annual to submit and upvote questions (or you may do so directly in your brokerage's investing app, if supported). The Q&A platform will be open to submit and upvote questions starting June 13, 2023, at 2:00 p.m. pacific time. Stockholders will be able to submit and upvote questions until June 19, 2023, at 2:00 p.m. pacific time. We will address a selection of the most upvoted questions during the meeting.

Replay	A replay of the meeting will be available for at least two weeks following the meeting on our Investor Relations website at investors.robinhood.com.

Notice of Annual Meeting of Stockholders	7

Highlights

Robinhood Markets is on a mission to democratize finance for all. We use technology to deliver a new way for people to interact with the financial system, providing products and educational tools to empower customers to invest at their own pace and on their own terms. We started with a revolutionary, bold brand and design, and the Robinhood app now makes investing approachable and accessible for millions. We pioneered commission-free stock trading with no account minimums—later adopted by the rest of our industry—and we have continued to introduce new products that further expand access to the financial system.

Our brokerage subsidiary, Robinhood Financial LLC, offers:
Equities Investing: We offer U.S. listed stocks and exchange-traded funds (“ETFs”), as well as related options and select American depositary receipts.
Retirement: We are making it easy and accessible to start saving for retirement through a traditional or Roth IRA and expanding options for the growing population of freelance and gig workers without access to employer-based matching programs. Robinhood Retirement provides a 1% match (other fees and match limitations may apply) on every eligible contribution with no traditional employer necessary, zero commissions, or account minimums.
Robinhood Gold: Our monthly paid subscription service provides customers with premium features, such as bigger instant deposits, margin investing at 7.5%, real-time market data, professional research, and a competitive 4.4% APY rate on uninvested cash (each rate as of April 28, 2023).
Advanced Charts: Robinhood launched advanced charts, giving all customers customizable, quick, simple, and in-depth analysis right in the app. More advanced and active traders have a specific need for features that help them make quantitative, analytical decisions rather than, at times, relying on gut feelings.

Our crypto subsidiary, Robinhood Crypto, LLC, offers:
Cryptocurrency Trading: 18 different crypto-currencies are available for trading as of April 12, 2023. We charge no commissions or fees for crypto trades.
Recurring Crypto Investments: Customers can regularly buy cryptocurrency with as little as $1, on a daily, weekly, biweekly, or monthly schedule of their choice.

Our spending account subsidiary, Robinhood Money, LLC, offers:
Robinhood Cash Card and Spending Account: Customers can spend with a debit card and opt into rewards that were once reserved for credit card holders, like round ups and bonuses.
Early Access to Paychecks: Customers can set up direct deposit and apply to get access to their paycheck up to two days early.
No Hidden Fees: Spending the Robinhood way with no monthly fees, no subscription fees, no in-network ATM fees, no overdraft fees, and no account minimum fees that cut into a customer’s subsequent investing activity.

Robinhood Non-Custodial, Ltd. (Caymans)
Crypto Wallets: Customers can transfer crypto into and out of their Robinhood crypto account in just a few taps. This year Robinhood Wallet officially rolled out to all iOS users on the waitlist of more than 1 million and it is now available globally. In the coming months, we plan to launch a Web3 browser, add support for other coins, and expand our in-app rewards program.

8	Robinhood 2023 Proxy Statement

Environmental, Social, and Governance (“ESG”)
Our mission is to democratize finance for all—and the goal of our ESG program is to help build a company you can be proud to invest with. We were proud to launch our first ESG report as a newly public company, and we published our second ESG report nine months after our first as we continue to provide our stakeholders with transparent disclosure into how we are building ESG at Robinhood. We see ESG as an opportunity to drive positive impact for our business and harness a new generation of investors who desire to support companies that reflect their values, while providing our customers with more transparency on our priorities and how we operate.
Delivering on Our Mission
Building for All of Our Customers: We are creating a modern financial services platform that’s accessible. Our mobile-first, intuitively designed app delivers an investing experience that is familiar and welcoming for those previously left out of markets. We’re focused on delivering our mission to democratize finance for all.
Access and Inclusion: We’re committed to opening doors to investing for a generation of more diverse investors by focusing on our customers' needs.
Education and Support: Offering educational resources is critical to advancing our mission. The more financial education people receive, the better equipped, and thus more empowered they will be to make personal investment decisions that meet their long-term goals. We’ve been expanding financial educational resources on the Robinhood Learn website for anyone to access as well as in-app education for our customers.
Governing Responsibly
Governance: Anchored in our value of Safety First, we have a strong, diverse, and highly experienced Board of Directors (“Board”) that provides effective oversight of risk, regulatory, compliance, and ethics. Our Board is also responsible for oversight of our ESG efforts; the Nominating and Corporate Governance Committee (“NomGov Committee”) oversees management’s strategy and reporting efforts with respect to ESG, while the People and Compensation Committee (“People Committee”) assists the Board in overseeing the Company’s policies and strategies relating to workplace culture, human capital management, and our inclusion, equity, & belonging (“IEB”) efforts. Our Board prioritizes diversity across both skills and personal characteristics, including age, gender, race/ethnicity, and LGBTQ+ status.
Operating Sustainably
Environment: We were excited to announce in 2022 the first of our investments in renewable energy and carbon removal to reduce our 2021 emissions footprint. In 2022, we completed our third greenhouse gas (GHG) emissions inventory for 2021, giving us three years of measurement. We expanded on the Scope 3 categories included in our first GHG inventory (in 2019), which are disclosed in our most recent ESG report.
Human Capital Management (“HCM”)
Our HCM program aims to build an inclusive environment that attracts and retains exceptional talent from diverse backgrounds and experiences. We prioritize hiring great leaders with deep, functional expertise, and we set high standards for performance. We commit to their professional and technical development so we can grow together as we transform the future of finance. We offer competitive compensation packages to attract the best talent from a range of sources in order to meet the current and future demands of our business and ensure Robinhood employees are taken care of both in and outside of work.

Highlights	9

Financial and Operational Performance

	2021	2022

Net Cumulative Funded Accounts	22.7M	23.0M

Assets Under Custody	$98B	$62B

Total Net Revenues	$1,815M	$1,358M

Cash and Cash Equivalents	$6.3B	$6.3B

Please see the Appendix in this proxy statement for definitions and additional information.

10	Robinhood 2023 Proxy Statement

Customer
Commitments
At Robinhood, we pride ourselves on our radical customer focus and are committed to delivering an industry leading customer experience. In 2020, we launched our customer commitments to provide clarity on what the people we serve can expect from Robinhood. They are as follows:

No Commission Fees	Extra Protection

We believe that everyone should have equal access to financial markets. We pioneered commission-free stock trading with no account minimums.
Note: Trades of stocks, ETFs, and options are commission-free at Robinhood Financial LLC. Other fees may apply. Please see Robinhood Financial’s Fee Schedule to learn more.

Robinhood Financial LLC and Robinhood Securities, LLC are members of the Securities Investor Protection Corporation (“SIPC”), and we provide our brokerage customers with additional “excess of SIPC” coverage. Robinhood Money, LLC products are not subject to SIPC coverage, but funds held in the Robinhood Money spending account and Robinhood Cash Card account may be eligible for Federal Deposit Insurance Corporation (“FDIC”) pass-through insurance. In addition, our existing Cash Sweep program places customer cash with FDIC-insured banks.
Note: Like SIPC coverage, the “excess of SIPC” policy does not protect against a loss in market value.

Highest Security Standards	Dedicated Support

We are committed to keeping our customers’ accounts safe. We offer security tools and educate our customers to help them practice safe cybersecurity habits.	We aim to respond to our customers as quickly as possible to resolve issues swiftly and will continue to invest in expanding our customer support functions.

Transparency	Quality Execution

We aim to operate a transparent business model. Our website outlines how we make money, and we will continue to keep our customers informed about how we generate revenue.	We perform regular and rigorous reviews of the execution quality our customers receive from our securities market makers, including the execution price, speed, and price improvement.

Highlights	11

Proxy
Summary
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.
Voting Roadmap

Proposal	To elect to the Board of Directors the two director nominees named in this proxy statement
1

Proposal	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm
2

12	Robinhood 2023 Proxy Statement

Proposal	Election of Directors
1	The Board recommends a vote FOR each nominee
→ SEE PAGES 26-41 FOR MORE INFORMATION

Nominees and Continuing Directors

Name and Principal Occupation	Age	Director Since	Independent	Committee Membership*
				Audit	NomGov	People	Safety
Frances Frei Professor and Author, Harvard Business School	59	2021		●		CHAIR
Meyer Malka Founder and Managing Partner, Ribbit Capital	48	2022					●
Baiju Bhatt Co-Founder & Chief Creative Officer, Robinhood	38	2013
Paula Loop Retired Partner, PricewaterhouseCoopers LLP	61	2021		CHAIR			●
Jonathan Rubinstein Lead Director, Amazon.com, Inc.	66	2021	LEAD		CHAIR	●
Vladimir Tenev Chair of the Board, Co-Founder, Chief Executive Officer & President, Robinhood	36	2013
Dara Treseder Chief Marketing Officer, Autodesk, Inc.	34	2021			●	●
Robert Zoellick Former Chairman of the Board, AllianceBernstein Holding L.P.	69	2021		●			CHAIR

LEAD	Lead Independent Director	CHAIR	Committee Chair	Audit	Audit Committee	People	People and Compensation Committee
	Independent Director	●	Committee Member	NomGov	Nominating and Corporate Governance Committee	Safety	Safety, Risk and Regulatory Committee

Proxy Summary	13

Director Dashboard

Independence	Tenure	Age	Diversity

14	Robinhood 2023 Proxy Statement

Director Skills and Qualifications

5	8
Financial Services and Fintech	Business Operations and Strategy
Sophisticated knowledge of our industries for understanding and reviewing our business and strategy	A practical understanding of developing, implementing, and assessing our operating plan and business strategy

3	4
Finance	Marketing
Financial expertise with experience analyzing financial statements and expertise in financial strategy, accounting, and reporting	Marketing and brand-building capabilities in rapidly changing and customer-facing industries, including new markets, and opportunities for innovation and disruption

6	4
Executive Leadership	Technology Infrastructure
Operating experience as a senior executive leader, shaping strategy, performance, and prioritization	Relevant to the Company as it looks for ways to enhance the customer experience and internal operations and oversee cybersecurity risk

2	4
Regulatory	Risk Management
Sophistication in understanding and navigating the heavily regulated industries in which we operate	Important to the Board’s role in overseeing the risks facing the Company

2	1
Academia/Education	Government and Public Policy
Brings perspective regarding organizational management and academic research relevant to our business and strategy	Demonstrated expertise in navigating the complex political landscape in which we operate

5	3
Human Capital Management	Corporate Governance
Expertise in workforce acquisition, management, and optimization, including compensation practices, that result in the attraction, development, and retention of top candidates with diverse skills and backgrounds
Supports our goals of strong Board and management accountability, transparency, and protection of stockholder interests

Proxy Summary	15

Governance Highlights
•Six Independent Directors. In addition to our Co-Founders, our highly experienced Board includes six independent directors, three of whom have been appointed since our IPO.
•Diverse Board Across Skills and Backgrounds. Our Board is composed of directors who each bring valuable skills and qualifications and who are diverse across gender, age, and racial/ethnic backgrounds.
•Lead Independent Director. Our Lead Independent Director provides strong leadership to the independent directors on our Board and guidance to our Co-Founder, Chair, and CEO.
•Classified Board Automatically Sunsets. Starting with our 2024 annual meeting, all directors will be elected on an annual basis.
•Fully Independent Committees. We operate four standing committees of the Board, each comprising independent directors.
•In addition to three “standard” committees (Audit, People, and NomGov), we also have a Safety, Risk and Regulatory Committee (“Safety Committee”) to oversee our enterprise risk management program, compliance programs, and risks arising from the Company’s heavily regulated businesses.
•Robust Annual Board and Committee Performance Assessment. Our annual Board and committee performance assessments include one-on-one follow up discussions between each director and our Lead Independent Director.
•Executive Sessions. Our independent directors regularly meet in executive sessions in Board meetings and committee meetings.
•ESG Report. We were proud to launch our first ESG report as a newly public company, and we published our second ESG report nine months after our first as we continue to provide our stakeholders with transparent disclosure into how we are building ESG at Robinhood.
•Retail Stockholder Engagement. We promote engagement with our retail stockholders through the Say Technologies (“Say”) platform by inviting them to ask questions on our earnings calls and annual meetings and by enabling them to communicate directly with the Company.
•Institutional Stockholder Engagement. As part of our inaugural 2022-2023 engagement program with institutional investors, we conducted outreach to our largest institutional stockholders and engaged with such stockholders requesting meetings.
•Stockholders' Right to Call Special Meetings. Our stockholders have a right to call special meetings upon written request by holders of at least 25% of the voting power pursuant to the requirements of our Amended and Restated  Bylaws (the “Bylaws”).

Proposal	Ratification of Appointment of Independent Registered Public Accounting Firm
2
The Board recommends a vote FOR this proposal.
→ SEE PAGES 94-96 FOR MORE INFORMATION

16	Robinhood 2023 Proxy Statement

Questions and Answers about Our Proxy Materials and the Annual Meeting

Why am I receiving these materials?
Because you are a stockholder of Robinhood Markets, Inc. (“Robinhood,” the “Company,” “we,” or “us”).
As a Robinhood stockholder as of the close of business on April 21, 2023, you are invited to attend the annual meeting, and you are entitled to (and please do) vote your shares on the proposals described in this proxy statement. Robinhood’s proxy materials include this proxy statement and our 2022 Annual Report. Robinhood’s Board is providing these proxy materials to you in connection with Robinhood’s 2023 annual meeting of stockholders, which will take place on June 20, 2023.
Our proxy materials are also available online at www.proxydocs.com/HOOD.
Why did I receive a notice regarding the internet availability of proxy materials instead of a full set of proxy materials? Can I elect to receive Robinhood stockholder communications electronically rather than through the mail?
We are pleased to take advantage of the U.S. Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to our stockholders over the internet. As a result, we are mailing to most of our stockholders a brief notice of internet availability of proxy materials (the “Notice of Internet Availability”) instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access those documents over the internet and how to submit your proxy via the internet. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. As a result, most stockholders will not receive printed copies of the proxy materials unless they request them. If you would like to receive a paper or email copy of the Company’s proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability. The Notice of Internet Availability is not itself a proxy card and should not be returned with voting instructions.
If you received your annual meeting materials by mail you may (and we encourage you to) sign up to receive future stockholder communications via email. With electronic delivery, we will notify you via email as soon as the annual report and the proxy statement are available on the internet, and you will be able to review those materials and submit your stockholder vote online. Your electronic delivery enrollment will generally be effective until you cancel it. To sign up for electronic delivery please contact the broker, bank, or other nominee that holds shares on your behalf.
What information is contained in Robinhood’s proxy materials?
This proxy statement includes a letter to stockholders from our Chief Executive Officer (“CEO”) and describes the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and named executive officers, and other required information.
Robinhood’s 2022 Annual Report includes our most recent SEC Form 10-K with our audited financial statements, management’s discussion and analysis of financial condition and results of operations, risk factors, and other required information.
If you received the Notice of Internet Availability, voting instructions can be found in the Notice of Internet Availability. If you received a paper copy of these materials, the mailing also included an accompanying proxy card or voting instruction form for the annual meeting.
What proposals will be voted on at the annual meeting?
Stockholders will vote on two proposals at the annual meeting:
•Election to the Board of the two Class II director nominees named in this proxy statement (Proposal 1); and
•Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 2).
We will also consider any other business that properly comes before the annual meeting and any adjournment or postponement thereof.
How does the Board recommend I vote on these proposals and what vote is required to approve each of the proposals?
Proposal 1: Election to the Board of each of the two Class II director nominees named in this proxy statement.
•Robinhood’s Board recommends that you vote your shares “FOR” each of the director nominees.
•Directors will be elected by a majority of votes cast, meaning that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director.

18	Robinhood 2023 Proxy Statement

Proposal 2: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
•Robinhood’s Board recommends that you vote your shares “FOR”.
•The appointment of Ernst & Young LLP will be ratified if the number of votes cast “FOR” this proposal exceeds 50 percent of the number of votes cast with respect to this proposal.

Why is there no say-on-pay vote this year?
Because we were a newly public, emerging growth company in 2021, we are eligible for a transition period prior to holding a so-called “say-on-pay” vote where stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers disclosed in the proxy statement. Starting with the 2024 annual meeting, we will be required to and will provide a “say-on-pay” vote. We currently expect to provide this vote on an annual basis consistent with the results of our “say-on-frequency” vote last year.
Who is entitled to vote?
Stockholders of record as of the close of business on April 21, 2023, the record date, are entitled to notice of and to vote at the annual meeting.
How many shares can vote?
At the close of business on the record date, 774,359,513 shares of Class A common stock and 127,492,284 shares of Class B common stock were outstanding and entitled to vote. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by our Amended and Restated Certificate of Incorporation (our “Charter”) or applicable law. We have no other class of stock outstanding.
What shares can I vote?
You may vote all shares of Robinhood common stock owned by you as of the close of business on the record date of April 21, 2023, with respect to each director standing for election and proposal two.
•Holders of our Class A common stock may cast one vote per share of Class A common stock held as of the close of business on the record date. Class A common stock is the class of our stock that is traded on Nasdaq.
•Holders of our Class B common stock may cast ten votes per share of Class B common stock held as of the close of business on the record date. Class B common stock is held exclusively by Mr. Tenev and Mr. Bhatt (our “Founders”) and their related entities.
A list of stockholders of record entitled to vote at the annual meeting will be available for examination by any stockholder during ordinary business hours at Robinhood’s offices at 85 Willow Road, Menlo Park, California 94025 for a period of at least 10 days prior to the annual meeting.
What is the difference between a “beneficial owner” and a “stockholder of record”?
Whether you are a “beneficial owner” or a “stockholder of record” depends on how you hold your shares:
•Beneficial owners. Most stockholders of Robinhood hold their shares through a broker, bank, or other nominee (that is, in “street name”) rather than directly in their own names. If you hold shares in street name, you are a “beneficial owner” of those shares and a copy of our proxy materials, together with a voting instruction form, will be made available to you by your broker, bank or other nominee. Typically you will receive an email from your broker’s proxy service provider with a link to the materials or you will receive a paper notice regarding the availability of proxy materials at an internet page specified on the notice (such email or notice is called your “Notice of Internet Availability”).
•Stockholders of record. If you hold shares directly in your name with our stock transfer agent, AST (American Stock Transfer & Trust Company, LLC), you are considered the “stockholder of record” with respect to those shares, and a copy of our proxy materials, together with a proxy card, will be made available to you by Robinhood. Typically you will receive an email from RobinhoodMarketsInc@proxypush.com with a link to the materials or a Notice of Internet Availability.

Questions and Answers about our Proxy Materials and the Annual Meeting	19

Why is the annual meeting being held virtually in 2023?
We are holding a virtual annual meeting in order to provide our stockholders the opportunity to access and experience the meeting over the internet in a consistent and convenient manner across the globe. Conducting the meeting virtually should also reduce the environmental impact associated with hosting an in-person meeting. Because this is a virtual-only meeting, you will not be able to attend the annual meeting physically in person.
Can I attend the virtual annual meeting? How do I register?
Voting Participants. To attend the virtual annual meeting online as a voting participant, you must register in advance with the notice you received regarding the meeting by going to www.proxydocs.com/HOOD. To register at www.proxydocs.com/HOOD, you will need the unique control number that appears on your Notice of Internet Availability (or your proxy card or voting instruction form). If you do not have (or cannot find) your control number, you should follow the instructions in the notice you received regarding the meeting or reach out to your broker to help facilitate. If you are a beneficial owner, you will also need to provide the name of the broker, bank, or other nominee at which you hold our shares, as well as the name on your account, as part of the registration process.
Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you to access the meeting online as a voting participant. Please be sure to follow the instructions in that email. If you do not comply with the registration procedures outlined above, you will not be admitted to the annual meeting as a voting participant. Stockholders are advised to register as far in advance as possible. Registration will remain open until the meeting begins.
If you are a beneficial owner, in order to register as a voting participant you might also need to obtain a Legal Proxy from your broker, bank, or other nominee and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process. A “Legal Proxy” authorizes you to vote the shares on behalf of such broker or bank. Obtaining a Legal Proxy could take two weeks or more by mail, though many providers now support faster electronic versions. See the next question for more information about Legal Proxies.
General Public/Guests. The meeting is open to the public and may be viewed live online as a guest. Go to www.proxydocs.com/HOOD to register as a guest. (Guest registration takes only a minute and will be open until the meeting begins.) Upon registering, you will receive further instructions via email, including a unique link that will allow you to access the meeting online. Guests will be in view-only mode and will not be able to vote or participate in the meeting. Therefore, if you hold shares and plan to attend as a guest, please vote your shares in advance as described below so that your vote will be counted at the annual meeting.
Online access to the webcast will open approximately 15 minutes prior to the start of the meeting so that you may log in and test the computer audio system. Attendance at the annual meeting as a participant or as a guest is subject to capacity limits set by the virtual platform provider. We expect the platform will be able to accommodate at least 2,500 simultaneous viewers. (Anyone who is not logged into the meeting if/when the capacity limit is reached will not be able to watch or vote live at the meeting.)
If you have difficulty registering for the annual meeting, please check out the FAQs posted on the registration page, or email a request to: DSMsupport@mediant.com.
We will have technicians ready to assist you with any technical difficulties you may have accessing the annual meeting. Starting one hour prior to the meeting, if you encounter any difficulties accessing the online meeting platform, including any difficulties voting, you may call the technical support number that will be included in your instructional email.
Any recording of the annual meeting is prohibited; however, a replay of the annual meeting will be available for viewing for at least two weeks following the meeting on our Investor Relations website at investors.robinhood.com.
How can I vote my shares personally live online at the annual meeting?
If you hold shares as the stockholder of record, you have the right to vote those shares personally live at the virtual annual meeting. If you choose to do so, you can vote using the online ballot provided at the meeting. In order to be admitted to the online meeting as a voting participant, however, you must register in advance as described immediately above. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance (as described in the next question below) so that your vote will be counted in case you later decide not to attend the annual meeting.
If you are a beneficial owner of shares, you cannot vote your shares personally live at the annual meeting unless you (a) obtain a “Legal Proxy” from the broker, bank, or other nominee that holds your shares, giving you the right to vote the shares at the meeting using the online ballot provided at the meeting and (b) register in advance as described in the previous question.
Most beneficial owners will be able to complete this process quickly as described in the previous question by using the unique “control number” appearing on their Notice of Internet Availability or elsewhere in their proxy materials. Inputting your control number as part of the registration process causes a Legal Proxy to be issued automatically in the background. If you are a beneficial owner and were not assigned a control number, you might need to provide a formal Legal Proxy to us as part of the advance registration procedure. Check with the broker or bank at which you hold shares to learn how to obtain a Legal Proxy. (Often you can request a Legal Proxy on the

20	Robinhood 2023 Proxy Statement

online early voting website that’s linked from your Notice of Internet Availability. On that early voting site, check the box “I want to attend the meeting” (or similar words) and allow at least two weeks to receive the Legal Proxy by mail and another week to submit it to complete your registration for the meeting.) If you have questions about this process, please contact the broker, bank, or other nominee through which you hold shares.
How can I vote my shares in advance without attending the annual meeting?
You may direct how your shares are voted in advance (and without any need to attend the annual meeting) in one of the following ways:
•Internet. You can vote your shares via the internet by following the instructions on the website identified on your Notice of Internet Availability, proxy card, or voting instruction form.
•Telephone. Telephone voting is available only if you received printed proxy materials. You can vote your shares by telephone if you call the phone voting number appearing on your proxy card or voting instruction form.
•Mail. You can vote by mail only if you received printed proxy materials. You can vote your shares via mail by marking, dating, signing, and returning in the enclosed envelope any proxy card or voting instruction form you received.
The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.
Can I watch the meeting later?
Yes. A replay of the annual meeting will be available on our investor relations website at investors.robinhood.com. The recording will be posted within 24 hours after the meeting ends and will be available to view for at least two weeks.
How can I submit questions and upvote questions for management to answer?
Stockholders may submit and upvote questions to the Company ahead of the meeting using the Q&A platform developed by Say. You may visit app.saytechnologies.com/robinhood-2023-annual to submit and upvote questions (or you may do so directly in your brokerage's investing application, if supported). The Q&A platform will be open to submit and upvote questions starting June 13, 2023, at 2:00 p.m. pacific time. Stockholders will be able to submit and upvote questions until June 19, 2023, at 2:00 p.m. pacific time. We will address a selection of the most upvoted questions during the meeting.
Our intent is to answer as many stockholder-submitted questions as time permits. We may combine or group together substantially similar questions to avoid repetition. We reserve the right to edit profanity or other inappropriate language, as well as exclude questions that are not pertinent to meeting matters or Company business.
What does it mean if I receive more than one set of proxy materials?
If your shares are registered differently or are held in more than one account, you will receive a Notice of Internet Availability (or in some cases a set of proxy materials) for each account. To ensure that all of your shares are voted, please submit your proxy or voting instructions for each account for which you have received a notice or set of proxy materials.
What is the deadline for voting my shares if I do not attend the annual meeting?
If you are a stockholder of record, your proxy must be received by telephone or the internet before the meeting is scheduled to begin in order for your shares to be voted. If you are a stockholder of record, you also have the option of completing, signing, dating, and returning the proxy card enclosed with the proxy materials so that it is received by 5:00 p.m. pacific time on June 19, 2023, which is the day before the meeting, in order for your shares to be voted. If you are a beneficial owner of shares, please comply with the deadlines included in the voting instructions provided by the broker, bank, or other nominee that holds your shares.
How many shares must be present or represented to conduct business at the annual meeting?
Business may be conducted at the annual meeting only if a quorum is present or represented at the meeting, which means that holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the annual meeting must be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted to determine whether a quorum is present. See “What effect do abstentions and broker non-votes have on the proposals?” below for more information.
What if a quorum is not present at the meeting?
If a quorum is not present at the scheduled time of the annual meeting, the chair of the annual meeting is authorized by our Amended and Restated Bylaws (the “Bylaws”) to adjourn the meeting, from time to time, until a quorum is present or represented, to reconvene at the same or some other place.

Questions and Answers about our Proxy Materials and the Annual Meeting	21

What effect do abstentions and broker non-votes have on the proposals?
Abstentions. Abstentions will not be counted as votes cast and, therefore, will have no effect on the outcome of any proposal at the annual meeting. An “abstention” occurs on a matter when a stockholder returns a proxy card marked “abstain” (or otherwise submits a voting instruction to abstain) as to such matter. (Merely leaving a proposal blank on the proxy card does not result in an abstention.) Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.
Broker Non-Votes. Broker non-votes will not be counted in determining the outcome of the vote on each of the non-routine items, although they will count for purposes of determining whether a quorum is present. A broker is entitled to vote shares held for a beneficial owner on routine matters (such as ratifying the appointment of Ernst & Young LLP), without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on non-routine items (such as the election of directors) absent instructions from the beneficial owners of such shares. Consequently, if you hold shares in street name and you do not submit any voting instructions, your broker may exercise its discretion to vote your shares on the proposal to ratify the appointment of Ernst & Young LLP but will not vote your shares with respect to the election of directors. If this occurs, your shares will be voted in the manner directed by your broker on the proposal to ratify the appointment of Ernst & Young LLP but will constitute “broker non-votes” with respect to the election of directors.
How will my shares be voted if I do not provide specific voting instructions in the proxy card or voting instruction form that I submit?
If you submit a signed proxy card or voting instruction form without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by: (1) delivering to Robinhood (Attention: Corporate Secretary, at 85 Willow Road, Menlo
Park, CA 94025) a written notice of revocation of your proxy; (2) submitting an authorized proxy bearing a later date using one of the alternatives described above under “How can I vote my shares in advance without attending the annual meeting?”; or (3) attending the annual meeting and voting in person. Attendance at the annual meeting in and of itself, without voting in person at the annual meeting, will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank, or other nominee or by registering for the virtual meeting and voting in the meeting.
What happens if additional matters are presented at the annual meeting?
If you grant a proxy, the persons named as proxyholders, Jason Warnick and Daniel Gallagher, will each have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting.
Other than the matters and proposals described in this proxy statement, we have not received valid notice of any other business to be acted upon at the annual meeting.
Who will count the votes?
A representative of Mediant Communications Inc. will tabulate the votes and act as the Inspector of Election.
Where can I find the voting results of the annual meeting?
Robinhood will report voting results by filing with the SEC a Current Report on Form 8-K within four business days following the date of the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.
Who will bear the cost of soliciting votes for the annual meeting?
Robinhood will bear the costs of the solicitation of proxies. These costs include the expense of preparing, assembling, printing, mailing, and distributing proxy solicitation materials for the annual meeting and reimbursements paid to brokerage firms and others for related expenses in forwarding materials to beneficial owners. We may conduct further solicitation personally, telephonically, over the internet, or by facsimile through our officers, directors, and employees, none of whom will receive additional compensation for assisting with the solicitation. We might incur other expenses in connection with the solicitation of proxies for the annual meeting.

22	Robinhood 2023 Proxy Statement

May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
Yes. The following requirements apply to stockholder proposals and director nominations for the 2024 annual meeting of stockholders.
Requirements for Stockholder Proposals to be Considered for Inclusion in Proxy Materials:
Stockholders interested in submitting a proposal for inclusion in the proxy materials we distribute for the 2024 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be received by us no later than December 30, 2023, and must comply with Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2024 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2024 annual meeting of stockholders. Proposals should be sent to our Corporate Secretary at 85 Willow Road, Menlo Park, California 94025.
Requirements for Stockholder Proposals and Director Nominations Not Intended for Inclusion in Proxy Materials:
Stockholders who wish to nominate persons for election to the Board at the 2024 annual meeting of stockholders or who wish to present a proposal at the 2024 annual meeting of stockholders, but who do not intend for such nomination or proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than February 21, 2024, and no later than March 22, 2024 (provided, however, that if the 2024 annual meeting of stockholders is held earlier than May 21, 2024, or later than August 19, 2024, nominations and proposals must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in Section 1.14 of the Company’s Bylaws, and must comply with the other requirements specified in the Bylaws. In addition to satisfying the requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2024.
In addition, stockholders may recommend director candidates for consideration by the NomGov Committee by following the procedures set forth under “Stockholder Recommendations for Director Nominations” on page 41 of this proxy statement.
Are proxy materials for the 2023 annual meeting available online?
Yes. This proxy statement and the 2022 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Form 10-K”), are available online at www.proxydocs.com/HOOD.
What do I need to do now and who can help answer my questions?
Carefully read and consider the information contained in this proxy statement and vote your shares. If you have questions about the annual meeting, need assistance in voting, or if you desire copies of this proxy statement or proxy cards, you should contact:
Robinhood Investor Relations
by email to: ir@robinhood.com

Questions and Answers about our Proxy Materials and the Annual Meeting	23

Cautionary Note Regarding
Forward-Looking Statements
This proxy statement contains forward-looking statements (as such phrase is used in the federal securities laws), which involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. This proxy statement includes, among others, forward-looking statements relating to our strategic and operational plans, financial outcomes, new product launches, and stockholder engagement plans.
Our forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual future results, performance, or achievements to differ materially from any future results expressed or implied in this proxy statement. Reported results should not be considered an indication of future performance. Factors that contribute to the uncertain nature of our forward-looking statements include, among others: our limited operating experience at our current scale; the difficulty of managing our business effectively, including the size of our workforce and the risk of continued declining or negative growth; the fluctuations in our financial results and key metrics from quarter to quarter; our reliance on transaction-based revenue, including payment for order flow (“PFOF”), and the risk of new regulation or bans on PFOF and similar practices; our exposure to fluctuations in interest rates and rapidly changing interest rate environments; the difficulty of raising additional capital (to provide liquidity needs and support business growth and objectives) on reasonable terms, if at all; the need to maintain capital levels required by regulators and self-regulatory organizations; the risk that we might mishandle the cash, securities, and cryptocurrencies we hold on behalf of customers, and our exposure to liability for processing, operational, or technical errors in clearing functions; the impact of negative publicity on our brand and reputation; the risk that changes in business, economic, or political conditions that impact the global financial markets, or a systemic market event, might harm our business; our dependence on key employees and a skilled workforce; the difficulty of complying with an extensive, complex, and changing regulatory environment and the need to adjust our business model in response to new or modified laws and regulations; the possibility of adverse developments in pending litigation and regulatory investigations; the effects of competition; our need to innovate and invest in new products and services in order to attract and retain customers and deepen their engagement with us in order to maintain growth; our reliance on third parties to perform some key functions and the risk that processing, operational or technological failures could impair the availability or stability of our platform; the risk of cybersecurity incidents, theft, data breaches, and other online attacks; the difficulty of processing customer data in compliance with privacy laws; our need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures; the volatility of cryptocurrency prices and trading volumes; the risk that our platform could be exploited to facilitate illegal payments; and the risk that substantial future sales of Class A common shares in the public market, or the perception that they may occur, could cause the price of our stock to fall.
Because some of these risks and uncertainties cannot be predicted or quantified and some are beyond our control, you should not rely on our forward-looking statements as predictions of future events. More information about potential risks and uncertainties that could affect our business and financial results is included in the section of our Annual Report for the year ended December 31, 2022, titled “Risk Factors” and our other filings with the SEC, which are available on the SEC’s web site at www.sec.gov. Moreover, we operate in a very competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible for us to predict all risks nor identify all uncertainties. The events and circumstances reflected in our forward-looking statements might not be achieved and actual results could differ materially from those projected in the forward-looking statements.
Except as otherwise noted, all forward-looking statements are made as of the date we file this proxy statement and are based on information and estimates available to us at that time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot this future results, performance, or achievements. Except as required by law, Robinhood assumes no obligation to update any of the statements in this proxy statement whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this proxy statement with the understanding that our actual future results, performance, events, and circumstances might be materially different from what we expect.

24	Robinhood 2023 Proxy Statement

Proposal
1

Proposal 1
Election of Directors

Our business and affairs are managed with oversight from our Board. Our Board currently consists of eight directors. The number of directors is set by the Board, subject to the terms of our Charter and Bylaws (together with our Charter, our “Organizational Documents”).
Our Board is currently divided into three classes (Class I, Class II, and Class III) with staggered terms. At this year’s annual meeting, stockholders will vote on the election of Class II directors.
The nominees are introduced on the following pages, along with an overview of the full Board, including qualifications, diversity, and independence. This is followed by detailed information about the nominees and our continuing directors with explanations of how candidates are identified and how stockholders can submit names for consideration as future director nominees.
For more information on our current Board structure and the sunset of our Board classifications, see “Corporate Governance—Board Structure—Classified Board and Sunset.”

REQUIRED VOTE
Each nominee will be elected if he or she receives a majority of votes cast in favor of his or her election, meaning that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee. (A different voting standard would apply if this were a “contested election,” as such term is defined in our Bylaws.)
Stockholders are not entitled to cumulate votes in the election of directors.
Abstentions and broker non-votes will have no effect on the outcome of this proposal.

What is being voted on and why?

You’re being asked to re-elect two of our independent directors who have been nominated by our Board to continue serving until our 2024 annual meeting of stockholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees named below. Proxies received by the Company will be voted “FOR” the election of the nominees named below unless you specify otherwise in the proxy.

26	Robinhood 2023 Proxy Statement

Nominees
As recommended by the NomGov Committee, our Board has nominated each of our current Class II directors for re-election at the annual meeting:

Frances Frei	Meyer Malka
If re-elected, each Nominee will serve as a Class II director until our 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification, or removal from office.
All Nominees have consented to being named in this proxy statement and to serving as directors if elected. If any Nominee is unable to serve or for good cause will not serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the persons named above will be unable or unwilling to stand as a nominee or to serve as a director if elected.
Each Nominee originally joined the Board in the past two years: Professor Frei was elected to the Board in November 2021, and Mr. Malka was elected to the Board in March 2022.
Professor Frei was identified as a potential director by Daversa Partners (“Daversa”), an independent third-party executive search firm, which had been retained by the Company to conduct a director search following our IPO. Daversa identified and provided background information and assessments of qualifications on potential candidates, including Professor Frei. Mr. Malka was identified as a potential director by our NomGov Committee, with input from certain members of management. The NomGov Committee reviewed Professor Frei and Mr. Malka’s background information and qualifications and recommended Professor Frei and Mr. Malka to the Board for appointment to the Board. The Board in each instance met, discussed the NomGov Committee’s recommendation, and appointed Professor Frei and Mr. Malka as directors.

The criteria set forth below, among others identified by the Board from time to time, reflect the traits, characteristics, abilities, and experience that the Board looks for in determining candidates for election to the Board. We believe that each Nominee satisfies the criteria below and possesses:
•the highest ethical character and alignment with the values of the Company;
•relevant expertise and experience, and ability to offer advice and guidance to the CEO and senior management based on that expertise and experience;
•the ability and willingness to devote sufficient time and energy to carrying out director duties effectively; and
•sound business judgment.
The Board will consider recommendations from other directors, stockholders, management, search firms, and others, as it deems appropriate.

Proposal 1 — Election of Directors	27

Board Overview
The following table provides information regarding each of our directors as of April 28, 2023:

Name and Principal Occupation	Age	Director Since	Independent	Committee Membership*
				Audit	NomGov	People	Safety
Frances Frei Professor and Author, Harvard Business School	59	2021		●		CHAIR
Meyer Malka Founder and Managing Partner, Ribbit Capital	48	2022					●
Baiju Bhatt Co-Founder & Chief Creative Officer, Robinhood	38	2013
Paula Loop Retired Partner, PricewaterhouseCoopers LLP	61	2021		CHAIR			●
Jonathan Rubinstein Lead Director, Amazon.com, Inc.	66	2021	LEAD		CHAIR	●
Vladimir Tenev Chair of the Board, Co-Founder, Chief Executive Officer & President, Robinhood	36	2013
Dara Treseder Chief Marketing Officer, Autodesk, Inc.	34	2021			●	●
Robert Zoellick Former Chairman of the Board, AllianceBernstein Holding L.P.	69	2021		●			CHAIR

LEAD	Lead Independent Director	CHAIR	Committee Chair	Audit	Audit Committee	People	People and Compensation Committee
	Independent Director	●	Committee Member	NomGov	Nominating and Corporate Governance Committee	Safety	Safety, Risk and Regulatory Committee
Director Dashboard

Independence	Tenure	Age	Diversity

28	Robinhood 2023 Proxy Statement

Director Skills and Qualifications
Our Board is committed to ensuring that it is composed of directors who collectively possess a balanced mix of skills and qualifications that enable effective oversight of our mission, values, and business priorities. Below are the skills and qualifications that the Board considers to be particularly important to the Company as we continue to execute on our mission and advance our strategic objectives:

5	8
Financial Services and Fintech	Business Operations and Strategy
Sophisticated knowledge of our industries for understanding and reviewing our business and strategy	A practical understanding of developing, implementing, and assessing our operating plan and business strategy

3	4
Finance	Marketing
Financial expertise with experience analyzing financial statements and expertise in financial strategy, accounting, and reporting	Marketing and brand-building capabilities in rapidly changing and customer-facing industries, including new markets, and opportunities for innovation and disruption

6	4
Executive Leadership	Technology Infrastructure
Operating experience as a senior executive leader, shaping strategy, performance, and prioritization	Relevant to the Company as it looks for ways to enhance the customer experience and internal operations and oversee cybersecurity risk

2	4
Regulatory	Risk Management
Sophistication in understanding and navigating the heavily regulated industries in which we operate	Important to the Board’s role in overseeing the risks facing the Company

2	1
Academia/Education	Government and Public Policy
Brings perspective regarding organizational management and academic research relevant to our business and strategy	Demonstrated expertise in navigating the complex political landscape in which we operate

5	3
Human Capital Management	Corporate Governance
Expertise in workforce acquisition, management, and optimization, including compensation practices, that result in the attraction, development, and retention of top candidates with diverse skills and backgrounds
Supports our goals of strong Board and management accountability, transparency, and protection of stockholder interests
Through their varied professional backgrounds and wide-ranging experience, each of our directors provides relevant, complementary skills and expertise that contribute to the Board’s oversight responsibilities. The breadth of their experience and contributions to our Board’s overall expertise in the areas identified by our Board are highlighted above.

Proposal 1 — Election of Directors	29

Board Diversity Policy
The Board is committed to fostering a culture of integrity, inclusion, dignity, and mutual respect and believes in reflecting, in its composition, the wide diversity of the Company’s stockholders, employees, customers, and other stakeholders. The Board seeks to combine the skills and experience of its long-standing Board members with the fresh perspectives, insights, skills, and experiences of new members from different backgrounds. The Board believes that the Company benefits from differences in the skills, regional and industry experience, social and ethnic background, race, gender, and other distinctions between directors such as cognitive and personal strengths. To this end, it is the policy of the Board that when searching for director nominees, the NomGov Committee will include women and individuals from historically underrepresented communities in the candidate pool and will recommend director nominees with individual attributes that contribute to the total diversity of viewpoints, experience, and expertise represented on the Board. The Board and NomGov Committee consider this policy annually during their self-evaluations and when nominating directors for election to the Board, and the NomGov Committee believes that this policy is effective in maintaining the diversity of the Board's composition. The following table presents disclosures (as of April 28, 2023) required by Nasdaq’s listing standards:

Board Size
Total Number of Directors			8
Part I: Gender Identity	Male	Female		Non-Binary	Gender Undisclosed
Number of Directors	5	3
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian	1
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	3	2
Two or More Races or Ethnicities
LGBTQ+	1
Demographic Background Undisclosed

30	Robinhood 2023 Proxy Statement

Director Independence
Our Corporate Governance Guidelines provide that a majority of our directors shall be “independent” as that term is defined by the Nasdaq listing standards, which include the requirement that an independent director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of such director’s independent judgment and independence from management in carrying out the responsibilities of a director. There are no family relationships among any of our directors or executive officers.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, as well as information otherwise obtained by or available to us, our Board has determined that each of Professor Frei, Ms. Loop, Mr. Malka, Mr. Rubinstein, Ms. Treseder, and Mr. Zoellick does not have any relationships that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq listing standards. The Board has also determined, as further described below, that each of these directors is independent under applicable SEC rules and Nasdaq listing standards for service on the various committees of the Board on which they currently or previously served. Mr. Tenev and Mr. Bhatt are not independent (as a result of their employment with the Company). The Board also previously determined that Mr. Sandell, who resigned from the Board effective May 12, 2022, was independent under applicable SEC rules and the Nasdaq listing standards for membership on the Board and on all committees of the Board on which he served prior to his resignation.
In making these determinations regarding the independence of our directors, the Board considered (1) any transactions involving them described in the section below titled “Transactions with Related Persons,” (2) other transactions or relationships between the Company, on the one hand, and other companies at which they serve or served as an executive officer or in another leadership role or held a material ownership interest, on the other hand (for which in all cases the amount involved did not exceed five percent of the recipient entity’s annual gross revenue), and (3) the matters described below (none of which involved professional, advisory, or consulting services). In each case, the Board affirmatively determined that any such arrangements, transactions, or relationships did not, and would not, interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director:
•the relationship between Mr. Malka and entities associated with Ribbit Capital, which held more that 5 percent of the Company’s outstanding common stock at the time of the IPO and continues to hold more than 5 percent of our Class A shares, including the transactions involving entities associated with Ribbit Capital described in the section below titled “Transactions with Related Persons”;
•the relationship between Mr. Sandell (who resigned from the Board in May 2022) and entities associated with New Enterprise Associates (“NEA”), which held more than 10 percent of the Company’s outstanding common stock at the time of the IPO and continued to hold more than 5 percent of our Class A shares until May 2022, including the transactions involving entities associated with NEA described in the section below titled “Transactions with Related Persons”; and
•transactions in the ordinary course of business involving aggregate payments greater than $10,000 to companies for which the following directors or former directors served as a non-employee director at the time of payment: Mr. Rubinstein, Mr. Sandell, and Ms. Treseder (and, in the case of Mr. Sandell, entities associated with NEA also held equity interests in such companies at the time of payment). The amount involved in each of these transactions did not exceed five percent of the recipient entity’s annual gross revenue.

Proposal 1 — Election of Directors	31

Biographical Information: Director Nominees
Set forth below are brief biographical descriptions of our directors. The primary experience, qualifications, attributes, and skills of each of our director nominees and continuing directors that led to the conclusion of the NomGov Committee and the Board that such person should serve as a member of the Board are also described in the following paragraphs.
Class II Directors (Nominated for Re-election at the Annual Meeting)

Professional Highlights
Harvard Business School
Professor of Technology and Operations Management; her research investigates how leaders create the conditions for organizations and individuals to thrive by designing for excellence in strategy, operations, and culture (Since July 1998)
Uber Technologies, Inc., a ride sharing company
Senior Vice President of Leadership and Strategy (June 2017 - February 2018)
Other Public Company Directorships
AltC Acquisition Corp., a special purpose acquisition company (Since July 2021)
Blue Buffalo Pet Products, Inc., a pet food company (December 2014 - April 2018)
Advance Auto Parts, Inc., an automotive parts retailer (December 2009 - April 2013)
Education
Professor Frei holds a Ph.D. in Operations Research from the Wharton School of the University of Pennsylvania, an M.Eng. in Industrial Engineering from Pennsylvania State University, and a B.A. in Computer Mathematics from the University of Pennsylvania.

Frances Frei Independent

Age: 59 Director Since: November 2021 Committees:

Key Skills
Marketing - Marketing and brand-building capabilities in rapidly changing and customer-facing industries, including new markets, and opportunities for innovation and disruption
Risk Management - Important to the Board’s role in overseeing the risks facing the Company
Academia/Education - Brings perspective regarding organizational management and academic research relevant to our business and strategy

Qualifications and Additional Experiences
Professor Frei contributes to the mix of experiences and qualifications the Board seeks to maintain through her academic research and industry experience around leadership and trust and her experience working with high growth organizations. In addition, Professor Frei delivered a widely-viewed TED talk in May 2018 on how to build (and rebuild) trust. She is a co-author of two books, Unleashed: The Unapologetic Leader’s Guide to Empowering Everyone Around You (June 2020) and Uncommon Service: How to Win by Putting Customers at the Core of Your Business (2012). She also co-founded The Leadership Consortium LLC, a leadership development program, and since September 2018 she has provided corporate strategy and leadership consulting through The Morriss Group, LLC. As a result of her experience, Professor Frei brings to our Board a deep understanding of organizational management, risk oversight, and insight into innovative developments that affect our business.

Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory	Committee Chair

32	Robinhood 2023 Proxy Statement

Professional Highlights
Ribbit Capital, a venture capital firm focused on investing in innovative companies in the financial services sector
Founder and Managing Partner (Since May 2012)
Bling Nation Ltd., a mobile payments company, which later evolved into Lemon Inc., a mobile wallet company that was acquired in 2013
Co-Founder and Co-Chief Executive Officer (2008 – 2011)
Banco Lemon, a Brazilian retail bank serving the underbanked population, which went on to become one of the largest private microfinance institutions in Brazil, until its acquisition in 2009 by Banco do Brasil S.A., Latin America’s largest bank
Co-Founder (2003)
Patagon.com, Inc., an online brokerage, which became Latin America’s first comprehensive internet-based financial services portal and dealer until its acquisition in March 2000 by Banco Santander, S.A.
Founder (1998)
Heptagon Group, a securities and investment broker-dealer
Co-Founder (1991)
Other Public Company Directorships
Ribbit LEAP, Ltd., a special purpose acquisition company (September 2020 - August 2022)
MercadoLibre, Inc., an online marketplace (March 2013 - April 2021)
Education
Mr. Malka holds a degree in economics from the Universidad Católica Andrés Bello.

Meyer Malka Independent

Age: 48 Director Since: March 2022 Committees:

Key Skills
Marketing - Marketing and brand building capabilities in rapidly changing and customer-facing industries, including new markets, and opportunities for innovation and disruption
Finance - Financial expertise with experience analyzing financial statements and expertise in financial strategy, accounting, and reporting
Technology Infrastructure - Relevant to the Company as it looks for ways to enhance the customer experience and internal operations and oversee cybersecurity risk

Qualifications and Additional Experiences
Mr. Malka contributes to the mix of experience and qualifications the Board seeks to maintain through his extensive experience in the financial and technology sectors. In addition, Mr. Malka has more than 25 years of experience building and investing in technology and financial services across the U.S., Europe, and Latin America. Mr. Malka currently serves on the boards of several private companies as well. As a result of his experience, Mr. Malka brings to our Board a deep understanding of the particular industry and technology sectors in which we operate and valuable insight into marketing and branding our products.

Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory	Committee Chair

Proposal 1 — Election of Directors	33

Biographical Information: Continuing Directors
Class I Directors (current term ends in 2024)

Professional Highlights
PricewaterhouseCoopers LLP (“PwC”), one of the “Big Four” accounting firms
Partner, a position from which she retired in June 2021
Other Public Company Directorships
Fastly, Inc., a cloud computing services provider (Since July 2021)
APi Group Corporation, a construction engineering company (Since March 2022)
Education
Ms. Loop is a Certified Public Accountant and holds a B.S. in Business Administration from the University of California, Berkeley.

Paula Loop Independent Age: 61 Director Since: June 2021 Committees:

Key Skills
Finance - Financial expertise with experience analyzing financial statements and expertise in financial strategy, accounting, and reporting
Risk Management - Important to the Board’s role in overseeing the risks facing the Company
Corporate Governance - Supports our goals of strong Board and management accountability, transparency, and protection of stockholder interests

Qualifications and Additional Experiences
Ms. Loop contributes to the mix of experiences and qualifications the Board seeks to maintain through her extensive experience in corporate governance, technical accounting, and SEC financial reporting matters. In addition, over the course of a more than 30-year career with PwC, Ms. Loop served as the leader of PwC’s Governance Insights Center, from 2016 to 2021, where she led all of PwC’s governance education programs, as PwC’s New York Metro Regional Assurance Leader from 2012 to 2016, and as PwC’s U.S. and Global Talent Leader from 2010 to 2012. Ms. Loop was a member of PwC’s Board of Partners from June 2017 to June 2021, including on the firm’s Governance, Risk & Quality, and Executive Compensation Committees. Beginning in December 2019, Ms. Loop served on the board of the Value Reporting Foundation, which oversaw efforts by the Sustainability Accounting Standards Board to establish industry-specific disclosure standards across a range of ESG topics until it consolidated into the IFRS Foundation in August 2022, and from 2018 to 2021 she served as advisory board chair at the NYU Stern Center for Sustainable Business. Ms. Loop brings to our Board extensive experience in a wide range of financial and accounting matters and a solid understanding of corporate governance, risk management and stockholder interests.

Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory	Committee Chair

34	Robinhood 2023 Proxy Statement

Professional Highlights
Autodesk, Inc., a provider of 3D design, engineering, and entertainment software and services
Chief Marketing Officer, where she is responsible for marketing strategy globally and oversees worldwide marketing, brand and communications, global demand generation, and education business teams (Since October 2022)
Peloton Interactive, Inc., an interactive fitness platform
Senior Vice President, Head of Global Marketing & Communications, where she set strategy and goals for Peloton’s marketing efforts to build its brand and drive growth and international expansion (August 2020 - September 2022)
Carbon, Inc., a 3D printing technology company
Chief Marketing and Communications Officer (December 2018 - August 2020)
GE Business Innovations and GE Ventures, which commercialized GE’s intellectual property
Chief Marketing Officer (July 2017 - December 2018)
Apple Inc., a consumer electronics company
Global Head of Demand Generation, Filemaker, and other various positions (June 2014 - July 2017)
Goldman Sachs & Co, an investment banking firm
FINRA-registered position (August 2010 - August 2012)
Other Public Company Directorships
PG&E Corporation, a natural gas and electric utility (July 2020 - October 2021)
Education
Ms. Treseder holds an M.B.A. from Stanford University Graduate School of Business and an A.B. from Harvard University.

Dara Treseder Independent Age: 34 Director Since: November 2021 Committees:

Key Skills
Marketing - Marketing and brand-building capabilities in rapidly changing and customer-facing industries, including new markets, and opportunities for innovation and disruption
Executive Leadership - Operating experience as a senior executive leader, shaping strategy, performance, and prioritization
Business Operations and Strategy - A practical understanding of developing, implementing, and assessing our operating plan and business strategy

Qualifications and Additional Experiences
Ms. Treseder contributes to the mix of experiences and qualifications the Board seeks to maintain through her experience in marketing and communications. In addition, Ms. Treseder currently serves on the board of directors of the Public Health Institute, a non-profit organization, which she joined in 2017. Ms. Treseder brings to our Board extensive experience with and a keen understanding of the marketing strategies and global brands which impact our business.

Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory	Committee Chair

Proposal 1 — Election of Directors	35

Professional Highlights
Belfer Center for Science and International Affairs at Harvard University
Senior Fellow (Since July 2012)
Brunswick Group, a strategic advisory firm
Senior Counselor (Since May 2017)
Public Sector Posts
•President of the World Bank (July 2007 - June 2012)
•Deputy Secretary of State (February 2005 - June 2006)
•U.S. Trade Representative (February 2001 - February 2005)
•Deputy Chief of Staff at the White House (August 1992 - January 1993)
•Undersecretary of State (February 1989 - August 1992)
•Counselor to Secretary James Baker while working in the Department of the Treasury (1985 – 1988)
AllianceBernstein Holding L.P., a global asset management firm
Non-executive board chairman (May 2017 - April 2019)
Laureate Education, Inc.
Member of the board (December 2013 - December 2017)
Senior posts at:
Goldman Sachs & Co., an investment banking firm
The Federal National Mortgage Association (commonly known as Fannie Mae), a federally sponsored mortgage securitization company
U.S. Naval Academy, a distinguished college for military officers
Other Public Company Directorships
Twitter, Inc., a microblogging service (July 2018 - May 2022)
Education
Mr. Zoellick holds a J.D. from Harvard Law School, an M.P.P. from Harvard’s John F. Kennedy School of Government, and a B.A. from Swarthmore College.

Robert Zoellick Independent Age: 69 Director Since: May 2021 Committees:

Key Skills
Regulatory - Sophistication in understanding and navigating the heavily regulated industries in which we operate
Academia/Education - Brings perspective regarding organizational management and academic research relevant to our business and strategy
Government and Public Policy - Demonstrated expertise in navigating the complex political landscape in which we operate

Qualifications and Additional Experiences
Mr. Zoellick contributes to the mix of experiences and qualifications the Board seeks to maintain through his perspectives and extensive experience he brings from serving in the government and in the private and public sectors. In addition, Mr. Zoellick is the author of America in the World: A History of U.S. Diplomacy and Foreign Policy (2020). Mr. Zoellick is currently on the boards of Temasek Holdings (Private) Limited, a sovereign wealth fund in Singapore, where he has served since August 2013. Currently, he also chairs the International Advisory Council of Standard Chartered Bank, a banking and financial services company, and serves on the Strategic Council of Swiss Re, a reinsurance company. He is a member of the boards of several non-profit organizations, including the Carnegie Endowment for International Peace, the Peterson Institute for International Economics, and the Wildlife Conservation Society. As a result of his experience, Mr. Zoellick brings to our Board sophistication in understanding and navigating the heavily regulated industries in which we operate.

Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory	Committee Chair

36	Robinhood 2023 Proxy Statement

Class III Directors (current term ends in 2024)

Baiju Bhatt Age: 38 Director Since: November 2013
Professional Highlights
Robinhood
•Co-Founder (March 2013)
•Chief Creative Officer (Since March 2021)
•Co-CEO and Co-President, alongside Mr. Tenev (November 2013 - November 2020)
Education
Mr. Bhatt holds a M.S. in Mathematics and a B.S. in Physics from Stanford University.

Key Skills
Marketing - Marketing and brand-building capabilities in rapidly changing and customer-facing industries, including new markets, and opportunities for innovation and disruption
Financial Services and Fintech - Sophisticated knowledge of our industries for understanding and reviewing our business and strategy
Technology Infrastructure - Relevant to the Company as it looks for ways to enhance the customer experience and internal operations and oversee cybersecurity risk

Qualifications and Additional Experiences
Mr. Bhatt co-founded Robinhood with Mr. Tenev in 2013 with a mission to democratize finance for all. He has over a decade of experience in financial services as a co-founder with Mr. Tenev. As our Co-Founder, Chief Creative Officer and former Co-CEO of the Company, and as a result of his experience in the financial industry, Mr. Bhatt brings to our Board a strong vision for the Company’s products and business plans; historical and institutional knowledge about the Company, its leadership, and culture; and a keen understanding of strategies, values, and challenges that impact our business and customers.

Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory	Committee Chair

Proposal 1 — Election of Directors	37

Professional Highlights
Robinhood
Lead Independent Director (Since May 2021)
Amazon.com, Inc., an e-commerce company
Lead Director (Since September 2017)
Director (Since December 2010)
Senior Roles at:
Apple Inc., a consumer electronics company, where he played a key role in developing the iPod as General Manager of the iPod Division from 2002 to 2006 (February 1997 - April 2006)
Bridgewater Associates, an investment management firm (March 2016 - March 2017)
Hewlett-Packard Co., an information technology company (July 2010 - January 2012)
Palm, Inc., a smartphone manufacturer (June 2009 - July 2010, when it was acquired by
Hewlett-Packard)
Other Public Company Directorships
Qualcomm Incorporated, a semiconductor company (May 2013 - May 2016)
Palm, Inc., a smartphone manufacturer (October 2007 - July 2010)
Education
Mr. Rubinstein holds an M.S. in computer science from Colorado State University, an M.Eng. in electrical engineering from Cornell University, and a B.S. from Cornell University.

Jonathan Rubinstein Independent

Age: 66 Director Since: May 2021 Committees:

Key Skills
Executive Leadership - Operating experience as a senior executive leader, shaping strategy, performance, and prioritization
Technology Infrastructure - Relevant to the Company as it looks for ways to enhance the customer experience and internal operations and oversee cybersecurity risk
Business Operations and Strategy - A practical understanding of developing, implementing, and assessing our operating plan and business strategy

Qualifications and Additional Experiences
Mr. Rubinstein contributes to the mix of experiences and qualifications the Board seeks to maintain through his experience as a senior leader in high profile technology companies and his experience serving on other public company boards, including as a Lead Director. In addition, Mr. Rubinstein has served as a Senior Advisor at PDT Partners, an asset management firm, since September 2017. He is also a member of the National Academy of Engineering and a senior member of the Institute of Electrical and Electronics Engineers. As a result of his experiences, Mr. Rubinstein brings to our Board a deep understanding of the risks and opportunities involved in the development of strategies and diverse businesses, practical knowledge of executive management, and extensive insight into technological developments that affect our business, including customer experience and cybersecurity matters.

Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory	Committee Chair

38	Robinhood 2023 Proxy Statement

Vladimir Tenev Age: 36 Director Since: November 2013
Professional Highlights
Robinhood
•Co-Founder (March 2013)
•CEO and President (Since November 2020)
•Chair of the Board (Since March 2021)
•Co-CEO and Co-President, alongside Mr. Bhatt (November 2013 - November 2020)
Education
Mr. Tenev holds an M.S. in Mathematics from the University of California, Los Angeles and a B.S. in Mathematics from Stanford University.

Key Skills
Regulatory - Sophistication in understanding and navigating the heavily regulated industries in which we operate

Human Capital Management - Expertise in workforce acquisition, management, and optimization, including compensation practices, that result in the attraction, development, and retention of top candidates with diverse skills and backgrounds

Business Operations and Strategy - A practical understanding of developing, implementing, and assessing our operating plan and business strategy

Qualifications and Additional Experiences
Mr. Tenev co-founded Robinhood with Mr. Bhatt in 2013 with a mission to democratize finance for all. He has over a decade of experience in financial services as a co-founder with Mr. Bhatt. As our Co-Founder and Chief Executive Officer, and as a result of his experience in the financial industry, Mr. Tenev brings to our Board a strong vision for the Company’s products and business plans; historical and institutional knowledge about the Company, its leadership, and culture; and a keen understanding of strategies, values, and challenges that impact our business and customers.

Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory	Committee Chair

Proposal 1 — Election of Directors	39

Procedures if a Nominee is Not Re-Elected
All of our director nominees are currently incumbent directors. Our Bylaws provide that if any incumbent director nominee is not re-elected (i.e., receives 50 percent or less of the votes cast “FOR” with respect to his or her election) and no successor is elected at the meeting, that incumbent director must promptly tender his or her irrevocable resignation to the Board, with such resignation to be effective if and when it is accepted by the Board.
In that case, our Bylaws provide that the NomGov Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken, and that the Board shall act on the tendered resignation, taking into account the NomGov Committee’s recommendation. The NomGov Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her irrevocable resignation shall not participate in the recommendation of the NomGov Committee or the decision of the Board with respect to his or her irrevocable resignation. If such incumbent director’s irrevocable resignation is not accepted by the Board, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.
If a director’s irrevocable resignation is accepted by the Board pursuant to the Bylaws, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.
Consideration of Director Candidates
The NomGov Committee continues to actively engage in searching for, identifying, evaluating, and assisting in recruiting a diverse pool of individuals qualified to become Board members.

Align on Candidate Criteria	Source Candidate Pool	Interview and Recruit	Recommend and Approve

•Recommend to Board the criteria for selection of directors •Consider Board’s needs and skills •Consider integrity and experience criteria •Consider diversity policy and diversity requirements	•Independent Directors •Management team •Outside search firm •Stockholders, if recommendation submitted (per NomGov Committee charter)
•Candidates meet with NomGov Committee members and other members of the Board
•Summary candidate bios sent prior to each interview
•Interviewers focus on fit with current Board and deep dive on specific focus areas
•NomGov Committee recommends selected candidates for appointment to the Board •Full Board reviews and formally appoints candidates

In considering director candidates, whether submitted by management, current Board members, stockholders, or other persons, the NomGov Committee will consider the qualifications and suitability of the candidate.
The NomGov Committee believes that the minimum qualifications for service as a director of the Company are that a nominee possess and exhibit:
•highest ethical character and alignment with the values of the Company;
•relevant expertise and experience, and ability to offer advice and guidance to the CEO and senior management based on that expertise and experience;
•the ability and willingness to devote sufficient time and energy to carrying out director duties effectively; and
•sound business judgment.
The NomGov Committee also takes into account, as applicable:
•the satisfaction of any independence requirements imposed by any applicable laws, regulations, or rules and the Company’s Corporate Governance Guidelines; and
•the effect that potential candidates would have on Board diversity.

40	Robinhood 2023 Proxy Statement

In connection with the NomGov Committee’s consideration of a potential director candidate, the NomGov Committee may also collect and review publicly available information regarding the person to assess the suitability of the candidate and determine whether the person should be considered further. If the NomGov Committee determines that the candidate warrants further consideration, the chair or another member of the NomGov Committee may contact the candidate. Generally, if the candidate expresses a willingness to be considered and to serve on the Board, the NomGov Committee may request information from the candidate, review his or her accomplishments and qualifications, and conduct one or more interviews with the candidate and members of the NomGov Committee or other Board members. The NomGov Committee may consider all this information in light of information regarding other candidates that the NomGov Committee is evaluating for membership on the Board. In certain instances, NomGov Committee members or other Board members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have firsthand knowledge of the candidate’s accomplishments.
Stockholder Recommendations for Director Nominations
The NomGov Committee will consider director candidates recommended by stockholders. With regard to a candidate recommended by a stockholder, the NomGov Committee may also consider the number of shares held by the recommending stockholder and the length of time that such shares have been held.
To have a candidate considered by the NomGov Committee, a stockholder must submit the recommendation in writing and must include the following information:
•The name of the stockholder and evidence of the stockholder’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and
•The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company, and the candidate’s consent to be named as a director if selected by the NomGov Committee and nominated by the Board.
The NomGov Committee may require additional information as it deems reasonably required to determine the eligibility of the recommended director candidate to serve as a member of the Board.
The stockholder recommendation and information described above must be sent to the chair of the NomGov Committee in care of the Corporate Secretary at Robinhood Markets, Inc., 85 Willow Road, Menlo Park, CA 94025. For a candidate to be considered by the NomGov Committee for nomination to the Board at an upcoming annual meeting, a stockholder recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.
The NomGov Committee’s evaluation process does not vary based on the source of a recommendation of a candidate, although, as stated above, in the case of a candidate recommended by a stockholder, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Proposal 1 — Election of Directors	41

Corporate Governance

Corporate
Governance

Our Charter, which provides for dual class stock and a classified board as described below, was approved in March 2021 by the pre-IPO Board and by pre-IPO stockholders and took effect immediately prior to the completion of the IPO on August 2, 2021. As discussed below, our classified board will automatically sunset at our 2024 annual meeting and our dual class stock will automatically sunset 15 years after the IPO.
Stockholder Structure
Dual Class Stock
Our Charter provides for two classes of voting common stock: Class A with one vote per share and Class B with ten votes per share. Class A is publicly traded on Nasdaq; Class B is privately held by our Founders and their related entities (including estate planning vehicles). The holders of our Class A shares and Class B shares vote together as a single class on all matters submitted to a stockholder vote, unless otherwise required by our Charter or applicable law. They will vote together as a single class on all proposals at the annual meeting. Class B shares are convertible into Class A shares on a one-for-one basis, and, if not earlier converted, all Class B shares will automatically convert into Class A shares on August 2, 2036, which is the fifteenth anniversary of our IPO closing date. For further information regarding our classes of stock, see “Description of Robinhood Securities Registered Under Section 12 of the Exchange Act” included as Exhibit 4.3 to our 2022 Form 10-K.
Founders’ Voting Agreement
Our Founders and some of their related entities have entered into a voting agreement, as described in more detail under “Other Matters—Voting Agreements” elsewhere in this proxy statement. The parties to that agreement have agreed, among other things, (a) to vote all

What is corporate governance?

Corporate governance is the system by which companies are directed and controlled, with ultimate oversight by the board of directors. The CEO reports to the board, and board members are responsible to stockholders through the voting process.

of their shares of common stock in favor of the election of each Founder to, and against the removal of each Founder from, our Board and (b) to vote together in the election of other directors generally, subject to deferring to the decision of the NomGov Committee in the event of any disagreement between the Founders. As of the annual meeting record date, parties to this agreement control approximately 62 percent of the total outstanding voting power of our common stock. Therefore, the Founders will be able to determine the outcome of the election of directors and, if the Founders vote together on other matters, to determine the outcome of all other matters submitted to a vote at the annual meeting.
Board Structure
Classified Board and Sunset
Our Charter provides for our Board to be divided into three classes (Class I, Class II, and Class III). Our directors are divided among the three classes as follows:

the Class I directors are Paula Loop, Dara Treseder, and Robert Zoellick, and their terms will expire at the 2024 annual meeting of stockholders;
the Class II directors are Frances Frei and Meyer Malka, and their current terms will expire at this year’s annual meeting at which stockholders will be voting to re-elect them to hold office until the 2024 annual meeting of stockholders; and
the Class III directors are Baiju Bhatt, Jonathan Rubinstein, and Vladimir Tenev, and their terms will expire at the 2024 annual meeting of stockholders.
Our Charter provides that the first term of office of the Class I directors expired at the 2022 annual meeting and each Class I director was re-elected at the 2022 annual meeting for a term of office to expire at the 2024 annual meeting. The first term of office of the Class II directors expires at this annual meeting of stockholders, and if re-elected at such annual meeting, the Class II directors’ term of office will expire at the 2024 annual meeting. The first term of office of the Class III directors expires at the 2024 annual meeting of stockholders. Commencing with the 2024 annual meeting of stockholders and at all subsequent annual meetings of stockholders, our Board will be fully declassified so that at and after such meeting, all directors will be elected for one-year terms and will be up for election at each successive annual meeting.

43

Board Leadership Structure
Our Co-Founder and CEO, Vladimir Tenev, also serves as the Chair of our Board. Our Board believes his leadership and commitment to advancing our mission are important to achieving our strategic growth objectives. The Board believes that the Company and our stockholders benefit from Mr. Tenev’s deep understanding of our business and culture, as well as his detailed and in-depth knowledge of the issues, opportunities, and challenges facing the company and its business. Mr. Tenev’s combined role enables strong leadership and strategic vision, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. At the same time, we have assembled a highly qualified group of independent directors with a diversity of perspectives and expertise to provide oversight and guidance to our management team.
Our Corporate Governance Guidelines provide that one of our independent directors will serve as the Lead Independent Director at any time when the chair of our Board is a member of management or is otherwise not independent, and our independent directors have elected Jonathan Rubinstein to serve as our Lead Independent Director. As Lead Independent Director, Mr. Rubinstein, among other things:

•Presides over all meetings of the Board at which the Chair is not present, including any executive sessions of the independent directors;
•Consults with the Chair to determine and approve schedules and agendas for the meetings of our Board;
•Acts as liaison between the Chair and the independent directors and between our management and the independent directors;
•May call special meetings of the Board in accordance with our Bylaws; and
•Along with the Chair, serves as a point person for stockholders wishing to communicate with the Board.
Our Board believes that a leadership structure with a strong and empowered Lead Independent Director provides effective independent oversight of management and an important independent leadership voice in the boardroom and beyond to partner with and challenge management when necessary to ensure strong accountability to our stockholders. Our Board’s independent directors also provide strong independent leadership for each of our standing committees. We believe that our current leadership structure, together with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our stockholders.
See “Oversight of Risk Management” on pages 52-54 for additional information regarding our Board’s role in risk oversight.

44	Robinhood 2023 Proxy Statement

Committees of the Board

The Board has four standing committees, all of which were formed effective August 2, 2021, concurrently with the closing of our IPO:

Audit	The Audit Committee;
NomGov	The Nominating and Corporate Governance Committee;
People	The People and Compensation Committee; and
Safety	The Safety, Risk and Regulatory Committee.

What are "standing" committees and why is there a new Board committee this year?

"Standing" committees are Board committees that are anticipated to be around on a long-term basis. Other, ad-hoc committees may be created by the Board to fulfill certain purposes and may only exist for a short period of time.

The current chair and members of each standing committee are listed below, along with the number of times each committee met during 2022:

Standing Committees
Name			Audit	Nominating and Corporate Governance	People and Compensation	Safety, Risk and Regulatory
Frances Frei			●		CHAIR
Paula Loop			CHAIR			●
Meyer Malka						●
Jonathan Rubinstein				CHAIR	●
Dara Treseder				●	●
Robert Zoellick			●			CHAIR
2022 Meetings			10	5	6	4
● Member	CHAIR	Chair
In 2022, our Board also formed a Demand Review Committee, a special, non-standing committee of the Board composed of independent directors to review a stockholder litigation demand that we received.

Corporate Governance	45

Audit Committee

Members
	Paula Loop (Chair)	Frances Frei	Robert Zoellick

Meetings in 2022: 10 The Board has determined that each member of the Audit Committee is an independent director within the meaning of applicable SEC rules and Nasdaq listing standards.

Principal Responsibilities
Under its charter, the Audit Committee’s responsibilities include oversight of, among other matters:
•The qualifications, independence, and performance of the independent registered public accounting firm
•The performance of the Internal Audit function
•The integrity of the Company’s financial statements and its accounting and financial reporting processes
•The effectiveness of the Company’s internal control over financial reporting
•The Company’s processes and procedures relating to assessment and management of financial, disclosure, and reporting risks
•Related person transactions
The Board has determined that each of Ms. Loop and Mr. Zoellick qualifies as an “audit committee financial expert” within the meaning of SEC rules and a financially sophisticated audit committee member pursuant to Nasdaq listing standards. Each member of our audit committee can read and understand fundamental consolidated financial statements, in accordance with applicable requirements, and no member of the Audit Committee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

Recent Key Areas of Focus
•Reviewed annual and quarterly financial reports, including critical audit matters, and earnings releases
•Oversaw compliance with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act with respect to management’s report on the effectiveness of our internal control over financial reporting and our independent registered public accounting firm’s attestation as to the effectiveness of our internal control over financial reporting (we were not required to comply fully with such rules until our second Annual Report on Form 10-K, which we filed in February 2023)
•Reviewed updates to the Company’s cryptocurrency accounting
•Reviewed reports from the independent registered public accounting firm and Internal Audit function
•Reviewed and recommended to the Board revisions to the Audit Committee charter
•Obtained and discussed results of the Audit Committee’s annual performance assessment
•Met periodically with management, the Head of Internal Audit, and the independent registered public accounting firm in separate executive sessions
•Received updates on whistleblower reports within the Committee’s scope of review
•Reviewed related person transaction matters

The Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter is available on the Corporate Governance section of the Company’s Investor Relations website at investors.robinhood.com/governance.

46	Robinhood 2023 Proxy Statement

Nominating and Corporate Governance Committee

Members
	Jonathan Rubinstein (Chair)	Dara Treseder

Meetings in 2022: 5 The Board has determined that each member of the NomGov Committee is an independent director within the meaning of applicable SEC rules and Nasdaq listing standards.

Principal Responsibilities
Under its charter, the NomGov Committee’s responsibilities include, among other matters:
•Recommending to the Board candidates for director to be nominated by our Board and submitted to a stockholder vote at the annual meeting of stockholders
•Recommending to the Board (i) the criteria for selection of directors and (ii) strategies for Board refreshment and director succession planning
•Making recommendations to our Board with respect to director independence, including overseeing our Board’s annual evaluation of the independence of each director
•Overseeing the annual self-assessment of our Board and its committees, overseeing periodic assessments of the individual directors, and reviewing the results of all such assessments
•Overseeing management’s strategy and reporting efforts with respect to ESG matters, including general oversight of (i) any ESG, corporate social responsibility, or sustainability report, (ii) ESG ratings of the Company, and (iii) environmental and governance risks facing the Company
•Recommending to our Board corporate governance principles applicable to the Company, and annually reviewing and making appropriate recommendations to our Board for revisions to our Corporate Governance Guidelines
•Advising our Board on other Board composition and corporate governance matters, including recommendations to our Board with respect to our Board size and the structure and composition of our Board committee

Recent Key Areas of Focus
•Oversaw the Board’s recruitment processes
•Reviewed Board member independence and qualifications to serve on committees
•Oversaw and received quarterly updates with respect to the Company’s ESG strategy and reporting efforts, including the upcoming publication of the Company’s 2022 ESG Report and reviewing the Company’s ESG ratings
•Oversaw stockholder engagement, including the fall/winter ESG-focused stockholder engagement program
•Oversaw the first annual evaluation process for the Board and its committees and discussed action items to address the results of those evaluations
•Obtained and discussed results of the NomGov Committee’s annual performance assessment
•Reviewed and recommended to the Board revisions to the Corporate Governance Guidelines and NomGov Committee Charter
•Recommended to the Board revisions to the Bylaws in connection with the new SEC rules regarding the use of “universal proxy cards” and certain recent changes to the Delaware General Corporation Law

The NomGov Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter is available on the Corporate Governance section of the Company’s Investor Relations website at investors.robinhood.com/governance.

Corporate Governance	47

People and Compensation Committee

Members
	Frances Frei (Chair)	Jonathan Rubinstein	Dara Treseder

Meetings in 2022: 6 The Board has determined that each member of the People Committee is an independent director within the meaning of applicable SEC rules and Nasdaq listing standards.

Principal Responsibilities
Under its charter, the People Committee’s responsibilities include, among other matters:
•Evaluating, reviewing, approving, and/or recommending executive officer and director compensation arrangements, plans, policies, and programs maintained by the Company
•Administering the Company’s executive bonus plans or programs and equity-based compensation plans
•Providing oversight of the Company’s other compensation policies and plans and overall compensation philosophy
•Providing oversight of the Company’s HCM and related policies, strategies, and initiatives
•At least annually reviewing management’s assessment of major risk exposures associated with our compensation programs, policies, and practices and the mitigation thereof
•Reviewing and discussing with management the Company’s Compensation Discussion and Analysis (“CD&A”) and, based on such discussion, making a recommendation to the Board on whether the CD&A should be included in the Company’s proxy statement and/or Annual Report on Form 10-K
•Approves the People and Compensation Committee Report for inclusion in the Company’s proxy statement and/or Annual Report on Form 10-K
The People Committee may delegate any of its authorities or responsibilities to one or more subcommittees of one or more members of the People Committee or committees of other individuals as the People Committee deems appropriate as set forth in its charter.

Recent Key Areas of Focus
•Oversaw compensation matters, including the Company’s benefits and compensation programs, compensation strategy and philosophy, and compensation risk assessment
•Oversaw employee survey results
•Oversaw the Company’s executive retention strategy
•Reviewed upcoming proxy disclosure requirements applicable to the Company, including, among others, pay versus performance and CEO pay ratio
•Reviewed and approved the individual and corporate goals and objectives applicable to the compensation of the CEO and evaluated the CEO’s performance in light of those goals and objectives
•Reviewed and recommended to the Board revisions to the People Committee charter
•Obtained and discussed results of the People Committee’s annual performance assessment

The People Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter is available on the Corporate Governance section of the Company’s Investor Relations website at investors.robinhood.com/governance.

48	Robinhood 2023 Proxy Statement

Safety, Risk and Regulatory Committee

Members
	Robert Zoellick (Chair)	Paula Loop	Meyer Malka

Meetings in 2022: 4 The Board has determined that each member of the Safety Committee is an independent director within the meaning of applicable SEC rules and Nasdaq listing standards.

Principal Responsibilities
Under its charter, the Safety Committee’s responsibilities include, among other matters:
•Reviewing and discussing with management our significant financial, strategic, operational, and compliance risk exposures, trends in our major risk concentrations, and the steps management has taken to assess, monitor, and manage such risk exposures, trends, and concentrations
•Reviewing on a periodic basis our enterprise risk management process, and the measures implemented by management to help identify, assess, manage, monitor, and mitigate material risks
•Reviewing management’s exercise of its responsibility to identify, assess, manage, monitor, and mitigate material risks not allocated to the Board or another committee, which may include, for example, cybersecurity and data privacy and liquidity and capital adequacy
•Periodically reviewing our enterprise-wide compliance program and its financial crimes framework policies, including reports from management regarding overall effectiveness of and ongoing enhancements to, those programs and policies, as appropriate
•Reviewing and discussing compliance risks, the level of compliance risk, management actions on significant compliance matters and reports concerning our compliance with applicable laws and regulations

Recent Key Areas of Focus
•Oversaw the Company’s security and privacy measures, including cybersecurity, and safety goals
•Reviewed, on a quarterly basis, the Company’s top risks, including efforts to manage such risks
•Reviewed the Company’s enterprise risk management program
•Reviewed the Company’s enterprise-wide compliance program
•Recommended to the Board revisions to the Company’s Confidential Information and Insider Trading Policy
•Reviewed and recommended to the Board revisions to the Safety Committee charter
•Obtained and discussed results of the Safety Committee’s annual performance assessment
•Reviewed the Company’s Code of Conduct

The Safety Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter is available on the Corporate Governance section of the Company’s Investor Relations website at investors.robinhood.com/governance.

Corporate Governance	49

Director Engagement
Meetings of the Board and Director Attendance
Overall Attendance at Board and Committee Meetings
During 2022, the Board held five meetings and its standing committees held 25 meetings. During 2022, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and of the committees on which he or she served or held during the portion of the year for which he or she was a director or committee member.
Executive Sessions
Independent directors of our Board meet in regularly scheduled sessions without management. The Lead Independent Director chairs the executive sessions of the independent directors, who meet periodically (and at least twice annually) during regularly scheduled meetings.

What are executive sessions?

These are closed meetings that only our independent directors attend. The purpose is for these directors to meet privately, without management, to encourage and enhance communication among independent directors and to discuss any potentially sensitive matters.

Policy for Director Attendance at Annual Meetings of Stockholders
It is the Company’s policy that directors are invited and encouraged to attend the annual meeting of stockholders. Seven of our directors on the Board at such time attended the 2022 annual meeting.
Director Education and Orientation Program
The Company provides an orientation and continuing education process for Board members to enable them to stay current on developments related to their Board and committee service. Educational opportunities may include seminars, presentations, relevant materials, meetings with key management, and/or visits to Company facilities. The NomGov Committee is responsible for reviewing the Company’s programs relating to director orientation and continuing education from time to time.

New Director Orientation	As new directors join the Board, the Company provides a high-touch, customizable orientation and onboarding experience. At the end of their orientation, new directors should: know key information about Robinhood’s business, vision, strategy, leaders, and organization; feel excited about joining the Board, welcomed, and supported as a new director, and well-informed about their responsibilities and duties as directors; and have access to resources, information, and contacts that will enable them to be effective in their role.
Continuing Education	The Company provides quarterly updates on continuing education opportunities and will reimburse Board members for the cost of any programs Board members attend.
Beyond the Boardroom	Throughout their service, our directors have discussions with each other and senior leadership of the Company outside of regularly scheduled Board and committee meetings in order to share ideas and perspectives, build relationships, and gain a deeper understanding of the Company’s business.

50	Robinhood 2023 Proxy Statement

Board and Committee Performance Assessments
Under our Corporate Governance Guidelines, our Board and each standing committee is required to conduct an annual performance assessment. These assessments are intended to facilitate an examination and discussion by the Board and each such committee of, among other matters, its effectiveness as a group in fulfilling its charter requirements and other responsibilities, its performance, and opportunities for improvement. The NomGov Committee oversees the format and framework for each annual assessment and utilizes the results of the assessment process in recommending the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to its various committees. In connection with these performance assessments in 2022, the Board, upon recommendation from each respective committee, amended each standing committee’s charters.

Determine format	Conduct assessment	Review feedback	Respond to director input

The formal performance assessment may be in the form of written or oral questionnaires administered by Board members, management, or third parties. Each year, our NomGov Committee discusses and considers the appropriate approach and approves the form and framework of the assessment.

Members of our Board
and each of our Board committees participate in the formal assessment process, responding to questions designed to elicit information to be used in improving Board and committee effectiveness.
Director feedback solicited from the formal assessment process is discussed during Board and committee meetings and, where appropriate, addressed with the Board, committees, or management.
In response to feedback, our Board and committees work with management to take concrete steps to improve policies, processes, and procedures to further Board and committee effectiveness. In connection with these performance assessments in 2022 the Board, upon recommendation from each respective committee, amended each standing committee’s charters.

Lead Independent Director
In addition to the formal annual Board and committee performance assessment process, our Lead Independent Director speaks with each Board member at least quarterly and receives input regarding Board and committee practices and management oversight.
Throughout the year, directors also have the opportunity to provide input directly to committee chairs and to management.

Our Board and our Board committees continuously assess their own effectiveness throughout the year.

Corporate Governance	51

CEO Evaluation
Our People Committee is responsible for annually reviewing the performance of our CEO. The People Committee initiated the evaluation process at the end of 2022 by discussing areas of focus with our Lead Independent Director, including our CEO’s development of Robinhood’s vision and strategy and his communication of the vision, execution against strategy, and leadership and team-building, with respect to both the executive team and the Board. Once these key areas were identified, our Lead Independent Director met with each director as well as with senior executives where he solicited confidential feedback on those areas of focus. Our Lead Independent Director also met with our CEO to discuss his self-assessment of his performance and achievements. Following those meetings, the consolidated feedback was provided by our Lead Independent Director to our CEO and discussed with the Board in executive session.
Key Areas of Board Oversight
Oversight of Risk Management
Robinhood, like most public companies, faces a number of risks, which include, among others, strategic, financial, business and operational, legal, regulatory, compliance, and reputational risks. While our Board maintains ultimate responsibility for the oversight of risk, Robinhood has implemented a multi-layered approach to manage risk in our operations, including through Board, Board committees, and management oversight of these risks.
At the Board level, our Board has responsibility for the oversight of enterprise risk management and reviews strategic and operational risks. Our Board performs this oversight at each regular Board meeting or as needed through discussions, Board committee reports highlighting all significant committee activities, management reports, and meetings with external advisors with expertise on relevant risk-related matters. Our Board also evaluates relevant risks when reviewing or approving significant transactions. Our Chair, Lead Independent Director, and the chairs of our Board committees meet with leaders in senior management to identify and discuss risks and exposures and escalate potential issues to the relevant Board committee or the Board, as appropriate.
The Board’s committees assist the Board in risk oversight by addressing and overseeing certain categories of risk management within the purview of each committee as described in the below chart.
Our Board believes its leadership structure effectively supports the risk oversight function of the Board. Management’s reporting processes are designed to provide visibility to our Board regarding the identification, assessment, and management of risks and management’s strategic approach to risk mitigation. Subject to Board and Board committee oversight, management is responsible for our day-to-day risk management processes. Our Board and Board committees are in regular communication with management regarding risk identification and mitigation, including through management’s attendance at Board and committee meetings and direct communications outside of meetings.

52	Robinhood 2023 Proxy Statement

Board of Directors
Regularly reviews the Company’s strategy and management of associated short-term, intermediate-term, and long-term risks, including through discussions with management, Board committee reports highlighting all significant committee activities, management reports, and meetings with external advisors with expertise on relevant risk-related matters, as well as evaluates relevant risks when reviewing or approving significant transactions

Audit
Committee
Oversees our financial,
reporting, and disclosure
risks, including risks related to our internal control over financial reporting and disclosure controls and procedures; the qualifications, independence, and performance of our independent auditors; and the performance of our internal audit function
Also discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management

NomGov
Committee
Oversees our corporate governance framework and ESG strategy, reporting efforts, and program, including risks related to our corporate governance practices; the performance of our Board; and the composition of our Board

People
Committee
Oversees risks relating to executive compensation and HCM, including risks related to our executive compensation plans and arrangements; our compensation philosophy and practices; succession planning; and other HCM matters, including risks related to, among other things, culture and IEB efforts

Safety
Committee
Oversees risks related to significant financial, strategic, and operational matters as well as legal and compliance matters; creation and application of regulations and policies; trends in our major risk concentrations; and the steps management has taken to assess, monitor, and manage such risk exposures, trends, and concentrations; the delegation of certain risk oversight and responsibility; our cybersecurity risk management programs; and our enterprise-wide compliance programs
Also consults with the chairs of other Board committees to discuss risk-related matters delegated to those committees in relation to the Company’s enterprise risk management framework and regulatory compliance programs

Management Responsible for day-to-day risk management processes, including through our Enterprise Risk Committee and functional owners’ interactions with employees, committee members, and Board members

Internal Audit
Provides independent and objective assurance regarding the effectiveness of internal controls that mitigate current and emerging risks, in order to strengthen the internal controls ecosystem within the Company

Compliance
Establishes and maintains the company’s compliance with internal and external regulations and requirements
Establishes and maintains financial compliance with internal control over financial reporting and SEC disclosure controls by advising on controls implementation and through routine testing of control effectiveness to mitigate financial reporting and disclosure risks

Enterprise Risk Management
Establishes the standards for identifying, measuring, and monitoring the risks of the Company and its subsidiaries thus facilitating informed risk-based decisions
Principal role is one of oversight and governance
Our management Enterprise Risk Committee comprises senior leaders at the Company and reviews compliance and other top risks

Corporate Governance	53

Oversight of Data Privacy and Cybersecurity
Our Board is committed to mitigating data privacy and cybersecurity risks and recognizes the importance of these issues as part of our risk management framework. Our Board and Safety Committee’s principal role is one of oversight, recognizing that management is responsible for the design, implementation, and maintenance of an effective program for protecting against and mitigating data privacy and cybersecurity risks. The Company has adopted physical, technological, and administrative controls on data security and has defined procedures for data incident detection, containment, response, and remediation. Our Board or Safety Committee receives updates on relevant industry developments, threats, and material risks identified as needed each quarter. The Board and Safety Committee also receive updates including material legal and legislative developments concerning data privacy and security, the rapidly evolving cybersecurity risk landscape, and facilitates the Board’s oversight responsibilities.
Succession Planning
The Board is responsible for maintaining a robust process for the succession of directors that is aimed at retaining an appropriate balance with respect to the expertise, experience, and diversity on the Board. For more details on what the NomGov Committee and Board considers in connection with director candidates, see pages 40-41. In addition, in light of the critical importance of executive leadership to the success of the Company, the Board is responsible for working with senior management to ensure that effective plans are in place for management succession and, as part of that process, the CEO reports to the Board or a relevant committee from time to time on succession planning matters.
Stockholder Engagement
In line with our mission, Robinhood believes it is important to seek the feedback and perspectives of our stockholders and other stakeholders as an input to how we continue to grow our business, serve our customers, advance our ESG priorities, and maintain sound Board and corporate governance practices.
Retail Stockholder Engagement
We promote engagement with our retail stockholders through the Say platform. Through Say, we strengthen retail participation by inviting our retail stockholders to ask questions on our earnings calls and annual meetings and by enabling communication directly with the Company. We deployed Say at our inaugural 2022 Annual Meeting to solicit our retail stockholders’ key questions and topics of interest. This Q&A was a main component of the meeting, and our CEO answered them directly. We are once again utilizing Say at our 2023 Annual Meeting.
Institutional Stockholder Engagement
In the years following our IPO, we have reached out to our largest institutional stockholders, and leaders from our Legal, Investor Relations, and ESG functions have engaged with such stockholders requesting meetings. Our Lead Independent Director, Jonathan Rubinstein, participated in meetings with certain stockholders in order to provide direct insights from the Board. These meetings covered topics including our corporate governance practices, Board composition and leadership structure, ESG disclosures and priorities, approach to IEB, and our executive compensation philosophy and approach. Leaders from our Legal, Investor Relations, and ESG functions shared feedback from these meetings with our Board, which has been informative for both the Board and management as we continue to advance our practices and strategies. As our stockholder base continues to evolve, we plan to engage with more of our stockholders to ensure we hear from a range of our stockholders and their interests.o move swiftly in times of change, and succession planning prepares companies for changes among executives and personnel. The Board is responsible for this planning at the director and CEO level and oversees it at other executive levels. Management is responsible for lower-level succession planning.

54	Robinhood 2023 Proxy Statement

Human Capital Management
Attracting, developing, and retaining diverse talent is critical to delivering on our mission. We strive for our workforce to reflect our customer base and communities everywhere. The People Committee assists the Board in its oversight of the Company’s policies and strategies relating to workplace culture and HCM, including the Company’s commitment to IEB and the Company’s IEB policies and initiatives.

Attracting Talent

Not only does Robinhood seek to promote financial inclusion through our products, we also seek to promote inclusion through our employees. We offer a wide range of benefits designed to ensure Hoodies are supported and that we attract and retain the best talent. We provide tools, opportunities, and support for career and personal growth, as well as ongoing Company initiatives to maintain strong employee engagement. At Robinhood, we actively work to develop an inclusive, equitable, and diverse culture of belonging. We’re proud to be recognized for the following awards for 2022: Built in Best Places to Work in San Francisco, Fortune Best Workplaces for Millennials, and Fortune Best Workplaces in Financial Services.

Growth, Motivation, & Retention

Learning and Development
Developing Hoodies is important to growing our business and fostering long-term success. We create the programs, tools, and resources that enable them to do incredible work, lead exceptional teams, and realize their full potential. We also design programs that nurture, sustain, and transmit our unique culture across the entire employee lifecycle. We believe our investments in learning yield job-specific and job-spanning skills, along with interpersonal and leadership capabilities.
Our efforts include:
•offering sessions for all employees on critical topics, including giving and receiving feedback, how to have meaningful performance conversations, and self-led career development, to name a few;
•offering role-specific training, particularly for customer support associates and engineering roles;
•offering a variety of formal and informal development opportunities to our managers;
•coaching for our tenured leaders; and
•providing opportunities to increase belonging, apply leadership skills, and drive career development through our Employee Resource Groups (“ERGs”). Our ERGs have executive sponsors.

Employee Engagement
We seek to champion a culture that is open and honest. During our weekly all-hands meetings, every employee has the opportunity to ask a question of our senior leadership. To ensure we provide a rich experience for our employees, we measure employee sentiment on organizational culture, inclusion, and engagement and act on it to ensure our talent is engaged in our future success.

Corporate Governance	55

Inclusion, Equity, & Belonging

At Robinhood, we strive to create a community where everyone feels valued and we embrace the differences that enable us to foster a high performance culture that serves the needs of our diverse customer base. We believe a more diverse and inclusive culture will help us achieve that outcome. We also recognize that there are systemic barriers that have led to lower representation and limited growth for underrepresented groups in the finance and tech industries, so we’re committed to continually finding ways to disrupt bias and increase access in all that we do.
We have an IEB team that is dedicated to making progress on Robinhood’s commitment. This team partners with department leaders to build IEB action plans to empower ownership and accountability across our company.
As of the end of December 2022, approximately 61 percent of our employees are members of at least one of the following Robinhood ERGs led by members and allies who join together to support an inclusive workplace. Robinhood ERGs include: Asianhood, Black Excellence, Divergent, Latinhood, Parenthood, Rainbowhood, Sisterhood, Women in Tech, and Veterans at Robinhood. Our ERGs each develop annual strategies to build community, support the hiring and career growth of underrepresented groups, and provide guidance on internal programs, external marketing, and product development.
We also utilize ERGs to welcome prospective employees through our Robinhood Ambassadors program. Employees are available to speak to candidates who want to learn more about working at Robinhood. This is one way we work to make Robinhood an inclusive workplace, and help our candidates feel a sense of belonging before they get here.
Below is a selection of our current ERGs:
Robinhood Black Excellence

Robinhood Latinhood
Robinhood Parenthood
Robinhood Asianhood

Robinhood Veterans
Environmental, Social, and Governance
Our mission is to democratize finance for all—and the goal of our ESG program is to help build a company you can be proud to invest with. We were proud to launch our first ESG report within two months of becoming a public company to deliver on this goal. Our second ESG report was disclosed nine months after our first as we continue to offer our stakeholders disclosure in how we are building ESG at Robinhood. Every day, we work to build products that create a more equitable world—for our customers, employees, and society as a whole.
What is ESG and why is it important? In the business context, ESG is the idea that environmental, social, and governance risks and opportunities are embedded into decision making along with financial considerations to create shared value. Integrating ESG into a business is not only the right thing to do, but can also help businesses to achieve long term, sustainable performance.

56	Robinhood 2023 Proxy Statement

Delivering on our Mission

Building for All of Our Customers
We are creating a modern financial services platform that’s accessible for all. Our mobile-first, intuitively designed app delivers an investing experience that is familiar and welcoming for those previously left out of markets. We’re focused on delivering our mission to democratize finance for all.	1M+	New accounts that were funded and traded in 2022.
	~1M	Customers that were actively enrolled in Robinhood’s Fully Paid securities lending program at year end, which was launched in May.
	~5B	Cash deposits made into the Robinhood Gold high yield cash sweep program from September to December 2022.

Access and Inclusion
We’re committed to opening doors to investing for a generation of more diverse investors by focusing on our customers' needs.	23M	Robinhood Net Cumulative Funded Accounts (as of December 31, 2022).
	~50%	Percentage of Robinhood customers who started investing on Robinhood in 2022 and self-identified as first-time investors.
	~1/3	Customers on the platform that are women.*

Education and Support
Offering educational resources is critical to advancing our mission. The more financial education people receive, the better equipped, and thus more empowered they will be to make personal investment decisions that meet their long-term goals. We’ve been expanding financial educational resources on the Robinhood Learn website for anyone to access as well as in-app education for our customers.	~4M	Number of web page views for educational articles on learn.robinhood.com in 2022.
	~40M	Snacks newsletter subscribers as of December 2022. Snacks provides easily digestible financial news.
	In-app education	Launched in April 2021, our in-app education modules put learning the basics of investing at your fingertips.

*Please see the Appendix in this proxy statement for additional information.

Corporate Governance	57

Governing Responsibly
Anchored in our value of Safety First, we believe we have a strong, diverse, and highly experienced Board that provides effective oversight of risk, regulatory, compliance, and ethics. Our Board is also responsible for oversight of our ESG efforts; the NomGov Committee oversees management’s strategy and reporting efforts with respect to ESG, while the People Committee assists the Board in overseeing the Company’s policies and strategies relating to workplace culture and HCM, including our IEB efforts. Our Board prioritizes diversity across both skills and personal characteristics, including age, gender, race/ethnicity, and LGBTQ+ status.
Operating Sustainably
Improving our environmental footprint through measurement and program creation remains an important step for us. We have completed a greenhouse gas inventory (sometimes termed a “carbon footprint”) annually since 2019. We report Scope 1, 2, and 3 emissions across our value chain—including building operations, cloud usage and contracted co-located data centers, employee work-from-home, purchased goods and services, marketing, and business travel. We’ve also taken early steps to build out a sustainability program at Robinhood aimed at reducing emissions and other facets of our environmental footprint. Our early efforts include:
•Building upon our carbon removal and emissions reduction efforts, Robinhood has purchased 1,235 metric tonnes of carbon removal credits for 2022. We carefully selected these credits as we believe they are high quality. 6,258 MWh of Renewable Energy Certificates (“RECs”) were procured for calendar year 2022 electricity consumption and a further 4,436 MWh were procured in advance for 2023. Lastly, Robinhood purchased 211 tonnes of engineered carbon dioxide removal from a novel kelp sequestration project, which helps accelerate the development of carbon removal solutions that permanently removes emissions from the atmosphere.
•We primarily employ third-party cloud infrastructure, along with a few co-located servers within third-party data centers, to run our operations. We don’t own or operate any data centers. Our cloud providers have made or met carbon neutrality commitments.
•We apply waste reduction strategies and reduce our water use through low-flow toilets, water-filling stations, and less water-intensive plants and landscaping. We recycle and compost at our executive campus.
To learn more about our programs, goals, and progress on ESG matters, visit our ESG website — esg.robinhood.com — and read our ESG report.
Other Governance Policies and Practices
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to establish the basis for the corporate governance of the Company and to comply with applicable law and Nasdaq listing standards. The Corporate Governance Guidelines set our Board’s policy with respect to, among other things, conduct of Board meetings, director qualifications and tenure, Board diversity, term limits, director stock ownership requirements, leadership development, and succession planning. The Corporate Governance Guidelines can be found on the Corporate Governance section of the Company’s Investor Relations website at investors.robinhood.com/governance.
Code of Conduct
Our Board has adopted a Code of Conduct that applies to all of our officers, directors, employees, and contingent workers, including our CEO, Chief Financial Officer, and other executive and senior officers. The Board has also adopted a Code of Ethics for Senior Financial Executives. The full text of both our Code of Conduct and our Code of Ethics for Senior Financial Executives is available on the Corporate Governance section of the Company’s Investor Relations website at investors.robinhood.com/governance. We will promptly disclose any amendments to either the Code of Conduct or the Code of Ethics for Senior Financial Executives, as well as any waivers under either code, on our investor relations website or in a current or periodic report filed with the SEC within four days of the amendment or waiver.

58	Robinhood 2023 Proxy Statement

Policy Against Hedging and Pledging
The Company recognizes that hedging against losses in Company shares could disturb the alignment between stockholders and executives that the Company’s stock ownership policy and equity awards are intended to build. As a matter of Robinhood policy, all employees of, members of the Board of, members of the boards of managers of, and officers of, Robinhood, their family members, and their controlled entities (together, “covered persons”) are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, with the purpose or effect of limiting or eliminating economic risks associated with owning our securities. “Our securities” for purposes of this paragraph includes all securities that Robinhood has issued, including common stock and warrants to purchase common stock (and any other securities that Robinhood may issue in the future, including, but not limited to, preferred shares, notes, and debentures) as well as any derivative financial instruments pertaining to Robinhood’s securities, whether or not issued by Robinhood, such as options and forward contracts as well as any such securities issued by Robinhood Markets, Inc. or any of its subsidiaries. In addition, covered persons are not permitted to hold or trade in derivative securities related to our securities, such as put and call options or forward transactions. Restricted stock units (“RSUs”), employee stock options, and other derivative securities granted to insiders under our equity incentive plans are excluded from this rule (but are generally nontransferable according to their terms). Covered persons are also not permitted to pledge our securities and are prohibited from purchasing our securities on margin and/or holding Robinhood Securities in accounts that are authorized for margin trading.
Communications with Directors
The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, the non-employee directors as a group, any Board committee, or any chair of any committee by mail or electronically. To communicate with the Board or any member, group, or committee thereof, correspondence should be addressed to the Board or any member, group, or committee thereof by name or title. All such correspondence should be sent to Robinhood Markets, Inc., “Attention: Corporate Secretary” at 85 Willow Road, Menlo Park, California 94025 or electronically to CorporateSecretary@robinhood.com.
Communications regarding accounting, internal accounting controls, or auditing matters may be reported to the Audit Committee using the above address. All communications received as set forth above shall be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent an appropriate message to the Company’s directors. Materials that are not in the nature of advertising, soliciting, or promoting a product or service and that are not patently offensive shall be forwarded to the Chair of the Board and the Lead Independent Director (if applicable) or, if the communication is confidential or should otherwise be restricted, to the identified directors or the directors who are members of the group or committee to which the envelope is addressed.

Corporate Governance	59

Director Compensation
In connection with our IPO, the Board surveyed director compensation arrangements at our peer group companies with the assistance of our independent compensation consultant, Pay Governance LLC (“Pay Governance”), and adopted a Non-Employee Director Compensation Program. The Non-Employee Director Compensation Program specifies the compensation paid to our non-employee directors following the IPO and is intended to attract and retain, on a long-term basis, exceptional directors. We intend to periodically evaluate our Non-Employee Director Compensation Program as part of our regular review of our overall compensation program and strategy.
Under our Non-Employee Director Compensation Program, each non-employee director receives cash and equity compensation for service on our Board. In addition, the Lead Independent Director, committee chairs, and committee members are entitled to receive annual cash retainers, payable quarterly in arrears (and prorated for any partial quarter of service).

Director Retainer

Committee and Leadership Retainers

Each non-employee director is entitled to receive an annual cash retainer fee of $50,000, payable quarterly in arrears (and prorated for any partial quarter of service). Each non-employee director may elect to have his or her cash retainers paid in the form of equity, either as fully vested shares of Class A common stock or fully vested RSUs (with deferred settlement) in respect of Class A common stock. Elections must be made in advance. Each director who elects to receive equity in lieu of cash will automatically be granted a number of shares or RSUs, as applicable, each quarter equal to the amount of his or her quarterly retainer divided by the closing price per share of our Class A common stock on the grant date, which is generally the last day of the calendar quarter for which the retainer would otherwise have been paid.
Each person who becomes a non-employee director will receive an automatic initial award of a number of RSUs determined by dividing $225,000 by the grant date closing price of our Class A common stock. This initial award will vest in equal quarterly installments over three years, subject to the non-employee director providing services through each applicable vesting date. Additionally, on the date of each annual meeting of our stockholders, each non-employee director continuing as a director after the meeting will automatically be granted a number of RSUs determined by dividing $225,000 by the grant date closing price of our Class A common stock. Any non-employee director who joins our Board between annual meetings will automatically be granted a prorated annual award of RSUs for the first partial year of service. Annual grants will vest in equal quarterly installments over one year, subject to the non-employee director providing services through each applicable vesting date (with the final tranche scheduled to vest the day before the next annual meeting, and with prorated annual grants vesting in tandem with the full-year annual grants). Each non-employee director may also elect to defer the settlement of equity compensation by completing and filing a deferral election form. Any such deferred compensation will be settled at the time specified in the director’s deferral election form.
The terms of our non-employee directors’ RSUs (whether granted pre-IPO or post-IPO) provide for full acceleration of any outstanding but unvested RSUs upon a change in control of Robinhood.

60	Robinhood 2023 Proxy Statement

Director Compensation Table
The following table presents fiscal year 2022 compensation information for Robinhood’s non-employee directors who served during any part of the year. Robinhood’s two employee directors during 2022, Mr. Tenev and Mr. Bhatt, received no additional compensation for their service on the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	All Other Compensation ($)	Total ($)
Current Directors:
Frances Frei(5)	–	300,815	–	300,815
Paula Loop(6)	86,652	225,000	–	311,652
Meyer Malka(7)	–	544,012	–	544,012
Jonathan Rubinstein(8)	–	333,361	–	333,361
Dara Treseder(9)	63,500	225,000	–	288,500
Robert Zoellick(10)	83,152	225,000	–	308,152
Former Directors:
Scott Sandell(11)	–	27,384	–	27,384
(1)Represents amounts paid in respect of Board service in 2022. Cash amounts differ, in part, because some directors elected pursuant to our director compensation program to receive RSUs in lieu of their quarterly cash fees for Board and committee service (see “—Director Compensation” above) and directors joined the Board at different points during the year.
(2)Represents the aggregate grant date fair value of each director’s RSUs computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ Topic 718 Compensation—Stock Compensation (“FASB ASC 718”). These amounts represent only the grant date fair value for accounting purposes and do not reflect whether the director has actually realized a financial benefit from the awards (such as by vesting in stock). For information on the assumptions used in the grant date fair value computations, refer to the following sections of our 2022 Form 10-K: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates”; Note 1 to our consolidated financial statements—“Description of Business and Summary of Significant Accounting Policies—Share-based Compensation”; and Note 13 to our consolidated financial statements—“Common Stock and Stockholders' (Deficit) Equity—Equity Incentive Plans”.
(3)Unvested RSUs at Year-End. The number of unvested RSUs held on December 31, 2022, by each non-employee director was as follows:

•Frances Frei: 26,820 unvested RSUs •Paula Loop: 47,434 unvested RSUs •Meyer Malka: 36,865 unvested RSUs •Jonathan Rubinstein: 67,809 unvested RSUs	•Dara Treseder: 26,834 unvested RSUs •Robert Zoellick: 45,170 unvested RSUs •Scott Sandell: 0 unvested RSUs
Vested but Unpaid RSUs at Year-End. Our Non-Employee Director Compensation Program provides that non-employee directors may elect to defer payment of RSUs (i.e., to defer settlement and delivery of vested shares) in some circumstances. The number of vested but unpaid RSUs held on December 31, 2022, by each non-employee director was as follows:

•Frances Frei: 0 vested but unpaid RSUs	•Dara Treseder: 0 vested but unpaid RSUs
•Paula Loop: 7,510 vested but unpaid RSUs	•Robert Zoellick: 0 vested but unpaid RSUs
•Meyer Malka: 0 vested but unpaid RSUs	•Scott Sandell: 0 vested but unpaid RSUs
•Jonathan Rubinstein: 20,685 vested but unpaid RSUs
(4)On June 22, 2022 (the day of our 2022 annual stockholder meeting), each current director automatically received under our Non-Employee Director Compensation Program an annual award of 30,040 RSUs, which had a grant date fair value of $225,000.
(5)Professor Frei elected to receive her quarterly Board and committee fees for 2022 in the form of stock in lieu of cash. Accordingly, we granted Professor Frei an award of 1,267 shares of Class A common stock on March 31, 2022, which had a grant date fair value of $17,117; 2,275 shares of Class A common stock on June 30, 2022, which had a grant date fair value of $18,701; 1,980 shares of Class A common stock on September 30, 2022, which had a grant date fair value of $19,998; and 2,457 shares of Class A common stock on December 31, 2022, which had a grant date fair value of $20,000.
(6)Ms. Loop elected to receive her quarterly Board and committee fees for 2022 in the form of cash in lieu of stock.

Corporate Governance	61

(7)Mr. Malka joined the Board on March 23, 2022, and on that day automatically received under our Non-Employee Director Compensation Program (a) an initial award of 17,201 RSUs, which had a grant date fair value of $224,989, and (b) a prorated annual award of 3,723 RSUs, which had a grant date fair value of $48,697. Mr. Malka elected to receive his quarterly Board and committee fees for 2022 in the form of stock. Accordingly, we granted Mr. Malka an award of 108 shares of Class A common stock on March 31, 2022, which had a grant date fair value of $1,459; 1,779 shares of Class A common stock on June 30, 2022, which had a grant date fair value of $14,623; 1,448 shares of Class A common stock on September 30, 2022, which had a grant date fair value of $14,625; and 1,796 shares of Class A common stock on December 31, 2022, which had a grant date fair value of $14,619.
(8)Mr. Rubinstein elected to receive his quarterly Board and committee fees for 2022 in the form of RSUs. Accordingly, we granted Mr. Rubinstein an award of 1,859 RSUs on March 31, 2022, which had a grant date fair value of $25,115; 3,056 RSUs on June 30, 2022, which had a grant date fair value of $25,120; 2,649 RSUs on September 30, 2022, which had a grant date fair value of $26,755; and 3,854 RSUs on December 31, 2022, which had a grant date fair value of $31,372.
(9)Ms. Treseder elected to receive her quarterly Board and committee fees for 2022 in the form of cash.
(10)Mr. Zoellick elected to receive his quarterly Board and committee fees for 2022 in the form of cash.
(11)Mr. Sandell elected to receive his quarterly Board and committee fees for 2022 in the form of RSUs. Accordingly, we granted Mr. Sandell an award of 1,387 RSUs on March 31, 2022, which had a grant date fair value of $18,738. He resigned from the Board effective May 12, 2022. Mr. Sandell was originally elected to the Board prior to the IPO as a representative of NEA, a venture capital firm with investments in the Company, and received compensation from NEA pursuant to pre-existing arrangements.
Director Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for our non-employee directors. The stock ownership requirements established by the Board provide that each non-employee director should own at least a specified amount of Robinhood stock or other Qualifying Equity Securities (as defined below). Under the policy, the ownership requirement for non-employee directors is as follows:
What are stock ownership guidelines and why do companies have them? These require directors and/or management to maintain minimum levels of stock ownership in the company—this guides directors to think like owners and helps align their interests with stockholder interests.
The policy sets the ownership guideline at five times the annual Board cash retainer, or $250,000 in 2023 based on the Board’s current annual cash retainer of $50,000.
“Qualifying Equity Securities” include common stock of the Company and vested RSUs or performance units held by the director or any immediate family members living in his or her household or by a trust under which he or she or any such immediate family member is a beneficiary. Compliance with this policy is assessed at the end of each fiscal year and is measured based on the average closing price of the Company’s Class A common stock over the last twenty (20) trading days of such year. Each non-employee director has five years from the later of (a) the date he or she joined the Board and (b) the date of the IPO to satisfy the stock ownership obligation. The stock ownership guidelines promote stockholder alignment and will be periodically evaluated by the People Committee. All of our directors will each be required to satisfy the non-employee director ownership guidelines by the deadline described above, and as of the end of 2022, Professor Frei, Mr. Malka, and Mr. Rubinstein have satisfied the non-employee director ownership guidelines.
The Company’s stock ownership policy for executive officers is described in the section “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines.”

62	Robinhood 2023 Proxy Statement

Executive Officers

Executive Officers
Executive officers are elected by and serve at the discretion of the Board.
The names of our current executive officers, their ages as of April 28, 2023, and their positions with the Company are set forth in the table below, followed by certain other information about them:

Name	Age	Position
Vladimir Tenev	36	Co-Founder, Chief Executive Officer, President, and Director
Baiju Bhatt	38	Co-Founder, Chief Creative Officer, and Director
Daniel Gallagher	50	Chief Legal, Compliance, and Corporate Affairs Officer
Jason Warnick	51	Chief Financial Officer
Steven Quirk	58	Chief Brokerage Officer
Please refer to “Proposal 1—Election of Directors—Biographical Descriptions: Continuing Directors” for information on Mr. Tenev and Mr. Bhatt.

Daniel Gallagher has been our Chief Legal, Compliance, and Corporate Affairs Officer since January 2022 and our Chief Legal Officer since May 2020, and was a member of our Board from October 2019 to April 2020. Mr. Gallagher served as a Commissioner of the SEC, from November 2011 to October 2015, and held several prior positions on the SEC staff from 2006 until being appointed as a Commissioner, including as co-acting Director of the Division of Trading and Markets from April 2009 to January 2010. Before joining Robinhood, Mr. Gallagher was a Partner and the Deputy Chair of the Securities Department at Wilmer Cutler Pickering Hale and Dorr LLP, a law firm, from September 2019 to May 2020; the Chief Legal Officer at Mylan N.V., a global pharmaceutical company, from April 2017 to May 2019; and the President of Patomak Global Advisors, a financial services consulting firm, from January 2016 to April 2017. Mr. Gallagher currently serves on the boards of the National Association of Corporate Directors, a non-profit, and Symbiont.io, Inc., a private developer of fintech applications using blockchain technology, as well as on the advisory board of Rally Rd., a private platform for trading equity shares in collectible assets. Previously he was a non-executive director of the Irish Stock Exchange, from February 2016 to March 2018. Mr. Gallagher holds a J.D. from The Catholic University of America, Columbus School of Law and a B.A. from Georgetown University.

Daniel Gallagher

64	Robinhood 2023 Proxy Statement

Jason Warnick has been our Chief Financial Officer since December 2018. Prior to joining Robinhood, Mr. Warnick worked at Amazon, an e-commerce company, from April 1999 to November 2018, most recently as Vice President, Finance from 2011 to 2018. At Amazon, Mr. Warnick served as chief of staff to the CFO and held a variety of responsibilities, including with respect to finance, investor relations, audit, enterprise risk, and benchmarking. Mr. Warnick holds a B.A. in Accounting from Western Washington University.

Jason Warnick

Steven Quirk has been our Chief Brokerage Officer since January 2022. Prior to joining Robinhood, Mr. Quirk oversaw the strategy and deployment of initiatives for Trading at TD Ameritrade. He also served as a member of the company’s Senior Operating Committee, which shaped the strategic focus of the organization. Steve focused on teaching the next generation of investors and has championed the creation of the TD Ameritrade U program to bridge the gap between academia and reality. Prior to his role at TD Ameritrade, Mr. Quirk was responsible for the development of new trading tools and technology enhancements for the Thinkorswim, Inc. trading platform. Steve graduated from the University of Wisconsin with a BBA in Risk/Insurance and Marketing. He holds Series 3, 4, 7, and 24 licenses and is an active Board Member of Cara Collective.

Steven Quirk

Executive Officers	65

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our 2022 compensation program for our NEOs.
Named Executive Officers
Our NEOs for 2022 are:
•Vladimir Tenev, Co-Founder, CEO, and President;
•Jason Warnick, Chief Financial Officer;
•Daniel Gallagher, Chief Legal, Compliance, and Corporate Affairs Officer;
•Steven Quirk, Chief Brokerage Officer;
•Gretchen Howard, Former Chief Operating Officer; and
•Aparna Chennapragada, Former Chief Product Officer
Mr. Tenev and Mr. Bhatt co-founded Robinhood in 2013 and we refer to them as our “Co-Founders.” We refer to the other named executive officers above as “non-Founder NEOs.”
2022 Business Highlights

•23 million net cumulative funded accounts (“NCFAs”) at year-end 2022	•Delivered on an aggressive product roadmap across Brokerage, Crypto, and Money
•Over 300 thousand NCFAs added in 2022	•Got closer to GAAP profitability and achieved Adjusted EBITDA profitability in Q3 and Q4

In 2022, Robinhood made significant progress growing accounts and revenues, delivering on our product roadmap, and substantially reducing costs. Engagement across the industry was lower due to the volatile macro backdrop, but we remained focused on serving customers, growing the business, and on driving long-term stockholder value.
At the same time as we realized significant expense reductions through more disciplined and leaner operations, we developed products at the fastest pace in Company history—delivering on key developments in 2022 that bolster our long-term growth opportunities and advance our mission, including:
•Providing capabilities for our advanced customers with More Extended Hours Trading, Options trading in Cash Accounts, Margin outside Gold, and Advanced Charts;
•Introducing First Trade Recommendations to help customers select their first investments;
•Rolling out Fully Paid Securities Lending to help customers generate passive income by lending the stocks they are holding;
•Improving Gold’s high-yield cash sweep offer and raising the yield to 4% by the end of 2022;
•Enhancing our crypto offering by adding more coins, as well as launching the Robinhood Wallet;
•Launching Robinhood Retirement—the only individual retirement account with a match, no employer necessary; and
•Expanding our money offering with the introduction of Cash Card and Instant Withdrawals.

66	Robinhood 2023 Proxy Statement

On our first quarter 2022 earnings call, we reported a net loss of $(392) million for the quarter and announced we had set an ambitious goal to return to Adjusted EBITDA profitability by the end of the year. To accomplish this, our team focused on expense reductions and efficiencies, and we were able to grow closer to GAAP profitability and achieve Adjusted EBITDA profitability in Q3 and Q4.
We’re making great progress on our mission to democratize finance for all, and we look forward to continuing to deliver on our mission in 2023 and beyond.
2022 Executive Compensation Highlights
The People Committee reviews our executive compensation program on a regular basis with respect to competitive market practices, our strategic objectives, and our pay-for-performance philosophy. In connection with the People Committee’s review of compensation, the following key compensation-related decisions were made with respect to 2022:
•No base salary increases. The People Committee reviewed the base salaries of our NEOs and determined to leave them unchanged from 2021.
•Introduced a performance-based annual incentive bonus for non-Founder NEOs. Beginning in 2022, our non-Founder NEOs became eligible for a target annual incentive bonus of 50% of salary measured against two equally weighted metrics, NCFAs and Adjusted EBITDA. Following the end of 2022, our CEO determined that it would be appropriate to include the impact of the Q4 processing error* for purposes of determining achievement against the Adjusted EBITDA performance metric and therefore applied negative discretion to reduce the non-Founder NEO bonus payouts to 0% of target.
•No new equity awards for the CEO. The People Committee did not grant any new equity awards to Mr. Tenev.
•Hired our Chief Brokerage Officer. In January 2022, our Chief Brokerage Officer, Steven Quirk, joined Robinhood. We provided Mr. Quirk with a sign-on bonus of $400,000 and a new hire equity award with an intended value of $9.0 million, vesting quarterly over four years.
•Granted equity awards during the annual refresh cycle to non-Founder NEOs. The People Committee provided new time-based equity awards in 2022 to our non-Founder NEOs—their first grant since 2020 for most—vesting in 16 equal quarterly installments over four years. The grant date fair value of the refresh award was $6.0 million for Mr. Gallagher and $5.0 million each for Mr. Warnick and Ms. Howard.
•Granted supplemental awards to non-Founder NEOs. The People Committee provided supplemental awards of time-based RSUs in March 2022 and September 2022 to certain non-Founder NEOs. The supplemental awards were intended to reward extraordinary efforts, reflect expanded scopes in roles for particular non-Founder NEOs, motivate our executives as they navigated our company through a very challenging year, and further align their interests with stockholder interests to create value over the long term.
*    Please see the Appendix in this proxy statement for additional information.

Executive Compensation	67

Executive Compensation Philosophy and Objectives
We operate in a highly competitive and rapidly changing market environment. We believe that for Robinhood to be successful, we must be able to hire and retain talented executives who can drive growth in our business, foster industry leadership, and create an inclusive and innovative environment while aligning with the long-term interests of our stockholders. The guiding principles underpinning our compensation program design and decisions are:

MARKET COMPETITIVE	PAY FOR PERFORMANCE	CLARITY AND SIMPLICITY	FOCUS ON OWNERSHIP

Ensure our compensation programs are competitive with the market to enable us to attract and retain diverse, talented, and experienced executives who can deliver successful business performance and drive long-term stockholder value.	Weight the largest portion of compensation in the form of variable and long-term incentives to support the achievement of Company objectives and enhance the linkage between executive and stockholder interests.	Design compensation programs and practices that are easily understood and that encourage our employees to focus on achieving key business objectives.	Incentivize long-term entrepreneurial thinking so our employees and executives will act like owners.
Compensation and Governance Practices

What We Do	What We Do Not Do

Link pay and performance by providing a significant portion of compensation in the form of variable, at-risk incentives.	No single trigger cash payments or acceleration of unvested equity awards for executive officers in connection with a change-in-control for all awards granted in 2021 or later.
Promote long-term focus through multi-year vesting of our equity.
No excessive executive perquisites such as executive-only club memberships or medical benefits. We provide certain personal security arrangements that we consider necessary for the Company’s benefit.
Maintain a stock ownership policy that reinforces the alignment of executive and stockholder interests.
Maintain a robust clawback policy on cash and equity incentives.
No tax gross ups for “excess parachute payments.”
Use an independent compensation consultant.	No fixed-term employment agreements.
Prohibit pledging of, and hedging against losses in, Robinhood securities.	No encouragement of unnecessary or excessive risk taking.

68	Robinhood 2023 Proxy Statement

Elements of Compensation
The primary elements of our 2022 executive compensation program consist of base salary, annual cash incentives, and long-term equity incentive awards.

Compensation Type	Key Features

Base Salary
Fixed level of compensation for expected day-to-day responsibilities.
Adjustments are generally considered annually based on performance, scope of responsibility, time in role, experience, and competitive market.

Annual Cash Incentive	Variable incentive opportunity based on the achievement of pre-established financial and operating objectives.

Long-Term Equity Incentives
Equity awards with multi-year vesting to reinforce the importance of long-term ownership, create alignment with our stockholders, and promote retention.
Equity-based compensation is the most significant portion of compensation for our executive officers.

2022 Executive Pay Mix
Our CEO received only a modest salary and our other NEOs received a significant portion of compensation in the form of short- and long-term incentives that are either directly tied to key performance metrics or at risk and/or linked to the value of our stock. In 2022, 91.4% of our non-Founder NEOs’ compensation, on average, was incentive-based.
What is equity compensation? Equity compensation is a non-cash form of pay offered to employees that represents an ownership opportunity in the company. Equity compensation is stock-based, and may include stock options, restricted stock units, and performance stock units tied to outcomes on performance metrics.
2022 Executive Compensation Program
Robinhood’s executive compensation program is designed to focus our executive officers on the long-term performance of the Company and to create significant stockholder alignment. We believe that equity awards align the interests of our executive officers with our stockholders, provide our executive officers with incentives linked to long-term performance, and foster an ownership mentality. In addition, the long-term vesting features of our equity awards serve an important retentive function that reflects the value we place on management longevity. To that end, as further described below, our Board and the People Committee designed our executive compensation program to be significantly weighted on long-term equity incentives that vest over a multi-year period, which serve to link our executives’ long-term compensation outcomes to company performance and therefore to the interests of stockholders over time.

Executive Compensation	69

Base Salaries
Base salary is assessed each year as part of the Board’s or People Committee’s annual review process. In March 2022, the Board reviewed the base salaries of our NEOs and determined not to make any changes for fiscal year 2022. Further details of the People Committee’s assessment of the factors considered when making compensation decisions in 2022 are described in “Determining Compensation Levels” below.

Executive	Annual Salary Rate (at Year End)		Annual Salary Rate (Decrease) Increase
	2022	2021
Vladimir Tenev	$34,248	$34,248	0%
Jason Warnick	$550,000	$550,000	0%
Daniel Gallagher	$550,000	$550,000	0%
Steven Quirk	$500,000	—	—
Gretchen Howard	$550,000	$550,000	0%
Aparna Chennapragada	$550,000	$550,000	0%
Cash Bonuses
Annual Cash Incentive
In 2022, we implemented an annual cash incentive program for our non-Founder NEOs, the payout of which is tied to the achievement of annual performance objectives. The People Committee established the target annual cash incentive for each non-Founder NEO at 50% of base salary.

Executive	Fiscal Year 2022 Target Bonus (% of salary)
Vladimir Tenev	—
Jason Warnick	50%
Daniel Gallagher	50%
Steven Quirk	50%
Gretchen Howard	50%
Aparna Chennapragada	50%
For 2022, the annual cash incentive was measured against NCFAs and Adjusted EBITDA goals, weighted equally. The People Committee worked collaboratively with management to set targets that reflect our ambitious growth objectives to drive long-term value creation for our stockholders. When setting these goals, the People Committee considered relevant factors, including previous year financial results, current business conditions, and our financial plan and expectations for the year.
In the first quarter of 2023, the People Committee reviewed our Company performance against the 2022 incentive plan’s goals and determined that the achievement was below threshold on NCFAs and between threshold and target for Adjusted EBITDA, excluding the impact from the Q4 processing error, which resulted in achievement of approximately a 32% of target payout. However, after further consideration of the Adjusted EBITDA achievement and the Q4 processing error, Mr. Tenev determined that it would be appropriate to include the impact of the Q4 processing error in the performance result, which resulted in a 0% of target payout for our non-Founder NEOs.

70	Robinhood 2023 Proxy Statement

	Weighting	Performance Goals				Performance Outcomes
		Below Threshold (0%)	Threshold (50%)	Target (100%)	Maximum (200%)	Achievement	Payout (% of target)
NCFAs(1)	50%	<23.2M	23.2M	25.8M	≥31.0M	23.0M	—%
Adjusted EBITDA(2)	50%	<-$150M	-$150M	$40M	≥$140M	-$94M	65%
Calculated Weighted Payout							32%
Actual Payout							—%
(1)NCFAs is defined in the Appendix.
(2)For purposes of the annual cash incentive program, Adjusted EBITDA is calculated from the Company’s audited financial statements in the same manner as the Company’s publicly reported Adjusted EBITDA. The Company’s Adjusted EBITDA as reported for the year ended December 31, 2022, is reconciled to the most directly comparable GAAP measure in the Appendix.
Sign-On Bonuses
Quirk Sign-On Bonus Installment. In connection with our recruitment of Mr. Quirk in early 2022 we agreed to provide a sign-on bonus totaling $400,000 to be paid in two equal installments over two years. One-half of his sign-on bonus was paid within 30 days following his start date as an advance to assist in transitioning into his role and was not earned until he completed 12 months of employment. In January 2023 he received his final installment in the amount of $200,000.
Howard Sign-On Bonus Installment. In connection with our recruitment of Ms. Howard in late 2018 we agreed to provide her a sign-on bonus totaling $1.4 million to be paid over multiple years. One-fourth of her sign-on bonus was paid when she started work in January 2019, and the remainder was paid in three annual installments. In January 2022, she received her final installment in the amount of $350,000.
Long-Term Incentive Equity Awards
Most of our non-Founder NEOs’ compensation is provided in the form of equity awards. We believe our executive officers are motivated to remain at Robinhood, focused on achieving our mission, and incentivized to maximize stockholder value by having a significant percentage of their target compensation at risk and payable in the form of equity awards that vest over multiple years.
In 2022, the People Committee determined to grant long-term equity in the form of time-based RSUs to our non-Founder NEOs. We believe time-based RSUs provide a strong retention incentive for our executive officers which is highly important as we advance our growth strategy as a recently-public company; provide a reward for growth in the value of our Class A common stock, which also aligns with our stockholder experience; and, because they use fewer shares than stock options, are less dilutive to our stockholders.
The size of awards made to our non-Founder NEOs is not determined based on a specific formula but rather through the exercise of the People Committee’s judgment after considering a host of factors, including market data, individual performance, the CEO’s recommendation, importance of role, scope of responsibility, the current unvested equity held by each non-Founder NEO and related vesting schedules, and the potential retentive value of the proposed awards.
New Hire Grants. In connection with Mr. Quirk joining Robinhood as our Chief Brokerage Officer, we granted him a $9 million RSU award that vests quarterly over four years. When determining the size of this grant, the Board considered market data for the role, internal pay equity, the anticipated role importance relative to others at our Company, and the level required to attract Mr. Quirk to Robinhood.
Refresh Grants to NEOs. The People Committee determined to grant time-based annual RSUs to our non-Founder NEOs during our annual refresh cycle—the first refresh grant since 2020 for most NEOs—vesting in 16 quarterly installments over four years. The grant date fair value of the refresh award was $6.0 million for Mr. Gallagher and $5.0 million for each of Mr. Warnick and Ms. Howard.
Supplemental Grants. The People Committee determined to grant supplemental awards of time-based RSUs in March 2022 and September 2022 to non-Founder NEOs. The People Committee determined that the value of the March awards was appropriate and necessary to reward extraordinary efforts, to motivate our executive officers as they navigated the Company through a challenging year, and to further align the executive officers’ interests with stockholder interests and create value for our stockholders over the long term. These awards vest in four quarterly installments with the earliest tranches vesting in the third quarter of 2024 for Mr. Gallagher and the second quarter of 2025 for Mr. Warnick and Ms. Howard. The grant date fair values of these March supplemental awards were approximately $2.5 million for Mr. Gallagher and $1.0 million for each of Mr. Warnick and Ms. Howard. In September 2022, the People Committee provided additional supplemental equity awards of $6.0 million to Mr. Gallagher and $4.0 million to Mr. Quirk to further strengthen the retention value of their compensation in a competitive market. Mr. Gallagher’s role and experience is key to Robinhood given we operate in a highly regulated industry, and Mr. Quirk expanded his scope within our new organizational structure.

Executive Compensation	71

Executive	New Hire Grants	Refresh Grants	Supplemental Grants	Total
Vladimir Tenev	—	—	—	—
Jason Warnick	—	$5,000,000	$1,000,000	$6,000,000
Daniel Gallagher	—	$6,000,000	$8,500,000	$14,500,000
Steven Quirk	$9,000,000	—	$4,000,000	$13,000,000
Gretchen Howard	—	$5,000,000	$1,000,000	$6,000,000
Aparna Chennapragada	—	$5,000,000	$2,500,000	$7,500,000
Other Benefits
Personal Security. Our People Committee has approved an overall security program for our CEO and other senior executives on the basis of an ongoing assessment of security risks and in instances of threats made to our executives. We have provided a personal security detail and a residential security detail to our CEO and more limited personal security services to Mr. Warnick, Mr. Gallagher, and Ms. Howard and paid for monitoring of security systems at their residences. We also offered online monitoring to all NEOs to keep their private information off the internet. The People Committee annually evaluates the security program and continues to believe that these measures remain appropriate and necessary to protect our executives and to mitigate safety and security risks that arise as a result of their employment with Robinhood, and that these measures are, therefore, in the best interests of our stockholders. The incremental cost to provide such benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table. The People Committee authorized these arrangements to mitigate business risks regardless of any value that may be attributed to our NEOs personally. The security budget for our NEOs and the specific security concerns justifying it will be reviewed by the People Committee on an annual basis or more frequently as needed.
Employee Benefit Programs and 401(k) Match. The NEOs are eligible to participate in the Company’s 401(k) plan, health, and welfare benefit plans and programs and other plans and programs made available to the Company’s employees generally. The Company matches 401(k) contributions up to 3 percent of each paycheck.
We do not maintain any executive-only retirement or health programs, nor do we provide material perks to executives. The People Committee does not view personal security as a perk due to the existing safety and security environment of the business and our executives.
Compensation Setting Process
Role of the People Committee
The People Committee works closely with its independent compensation consultant, Pay Governance, and meets regularly, including in executive sessions without members of management present, to make decisions on our executive compensation program with respect to the compensation of our CEO and other executives. The People Committee considers various factors when determining compensation, including, among others, competitive market practices, recruitment considerations, Company performance, and individual-specific factors such as individual performance, experience, scope of responsibility, criticality of role, and the current unvested equity held by each NEO and related vesting schedules. The People Committee gives no single factor any fixed weight. Each executive’s compensation level, as well as the appropriate mix of equity award types and other compensation elements, ultimately reflects the People Committee’s business judgment in consideration of these factors and stockholder interests. Executive compensation levels and elements of our executive compensation program are not necessarily targeted to specific market or peer group levels.

72	Robinhood 2023 Proxy Statement

The People Committee has adopted a schedule for granting equity awards. Under this schedule, equity awards are generally granted at regularly scheduled meetings throughout the year. We do not grant awards in anticipation of the release of material nonpublic information. In addition, grants of equity awards to our executive officers were also subject to the approval of our full Board.
Role of Management
Our CEO and other executives do not set their own compensation, nor are they present when the People Committee sets their specific individual compensation. Our CEO provides his evaluation of each executive officer’s performance to the People Committee and makes recommendations with respect to base salary, target annual incentives, and equity awards for each executive officer other than himself. Our CEO’s recommendation is considered by the People Committee, which makes final determinations. The People department provides additional analysis and guidance as requested by the People Committee related to executive compensation, including (i) developing, summarizing, and presenting information and analyses to inform the People Committee’s decision-making, (ii) attending People Committee meetings to provide requested information, respond to questions, and otherwise assist the People Committee, and (iii) assisting the CEO in making preliminary recommendations regarding each element of compensation.
Competitive Market Data
In setting compensation for the NEOs, the Board and the People Committee considered the base salaries, annual incentive opportunities, and long-term incentive compensation of executives in comparable roles at similar “peer” companies. In September 2021, the People Committee chose a peer group for 2022 in consultation with its independent compensation consultant, Pay Governance. The People Committee considered publicly traded consumer-focused technology companies, fintech companies, other software technology companies, and brokerage and exchange companies and selected a group where most companies had trailing 12-month revenues between 1/3x and 3x Robinhood’s revenue and between 1/4x and 4x Robinhood’s market capitalization at the time.
Preference was given to companies that had completed IPOs within the last three to five years, those with revenue growth greater than 25 percent annually, and those with headquarters in the Bay Area. The executive compensation peer group consisted of the following 22 companies for 2022:
•Affirm Holdings, Inc.
•Airbnb, Inc.
•Autodesk, Inc.
•Block, Inc.
•Coinbase Global, Inc.
•CrowdStrike Holdings, Inc.
•DocuSign, Inc.
•DoorDash, Inc.
•Dropbox, Inc.
•Lyft, Inc.
•Match Group, Inc.
•Okta, Inc.
•Palantir Technologies Inc.
•Palo Alto Networks, Inc.
•Pinterest, Inc.
•Snap Inc.
•Splunk Inc.
•The Trade Desk, Inc.
•Twitter, Inc.
•Workday, Inc.
•Zillow Group, Inc.
•Zoom Video Communications, Inc.
When these peers were selected, Robinhood’s projected annual revenue and current market capitalization ranked at approximately the median within the group.

Executive Compensation	73

In September 2022, the People Committee and management, with advice from Pay Governance, reviewed the peer group that would be used for compensation decision-making in 2023. In light of our comparable revenues and market capitalization at the time, the People Committee determined that Airbnb, Inc., Palo Alto Networks, Inc., Autodesk, Inc., Block, Inc., CrowdStrike Holdings, Inc., Workday, Inc., Zoom Video Communications, Inc., Twitter, Inc., and DoorDash, Inc. should be removed from the peer group and that Cloudfare, Inc., Twilio Inc., SoFi Technologies, Inc., Marqeta, Inc., Interactive Brokers Group, Inc., Box, Inc., New Relic, Inc., and Nutanix, Inc. should be added to the peer group. The executive compensation peer group consists of the following 21 companies for 2023:
•Affirm Holdings, Inc.
•Box, Inc.
•Cloudfare, Inc.
•Coinbase Global, Inc.
•DocuSign, Inc.
•Dropbox, Inc.
•Interactive Brokers Group, Inc.
•Lyft, Inc.
•Marqeta, Inc.
•Match Group, Inc.
•New Relic, Inc.
•Nutanix, Inc.
•Okta, Inc.
•Palantir Technologies Inc.
•Pinterest, Inc.
•Snap Inc.
•SoFi Technologies, Inc.
•Splunk Inc.
•The Trade Desk, Inc.
•Twilio Inc.
•Zillow Group, Inc.
In addition to these compensation peers, the Board and the People Committee also reviewed pay data from the Radford technology survey where relevant and the compensation data of other companies identified as key business or labor market comparators, even if those companies fell outside of our peer group parameters based on their respective financial profiles. Although such data is used for informational purposes only and is not used explicitly in setting executive compensation levels, the Board and the People Committee are aware of the opportunities that exist for executives such as ours in the broader technology sector and, therefore, review the compensation levels offered by such companies from time to time.
Compensation Risk Assessment
The Company reviewed its compensation policies and practices in March 2023 and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the People Committee assessed the compensation arrangements for the Company’s executive officers and reviewed incentive and commission arrangements below the executive level and concluded that they do not encourage unnecessary or excessive risk-taking. The People Committee believes that the design of the Company’s annual cash and long-term equity incentives for its executive officers provides an effective and appropriate mix of incentives to focus them on long-term stockholder value creation and does not encourage taking short-term risks at the expense of long-term results.
Say-on-Pay
We were a newly public, emerging growth company in 2021 and are eligible for a transition period prior to holding our first Say-on-Pay vote. Starting with our 2024 annual meeting, we will be required to provide our stockholders with the opportunity to cast a Say-on-Pay vote, which is a non-binding, advisory vote to approve the compensation of our NEOs as disclosed in the proxy statement. Further, we currently expect to hold Say-on-Pay votes annually thereafter, as approved by stockholders in 2022 in the so-called Say-on-Frequency vote.

74	Robinhood 2023 Proxy Statement

Independent Consultant
The People Committee retained Pay Governance, an independent compensation consultant, to advise it on executive and director compensation matters in 2022. Pay Governance provides no other services to Robinhood. The People Committee has assessed the independence of Pay Governance and concluded that its engagement of Pay Governance does not raise any conflict of interest with Robinhood or any of our directors or executive officers.
To support the Board and the People Committee during 2022, Pay Governance developed the peer group of publicly traded companies to serve as a market reference, compiled market data on compensation levels and practices for executives and non-employee directors, made recommendations from supporting analyses covering executive compensation philosophy, program design, and structure, and advised on compensation governance best practices and policies.
Clawback Policy
We maintain a compensation recoupment (or “clawback”) policy for incentive awards paid to our executive officers (including all of the NEOs). Our current recoupment policy provides the People Committee with the ability to recover excess incentive compensation paid to executives in the event of a restatement of our financial statements or a material error in the calculation of any applicable performance measures. The policy also provides the People Committee with the ability to recover compensation in the event an executive officer engages in certain types of detrimental conduct (namely, detrimental conduct that (i) results in an increased level of achievement against performance targets by the Company or the executive or (ii) causes material financial and/or reputational harm to the Company).
On October 26, 2022, the SEC adopted rules implementing the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. We intend to amend our clawback policy to reflect these new requirements when required.
Stock Ownership Guidelines
To better align the interests of our executive officers with those of our stockholders, we have adopted a stock ownership policy that requires our executives to hold specified amounts of Robinhood stock or other Qualifying Equity Securities (as defined below). Under the policy, NEO ownership guidelines are as follows:
“Qualifying Equity Securities” include common stock of the Company held by the executive or any immediate family members living in his or her household or by a trust under which he or she or any such immediate family member is a beneficiary. Compliance with this policy is assessed at the end of each fiscal year and is measured based on the average closing price of the Company’s Class A common stock over the last twenty (20) trading days of such year.

Executive Compensation	75

Each executive has five years from the later of (a) the date he or she became an executive officer or (b) the date of the IPO to satisfy the applicable stock ownership guideline. The stock ownership guidelines promote the NEOs’ alignment with stockholder interests and will be periodically evaluated by the People Committee. As of the end of 2022, each executive officer has satisfied the stock ownership guidelines except Mr. Quirk, who is on track to achieve the stock ownership guideline within the five year period from when he became an executive officer in 2022.
The Company’s stock ownership policy for non-employee directors is described in the section “Proposal 1: Election of Directors—Director Compensation—Director Stock Ownership Guidelines.”
Certain Compensation Decisions Made for 2023
•Select salary increase. The People Committee reviewed the base salaries of our NEOs and determined to maintain salaries unchanged for all but Mr. Quirk. The People Committee increased Mr. Quirk’s salary from $500,000 to $550,000 in recognition of his expanded scope within the Company and in line with other non-Founder NEOs.
•Changed annual incentive bonus measures. The People Committee shifted the annual incentive plan’s measures from NCFAs and Adjusted EBITDA, equally weighted, to a combination of total net revenues and Adjusted EBITDA. For purposes of this annual incentive bonus, Adjusted EBITDA will be calculated from the Company’s audited financial statements in the same manner as the Company’s publicly reported Adjusted EBITDA (the Company’s Adjusted EBITDA as reported for the year ended December 31, 2022, is reconciled to the most directly comparable GAAP measure in the Appendix).
•Increased performance bonus targets. In review of market data, we revised our pay mix to increase the weighting on cash compensation by Increasing our performance-based annual bonus targets for each NEO from 50% of salary to 75% of salary.
•Canceled Co-Founders’ 2021 Market-Based RSUs. Our Co-Founders recommended, and the People Committee approved, the cancellation of the Co-Founders’ pre-IPO 2021 market-based RSUs (the “2021 Market-Based PSUs”), which totaled 35.5 million unvested shares tied to specific stock price hurdles. This cancellation moves the Company closer to achieving GAAP profitability because it reduces our GAAP operating costs by up to $50 million per quarter starting in the second quarter of 2023. The cancellation also eliminated the potential dilution associated with these awards. The 2019 market-based RSUs (the “2019 Market-Based PSUs” and together with the 2021 Market-Based PSUs, the “Market-Based PSUs”) tied to the achievement of other specific stock price hurdles were unchanged and continue to remain outstanding and subject to continued service and stock price performance goals.
•Granted equity awards during our annual refresh cycle to non-Founder NEOs. The People Committee granted time-based equity awards to our non-Founder NEOs vesting in 16 equal quarterly installments over four years. The grant date fair value of these awards were $9.5 million for Mr. Gallagher, $7.0 million for Mr. Warnick, and $4.0 million for Mr. Quirk.
•Granted retention-focused supplemental award to CFO. The People Committee made a $2.0 million supplemental award of time-based RSUs in March 2023 to promote retention of our CFO, Mr. Warnick. These awards vest in equal quarterly installments over two years.
People and Compensation Committee Report
The People and Compensation Committee has reviewed and discussed with management the disclosures contained in the CD&A section of this proxy statement. Based on this review and discussion, the People and Compensation Committee recommended to the Board that the CD&A section be included in this proxy statement.
People and Compensation
Committee of the Board of Directors
Frances Frei (Chair)
Jonathan Rubinstein
Dara Treseder

76	Robinhood 2023 Proxy Statement

Compensation Tables
The following tables present detailed compensation information regarding our NEOs.
Summary Compensation Table
The following table presents summary compensation information. As required by SEC rules, stock awards (RSUs and PSUs) are shown as compensation for the year in which they were granted (or modified) and are valued based on their grant date fair values (or modification date incremental values) for accounting purposes. Therefore:
•the stock awards column reports RSUs and PSUs granted (or modified) in the years shown even though they have multi-year vesting schedules, some do not vest unless our stock achieves ambitious price goals, and some were subsequently canceled or forfeited; and
•because the stock awards column reports the grant (or modification) of RSUs and PSUs, it does not reflect whether the executives actually realized any financial benefit from the awards (such as by vesting in stock).

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)(3)		Option Awards ($)(4)	All Other Compensation ($)		Total ($)(3)
Vladimir Tenev	2022	34,248		—		—		—	1,263,281	(5)	1,297,529
Co-Founder and Chief Executive Officer	2021	244,125	(1)(6)	—		794,011,732	(7)	—	1,868,790	(8)	796,124,647
	2020	400,015		—		—		—	367,908	(9)	767,923
Jason Warnick	2022	550,000		—		5,999,988		—	38,445	(5)	6,588,433
Chief Financial Officer	2021	542,569	(1)	150,000	(10)	—		—	144,095	(8)	836,664
	2020	400,015		450,000		17,166,078		—	50,247	(9)	18,066,340
Daniel Gallagher	2022	550,000		—		14,499,997		—	5,850	(5)	15,055,847
Chief Legal Officer	2021	542,569	(1)	150,000		—		—	169,545	(8)	862,114
	2020	257,436		4,200,000		24,619,577		990,901	—		30,067,914
Steven Quirk	2022	480,769		200,000	(11)	12,999,991		—	1,387	(5)	13,682,147
Chief Brokerage Officer
Gretchen Howard	2022	550,000		350,000	(12)	5,999,988		—	19,490	(5)	6,919,478
Former Chief Operating Officer	2021	546,262	(1)	500,000	(12)	—		—	56,175	(8)	1,102,437
Aparna Chennapragada	2022	626,154		—		8,812,966	(13)	—	604,951	(5)	10,044,071
Former Chief Product Officer	2021	368,077		1,100,000	(14)	80,148,392	(15)	—	—		81,616,469
(1)Reported salaries for 2021 include support stipends totaling $800 per person that we paid to all employees in early 2021 to acknowledge the extra effort our workforce put in when the Company had to restrict customers’ ability to buy certain stocks (including GameStop Corp. and AMC Entertainment Holdings Inc.) temporarily in January 2021 to ensure we would continue meeting clearinghouse deposit requirements (the “Early 2021 Trading Restrictions”). The amounts shown differ slightly from the annual rate of pay due to the timing of Company payroll.
(2)For a list of 2022 stock awards (RSUs), see the Grants of Plan-Based Awards Table below.
(3)The table above presents accounting value, not realized value: the “Stock Awards” amounts above represent the aggregate grant date fair value of RSUs and PSUs granted (and incremental fair value of RSUs and PSUs modified) during the years shown as computed for accounting purposes in accordance with FASB ASC 718. As a result, the “Stock Awards” column—and the “Total” column—include time-based awards that have not yet vested and performance-based awards that might never vest. For Mr. Tenev these columns include the 2021 Market-Based PSUs that were subsequently canceled, and for Ms. Chennapragada these columns also include awards that were forfeited upon termination.
(4)In accordance with SEC rules, the amounts in this column represent the grant date fair value of stock options calculated in accordance with FASB ASC Topic 718. For additional information, see Note 1 to our consolidated financial statements included in our 2022 Form 10-K. The assumptions used in calculating the grant date fair value of the stock options reported in this table are set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-based Compensation” of our 2022 Form 10-K.

Executive Compensation	77

(5)For Mr. Tenev, this amount represents personal security services for which the Company paid $1,263,281 (including a personal security detail, a residential security detail, and online privacy services). For Mr. Warnick, this amount represents personal security services for which the Company paid $33,795 (including a personal security detail, a residential security detail, and online privacy services) and Company-paid 401(k) plan matching contributions of $4,650. For Mr. Gallagher, this amount represents Company-paid 401(k) plan matching contributions of $4,650 and a health and wellness stipend of $1,200. For Mr. Quick, this amount represents Company-paid 401(k) plan matching contributions of $1,387. For Ms. Howard, this amount represents personal security services for which the Company paid $19,490 (including residential security system monitoring and online privacy services). For Ms. Chennapragada, this amount represents a severance payment of $596,868 and Company-paid 401(k) plan matching contributions of $8,083.
(6)In 2021 Mr. Tenev suggested, and the People Committee agreed, to reduce his salary to $34,248, reflecting the median wage for individuals in the United States (as reported by the Social Security Administration for 2019).
(7)Includes the grant date fair value of the 2021 Market-Based PSUs and the incremental fair value of the 2019 Market-Based PSUs resulting from the modifications made to the 2019 Market-Based PSUs in 2021. The 2021 Market-Based PSUs were canceled at Mr. Tenev’s request in February 2023, as described in detail in the section “CD&A—Compensation Decisions Made for 2023.”
(8)For Mr. Tenev, this amount represents personal security services for which the Company paid $1,866,864 (including a personal security detail, a residential security detail, and online privacy services); and payment by the Company of legal fees incurred for the benefit of selling stockholders in the IPO, for which Mr. Tenev’s share was $1,925. In addition, on one occasion in 2021 family members accompanied Mr. Tenev on a Company-chartered aircraft for a business-related round trip from the San Francisco Bay Area to New York City; their presence resulted in no incremental cost to the Company. For Mr. Warnick, this amount represents personal security services for which the Company paid $133,470 (including residential security system installation and monitoring, limited-duration personal and residential security details in connection with the Early 2021 Trading Restrictions and our IPO, and online privacy services); Company-paid 401(k) plan matching contributions of $8,700; and payment by the Company of legal fees incurred for the benefit of selling stockholders in the IPO, for which Mr. Warnick’s share was $1,925. For Mr. Gallagher, this amount represents personal security services for which the Company paid $164,740 (including a personal security detail, a residential security detail, and online privacy services); Company-paid 401(k) plan matching contributions of $4,225; and phone trade in reimbursement for which the Company paid $580. For Ms. Howard, personal security services for which the Company paid $56,175 (including residential security system installation and monitoring, a limited-duration residential security detail in connection with the Early 2021 Trading Restrictions, and online privacy services).
(9)For Mr. Tenev, the amount reflects executive medical plan premiums and $343,584 in personal security costs. For Mr. Warnick, the amount reflects executive medical plan premiums, health reimbursements, including the reimbursement of taxes associated with such reimbursements, and $8,195 in company matching contributions to his 401(k) plan account.
(10)For 2021, Mr. Warnick received a discretionary bonus of $150,000.
(11)In 2022, Mr. Quirk received an installment of his sign-on bonus in the amount of $200,000 pursuant to his offer letter.
(12)In 2021, Ms. Howard received a $350,000 installment of her sign-on bonus pursuant to her offer letter and a discretionary bonus of $150,000. In January 2022, Ms. Howard received the final $350,000 installment of her sign-on bonus. Ms. Howard announced her plan to retire from the Company at the end of 2023 and transitioned to an advisory role effective April 3, 2023.
(13)In connection with Ms. Chennapragada’s separation from Robinhood, her outstanding equity awards were allowed to continue vesting during a transitional period of reduced responsibilities. The amount reported in the table above includes the incremental fair value of that arrangement, as computed for accounting purposes, in the amount of $1,312,975.
(14)In 2021, Ms. Chennapragada received a sign-on bonus in the amount of $1.0 million, pursuant to her offer letter, and a prorated discretionary bonus of $100,000.
(15)On May 6, 2021, Ms. Chennapragada received a sign-on RSU award covering 1,935,484 shares pursuant to the terms of her offer letter. When the award was granted, our valuation for accounting purposes was $41.41 per share, which is reflected in this award’s value as reported above and which is significantly higher than our recent stock prices. Based on our recent April 5, 2023, closing price of $9.75 per share, the value of this award would have been $18,870,969. This award had a four-year quarterly vesting schedule, so Ms. Chennapragada vested in only 7/16th (seven-sixteenths) of the underlying shares prior to her January 2, 2023, separation from Robinhood.

78	Robinhood 2023 Proxy Statement

Grants of Plan-Based Awards Table—2022
The following table presents all plan-based awards granted to the NEOs during 2022. For a description of these awards, see the CD&A above, and the “Narrative Description of Executive Compensation Arrangements” below.
The column “Grant Date Fair Value of Stock and Option Awards” presents the aggregate grant date fair value of each grant (as computed for financial accounting purposes), which does not reflect whether the executive actually realized a financial benefit from the grant (such as by vesting in stock or exercising options).

Name	Grant Date(1)	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Vladimir Tenev	—	—	—	—
Jason Warnick
RSU Award	03/24/2022	03/24/2022	385,802	4,999,994	(3)
RSU Award	03/24/2022	03/24/2022	77,160	999,994	(4)
Daniel Gallagher
RSU Award	03/24/2022	03/24/2022	462,963	6,000,000	(3)
RSU Award	03/24/2022	03/24/2022	192,901	2,499,997	(4)
RSU Award	09/07/2022	09/07/2022	609,137	5,999,999	(5)
Steven Quirk
RSU Award	03/24/2022	03/24/2022	694,444	8,999,994	(3)
RSU Award	09/07/2022	09/07/2022	406,091	3,999,996	(5)
Gretchen Howard
RSU Award	03/24/2022	03/24/2022	385,802	4,999,994	(3)
RSU Award	03/24/2022	03/24/2022	77,160	999,994	(4)
Aparna Chennapragada
RSU Award	03/24/2022	03/24/2022	385,802	4,999,994	(3)
RSU Award	03/24/2022	03/24/2022	192,901	2,499,997	(4)
RSU Award (transitional period vesting)(6)	08/02/2022	08/02/2022	—(6)	1,312,975
(1)This column presents the grant date or, in the case of modified awards, the modification date.
(2)Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC 718. In the case of modifications, as required by SEC rules, this column presents the incremental fair value of the modified awards computed as of the modification date, as compared to the fair value of the awards immediately prior to the modification in accordance with FASB ASC 718. These amounts do not reflect whether the recipient has actually realized any financial benefit from the awards (such as by vesting in stock). For information on the valuation assumptions used in the grant date fair value computations, refer to the following sections of our 2022 Form 10-K: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates”; Note 1 to our consolidated financial statements—“Description of Business and Summary of Significant Accounting Policies—Share-based Compensation”; and Note 12 to our consolidated financial statements—“Mezzanine Equity, Common Stock and Stockholders' (Deficit) Equity—Equity Incentive Plans.”
(3)This time-based RSU is subject to a four-year quarterly vesting schedule and the NEO’s continued service with us on each vesting date.
(4)This time-based RSU is subject to a one-year quarterly vesting schedule and the NEO’s continued service with us on each vesting date.
(5)This time-based RSU is subject to a two-year quarterly vesting schedule and the NEO’s continued service with us on each vesting date.
(6)On August 1, 2022, the People Committee approved a separation agreement with Ms. Chennapragada. Among other things, the agreement provided for continued vesting during a transitional period of reduced responsibilities from August 2, 2022, through January 2, 2023. Under FASB ASC 718, this agreement was treated as a modification of the terms of Ms. Chennapragada’s outstanding equity awards. As required by SEC rules, the “Grant Date Fair Value of Stock and Option Awards” column presents the incremental fair value of the modified awards computed as of the modification date, compared to the fair value of the awards immediately prior to the modification, computed in accordance with FASB ASC 718.

Executive Compensation	79

Offer Letters
As of December 31, 2022, we had not entered into an offer letter or employment agreement with Mr. Tenev.
We have entered into offer letters with each of Mr. Warnick, Mr. Gallagher, Mr. Quirk, Ms. Howard, and Ms. Chennapragada. These offer letters provide for at-will employment and generally specify the NEO’s initial base salary, initial equity awards, and eligibility to participate in our employee benefit plans generally.
Jason Warnick. We entered into an offer letter with Mr. Warnick, dated November 8, 2018. Pursuant to such letter agreement, Mr. Warnick’s initial base salary was $300,000, and Mr. Warnick received a sign-on bonus opportunity of $300,000, the last installment of which was paid on the second anniversary following the commencement of his employment. Mr. Warnick also received initial grants of 700,000 time-based RSUs and 700,000 stock options.
Daniel Gallagher. We entered into an offer letter with Mr. Gallagher, dated April 28, 2020, as amended on August 19, 2020, and December 15, 2020. Pursuant to such letter agreement, Mr. Gallagher’s initial base salary was $400,000, and Mr. Gallagher received a sign-on bonus opportunity of $8.4 million, one-fourth of which was paid within 30 days of his start date and the remainder of which was paid in three annual installments. The second and third of such installments were paid in 2021 and 2022, respectively, in the amount of $2.1 million each year. Mr. Gallagher also received initial grants of 308,419 time-based RSUs and 264,360 stock options.
Steven Quirk. We entered into an offer letter with Mr. Quirk, dated July 13, 2021, as amended on November 18, 2021. Pursuant to such letter agreement, Mr. Quirk’s initial base salary was $500,000, and Mr. Quirk received a sign-on bonus opportunity of $400,000, one-half of which was paid 30 days following his start date as an advance to assist in transitioning into his role and the remainder of which was paid in 2023 following the one-year anniversary of his start date. Mr. Quirk also received initial grants of 694,444 time-based RSUs.
Gretchen Howard. We entered into an offer letter with Ms. Howard, dated November 16, 2018. Pursuant to such letter agreement, Ms. Howard’s initial base salary was $300,000, and Ms. Howard received a sign-on bonus opportunity of $1.4 million, one-fourth of which was paid when she started work in January 2019 and the remainder of which was paid in three annual installments. The second and third of such installments were paid in 2021 and 2022, respectively, in the amount of $350,000 per year. Ms. Howard also received initial grants of 394,283 time-based RSUs and 394,283 stock options. As described below in the section “Compensation Tables—Howard Separation,” the Company entered into a letter agreement with Ms. Howard, dated March 15, 2023, pursuant to which she ceased to serve as Chief Operating Officer effective April 3, 2023, and transitioned to an advisory role through January 1, 2024, during which time she remains eligible to continue vesting in her outstanding Company equity-based awards.
Aparna Chennapragada. We entered into an offer letter with Ms. Chennapragada, dated February 18, 2021. Pursuant to such letter agreement, Ms. Chennapragada’s initial base salary was $550,000, and Ms. Chennapragada received a sign-on bonus opportunity of $1.0 million, which was paid shortly after she started work in April 2021. Ms. Chennapragada also received an initial grant of 1,935,484 time-based RSUs. As described below in the section “Compensation Tables—Chennapragada Separation,” the Company entered into a separation agreement with Ms. Chennapragada, dated August 1, 2022, pursuant to which she ceased to serve as Chief Product Officer effective August 1, 2022, and transitioned to an advisory role through January 2, 2023, during which time she remained eligible to continue vesting in her outstanding Company equity-based awards. Pursuant to such separation agreement, Ms. Chennapragada also received a payment of $550,000, a lump-sum amount equaling 12 times her then-current premium for continued group health coverage under COBRA, and a $20,000 reimbursement for legal fees.
401(k) Plan
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code (“Code”) limits, which are updated annually. We match 100 percent of the first 3 percent of employee contributions. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

80	Robinhood 2023 Proxy Statement

Outstanding Equity Awards at the End of 2022
The following table presents outstanding equity awards held by the NEOs on December 31, 2022. Shares subject to 2019 Market-Based PSUs that have met the stock-price condition but remain subject to the time-based service condition are classified as being subject only to time-based vesting conditions at the end of 2022. Vesting of the unvested awards shown below is generally conditioned upon the NEO’s continuous employment through the applicable vesting date but is subject to acceleration on certain terminations of the executive’s employment as described in the section “Potential Payments upon Termination or Change in Control” below.

	Option Awards(1)					Stock Awards(1)
									Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Vladimir Tenev	—	—		—	—	403,429	(3)	3,283,912	11,065,463	(4)	90,072,869
						—		—	22,200,000	(5)	180,708,000
Jason Warnick	700,000	—		$5.93	12/14/2028	—		—	—		—
						174,858	(6)	1,423,344	—		—
						181,452	(7)	1,477,019	—		—
						322,580	(8)	2,625,801	—		—
						313,465	(9)	2,551,605	—		—
						77,160	(10)	628,082	—		—
Daniel Gallagher	120,460	99,135	(11)	10.24	07/05/2030	—		—	—		—
						115,658	(12)	941,456	—		—
						499,506	(13)	4,065,979	—		—
						90,323	(14)	735,229	—		—
						376,158	(15)	3,061,926	—		—
						192,901	(16)	1,570,214	—		—
						532,995	(17)	4,338,579	—		—
Steven Quirk
						564,236	(18)	4,592,881	—		—
						355,330	(19)	2,892,386	—		—
Gretchen Howard	180,278	8,215	(20)	5.93	02/14/2029	—		—	—		—
						8,215	(21)	66,870	—		—
						110,893	(22)	902,669	—		—
						121,526	(23)	989,222	—		—
						181,452	(24)	1,477,019	—		—
						322,580	(25)	2,625,801	—		—
						313,465	(26)	2,551,605	—		—
						77,160	(27)	628,082	—		—
Aparna Chennapragada
						1,209,678	(28)	9,846,779	—		—
						313,465	(29)	2,551,605	—		—
						192,901	(30)	1,570,214	—		—
(1)In accordance with the terms and conditions applicable to the award, each award reported in these columns generally is subject to forfeiture in connection with certain terminations of employment and to acceleration in certain circumstances as described under “Potential Payments Upon Termination or Change in Control” below.
(2)Value is based on the closing price of our Class A common stock of $8.14 per share on December 30, 2022, as reported by Nasdaq.
(3)These shares represent the as-yet-unvested portion of the 2019 Market-Based PSUs that became eligible to vest based on the Company’s achievement of the $30.45 per share market-price goal. One-seventh (1/7) of these shares vested on February 1, 2022, with the remainder vesting quarterly thereafter in equal installments through August 1, 2024.

Executive Compensation	81

(4)Portions of this 2019 Market-Based PSU become eligible to vest based on satisfaction of share-price goals of $50.75 (37.5% portion) and $101.50 (62.5% portion). These goals are tested based on Robinhood’s trailing 60-trading-day average daily VWAP. When a share-price goal is achieved half of the PSUs allocated to that level will vest immediately, with the other half of the PSUs allocated to that level vesting in accordance with a time-based service schedule in twenty-four (24) equal quarterly installments from a vesting commencement date of August 1, 2018, through August 1, 2024, subject to the executive’s continued service with Robinhood through the applicable vesting date.
(5)The original terms of the 2021 Market-Based PSU provided that portions of the award would become eligible to vest based on satisfaction of share-price goals of $120 (12.8% portion), $150 (12.8% portion), $180 (14.9% portion), $210 (14.9% portion), $240 (14.9% portion), $270 (14.9% portion), and $300 (14.9% portion). These goals were to be tested based on 60-trading-day average daily VWAP. If a share-price goal was achieved, all of the PSUs allocated to that level would have vested immediately, subject to the executive’s continued service with Robinhood through the applicable vesting date. This 2021 Market-Based PSU was canceled in its entirety in February 2023.
(6)One-fourth (1/4) of these RSUs vested on March 1, 2023, with the remainder vesting in equal quarterly installments thereafter through December 1, 2023.
(7)One-ninth (1/9) of these RSUs vested on January 1, 2023, with the remainder vesting in equal quarterly installments thereafter through January 1, 2025.
(8)One-eighth (1/8) of these RSUs vested on April 1, 2023, with the remainder vesting in equal quarterly installments thereafter through January 1, 2025.
(9)One-thirteenth (1/13) of these RSUs vested on March 1, 2023, with the remainder vesting in equal quarterly installments thereafter through March 1, 2026.
(10)One-fourth (1/4) of these RSUs are scheduled to vest on April 1, 2025, with the remainder vesting in equal quarterly installments thereafter through January 1, 2026.
(11)One-sixth (1/6) of these options vested on February 12, 2023, with the remainder vesting in equal monthly installments thereafter through May 12, 2024.
(12)One-sixth (1/6) of these RSUs vested on February 12, 2023, with the remainder vesting in equal monthly installments thereafter through May 12, 2024.
(13)One-sixth (1/6) of these RSUs vested on February 12, 2023, with the remainder vesting in equal monthly installments thereafter through May 12, 2024.
(14)One-fourth (1/4) of these RSUs vested on January 1, 2023, with the remainder vesting in equal quarterly installments thereafter through October 1, 2023.
(15)One-thirteenth (1/13) of these RSUs vested on March 1, 2023, with the remainder vesting in equal quarterly installments thereafter through March 1, 2026.
(16)One-fourth (1/4) of these RSUs are scheduled to vest on July 1, 2024, with the remainder vesting in equal quarterly installments thereafter through April 1, 2025.
(17)One-seventh (1/7) of these RSUs vested on March 1, 2023, with the remainder vesting in equal quarterly installments thereafter through September 1, 2024.
(18)One-thirteenth (1/13) of these RSUs vested on February 1, 2023, with the remainder vesting in equal quarterly installments thereafter through February 1, 2026.
(19)One-seventh (1/7) of these RSUs vested on March 1, 2023, with the remainder vesting in equal quarterly installments thereafter through September 1, 2024.
(20)All of these options vested on January 1, 2023.
(21)All of these RSUs vested on January 1, 2023.
(22)One-third (1/3) of these RSUs vested on January 1, 2023, with the remainder vesting in equal quarterly installments thereafter through July 1, 2023.
(23)One-fourth (1/4) of these RSUs vested on March 1, 2023, with the remainder vesting in equal quarterly installments thereafter through December 1, 2023.
(24)One-ninth (1/9) of these RSUs vested on January 1, 2023, with the remainder scheduled to vest in equal quarterly installments thereafter through January 1, 2025. However, four-ninth (4/9) of these RSUs will be forfeited on January 1, 2024.
(25)One-eighth (1/8) of these RSUs vested on April 1, 2023, with the remainder scheduled to vest in equal quarterly installments thereafter through January 1, 2025. However, four-eighth (4/8) of these RSUs will be forfeited on January 1, 2024.
(26)One-thirteenth (1/13) of these RSUs vested on March 1, 2023, with the remainder scheduled to vest in equal quarterly installments thereafter through March 1, 2026. However, nine-thirteenth (9/13) of these RSUs will be forfeited on January 1, 2024.
(27)One-fourth (1/4) of these RSUs are scheduled to vest on April 1, 2025, with the remainder vesting in equal quarterly installments thereafter through January 1, 2026. However, all of these RSUs will be forfeited on January 1, 2024.
(28)One-tenth (1/10) of these RSUs vested on January 1, 2023, with the remainder forfeited on January 2, 2023.
(29)One-thirteenth (1/13) of these RSUs were scheduled to vest on March 1, 2023, with the remainder vesting in equal quarterly installments thereafter through March 1, 2026; however, all of these RSUs were forfeited on January 2, 2023.
(30)One-fourth (1/4) of these RSUs were scheduled to vest on July 1, 2025, with the remainder vesting in equal quarterly installments thereafter through April 1, 2026; however, all of these RSUs were forfeited on January 2, 2023.

82	Robinhood 2023 Proxy Statement

Options Exercised and Stock Vested During 2022
The following table shows how many stock options our NEOs exercised, and how many shares of stock vested for each NEO, during 2022. All of the stock vesting events relate to RSUs and PSUs. This table also shows the aggregate value our NEOs realized from such option exercises and RSU/PSU vesting events.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vladimir Tenev	—	—	775,035	8,696,776
Jason Warnick	—	—	502,840	5,472,522
Daniel Gallagher	35,000	19,800	663,378	7,377,148
Steven Quirk	—	—	180,969	1,836,295
Gretchen Howard	—	—	520,933	5,919,035
Aparna Chennapragada	—	—	556,208	6,771,128
(1)In the case of options, “value realized” equals the difference between the exercise price of the option and the market price of our common stock at exercise, multiplied by the number of exercised options.
(2)In the case of stock awards, “value realized” equals the closing price of our common stock on the vesting date (or the prior trading day, in the case of weekend or holiday vesting events), as reported by Nasdaq, in each case multiplied by the number of vested shares (including any shares withheld by us to cover tax withholding for these awards).
Potential Payments Upon Termination or Change in Control
The following sections describe the benefits that may become payable to our NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company under arrangements in effect on December 31, 2022.
Change in Control and Severance Plan
In March 2021, our Board adopted our Change in Control and Severance Plan for Key Employees (our “CIC and Severance Plan”), including for all of the NEOs. The People Committee believes that providing our executives with specified benefits in the event of a termination of employment by Robinhood without cause (or in the event of a resignation by the executive for good reason) is consistent with market practices. It also helps us retain executives and maintain leadership stability. Furthermore, the People Committee believes that adopting uniform terms, as reflected in these severance arrangements, helps to ensure that our executives are treated fairly and consistently and could help the Company avoid the need to separately negotiate severance in connection with each individual termination of employment.
Each of our executive officers and each of our other employees at the level of vice president or above is eligible to participate in our CIC and Severance Plan. Our Board or People Committee administers the CIC and Severance Plan with respect to our executive officers, and our CEO administers the CIC and Severance Plan with respect to our employees.
Our CIC and Severance Plan provides benefits in the event of an “Involuntary Termination,” which is defined to mean a termination of the participant’s employment (a) by the participant for “good reason” (as defined in our CIC and Severance Plan) or (b) by the Company for a reason other than “cause” (as defined in our CIC and Severance Plan), death, or disability.
Severance Not in Connection with a Change in Control
In the event of an Involuntary Termination that occurs outside of any change in control period (as described below), a participant will be eligible for the following payments and benefits:
•a lump sum payment equal to (x) in the case of our CEO, the greater of $1.5 million and 18 months’ base salary, (y) in the case of our other executive officers, 12 months’ base salary, and (z) in the case of our other employees at the level of vice president or above, nine months’ base salary;
•a lump sum payment equal to the participant’s target annual bonus, prorated based on the number of days the participant was employed with us during the year of termination; and
•a lump sum payment equal to the monthly premiums for continued health coverage under the Consolidated Omnibus Reconciliation Act of 1985 as amended, or COBRA, on an after-tax basis, for a period of (x) in the case of our CEO, 18 months, (y) in the case of our other executive officers, 12 months, and (z) in the case of our other employees at the level of vice president or above, nine months.

Executive Compensation	83

Change-in-Control Severance

The People Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction may create uncertainty for our executives and other key employees. The CIC and Severance Plan is designed to help retain our key employees and maintain a stable work environment leading up to and during changes in control by providing employees certain economic benefits in the event their employment is actually or constructively terminated in connection with such a change.
In the event of an Involuntary Termination that occurs within a period beginning three months prior to and ending 18 months following a “change in control” (as defined in our CIC and Severance Plan) (such period, the “change in control period”), the participant will be eligible for the following payments and benefits:
•a lump sum payment equal to (x) in the case of our CEO, the greater of $2.0 million and 24 months’ base salary, (y) in the case of our other executive officers, 18 months’ base salary, and (z) in the case of our other employees at the level of vice president or above, 12 months’ base salary;

•a lump sum payment equal to the sum of (x) the participant’s target annual bonus at the time of termination and (y) the participant’s target annual bonus, prorated based on the number of days the participant was employed with us during the year of termination;
•a lump sum payment equal to the monthly premiums for continued health coverage under COBRA, on an after-tax basis, for a period of (x) in the case of our CEO, 24 months, (y) in the case of our other executive officers, 18 months, or (z) in the case of our other employees at the level of vice president or above, 12 months; and
•accelerated vesting of all outstanding equity awards held by the participant, with all applicable performance goals or other vesting criteria deemed achieved at 100 percent of target levels for the relevant performance period(s), excluding the Market-Based PSUs.

Other Agreements
In the event that a participant is party to an agreement providing for severance payments and benefits, such participant will be entitled to receive the greater of the cash severance payments and benefits and accelerated vesting of equity awards provided under such agreement and those provided under our CIC and Severance Plan.
Release
The receipt of the payments and benefits provided for under our CIC and Severance Plan described above is conditioned on the participant signing and not revoking a separation and release of claims satisfactory to the Company.
Section 280G
In addition, if any of the payments or benefits provided for under our CIC and Severance Plan or otherwise payable to a participant would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the participant will receive either the full payments and benefits under our CIC and Severance Plan (and be subject to the applicable excise tax) or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefit to the participant. The estimates included below under “Estimated Severance and Change-in-Control Benefits” are presented assuming that no such reduction in benefits would be required. Our CIC and Severance Plan does not require us to provide any tax gross-up payments to the participants with respect to excise taxes.

84	Robinhood 2023 Proxy Statement

Amendment and Termination
Our Board may amend or terminate our CIC and Severance Plan at any time prior to a change in control. Following a change in control, our CIC and Severance Plan may not be amended or terminated in any way that would prevent the participant from becoming eligible for the payments and benefits described above or reduce or alter such payments and benefits to the detriment of the participant. No amendment or termination will affect the rights of any participant to claim benefits under our CIC and Severance Plan for events occurring prior to the effective date of such amendment or termination.
Offer Letters
Described below are the provisions of our NEO offer letters that provide for severance payments and benefits greater than those provided under our CIC and Severance Plan.
•Mr. Warnick – The offer letter with Mr. Warnick provides that the unvested portions of the options and RSUs described in the letter (namely the awards granted on December 15, 2018) will vest in full upon any change in control of the Company.
•Ms. Howard – The offer letter with Ms. Howard provides that if Ms. Howard holds the title of Chief Operating Officer on the date of any change in control of the Company, then the unvested portion of the options and RSUs described in the letter (namely the awards granted on February 15, 2019) will vest in full upon the change in control. On March 15, 2023, the Company entered into a letter agreement with Ms. Howard pursuant to which she ceased to serve as Chief Operating Officer effective April 3, 2023, and transitioned to an advisory role through January 1, 2024, during which time she remains eligible to continue vesting in her outstanding Company equity-based awards.
Equity Award Agreements
Described below are the provisions of our NEO equity award agreements that provide for severance payments and benefits greater than those provided under our CIC and Severance Plan.
•Mr. Warnick, Mr. Gallagher, and Ms. Howard – The equity award agreements with each of Mr. Warnick, Mr. Gallagher, and Ms. Howard provide that if the Company is subject to a change in control while the executive officer remains employed with the Company (or within three months following an involuntary termination) and any award granted to him or her prior to the IPO is not assumed, substituted, or otherwise continued by the successor (or paid in cash), then the unvested portion of such award will accelerate in full upon the change in control.
•2019 Market Based PSUs held by Mr. Tenev – In the event of a sale event (as defined in the 2013 Plan (as defined below)) before the awards expire on December 31, 2025, the 2019 Market-Based PSUs may be eligible to vest in additional tranche(s) of PSUs if the per share deal price in the sale event results in the achievement of an additional price goal that has not previously been achieved. In that case, the tranche(s) of PSUs corresponding to that price target will be eligible for vesting immediately prior to the closing of the sale event. If the transaction price falls between two price goals (and the upper of those goals has not previously been achieved), then a portion of the tranche of PSUs corresponding to the upper price will vest based on a linear interpolation between those two goals. In the event Mr. Tenev is terminated without cause or resigns for good reason (each as defined in Mr. Tenev’s award agreement) within 30 days prior to a sale event, he will be eligible to vest in any 2019 Market-Based PSUs that would have otherwise vested as a result of the transaction. In addition, in the event of any such termination within 30 days prior to a sale event or 18 months following a sale event, any 2019 Market-Based PSUs for which the share price goal but not the service-based vesting requirement has been met will vest and be settled.
•2021 Market Based PSUs held by Mr. Tenev – In the event of a change in control of the Company before the awards expired on May 26, 2029, the 2021 Market-Based PSUs would have been eligible to vest in additional tranche(s) of PSUs if the per share deal price in the change in control resulted in the achievement of an additional price goal that had not previously been achieved. In that case, the tranche(s) of PSUs corresponding to that price target would have vested immediately prior to the closing of the change in control. If the transaction price fell between two price goals (and the upper of those goals had not previously been achieved), then a portion of the tranche of PSUs corresponding to the upper price would have vested based on a linear interpolation between those two goals. Mr. Tenev would have had to be employed as of the applicable achievement date to be eligible for vesting in a particular tranche. However, in the event Mr. Tenev was terminated without cause (as defined in the award agreement) within 30 days prior to a change in control, he would have been eligible to vest in any 2021 Market-Based PSUs that would have otherwise vested as a result of the transaction. In the event Mr. Tenev remained employed as a member of management but did not serve as our CEO or Executive Chair, the PSUs that may have vested following the date he ceased to serve in those roles would have been reduced by 40 percent. On February 3, 2023, the 2021 Market-Based PSUs were canceled, as described in detail in the section “CD&A—Compensation Decisions Made for 2023.”

Executive Compensation	85

Policy Providing Partial Acceleration upon Death or Permanent Disability
On March 10, 2021, our Board adopted a broad-based policy intended to provide our employees, including our NEOs, with additional financial security in the event of loss and hardship in recognition of the significant weight we place on equity incentive compensation. Under this policy, in the event that an employee’s (including any NEO’s) employment terminates due to death or permanent disability, the portion of such employee’s RSUs and options that are subject to time-based vesting conditions and would have otherwise vested within the two years following such termination will vest and become exercisable; provided, that the maximum value of RSUs and options that will vest and become exercisable under this policy for any individual must not exceed $10.0 million in the aggregate. This policy applies to all outstanding awards under the 2013 Plan and the 2020 Plan (as defined below) and is reflected in the terms of all awards that we have granted under the 2021 Plan (as defined below).
Equity Plans
Described below are the provisions of our equity incentive plans governing how awards under the plans will generally be treated in connection with certain change in control transactions. The award treatment described below will generally be subject to any more-favorable treatment to which an executive may be entitled by contract or under the CIC and Severance Plan (each as described above).
2021 Plan. All equity awards granted after the IPO have been granted under our 2021 Plan. Our 2021 Plan provides that, unless otherwise determined by the administrator or provided in an award agreement, in the event of a “change in control” (as defined in our 2021 Plan) in which no provision is made for the acquirer’s assumption of or substitution for awards (with appropriate adjustments as to the number and kinds of shares and the exercise prices), if applicable, then:
•any outstanding stock options or stock appreciation rights (or “SARs”) that are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested as of immediately prior to such change in control, and the administrator will have authority to cancel such stock option or SARs in exchange for cash payment equal to the applicable spread value, if any;
•all performance-based awards will automatically vest as of immediately prior to such change in control, at either the target or actual level of performance (as determined by the administrator) and will be paid out as soon as practicable following such change in control or such later date as may be required to comply with Section 409A of the Code; and
•all other outstanding awards that are unexercisable, unvested, or still subject to restrictions or forfeiture will automatically be deemed exercisable and vested, and all restrictions and forfeiture provisions will lapse as of immediately prior to such change in control, and the award will be paid out within 30 days following such change in control or such later date as may be required to comply with Section 409A of the Code.
The 2021 Plan further provides that, unless otherwise determined by the administrator or provided in an award agreement or a service provider’s employment or service agreement with us or any of our affiliates, if within 12 months following a change in control in which the acquirer assumes or substitutes awards in accordance with our 2021 Plan, a participant’s employment or service is terminated by us (or our successor) without “cause” (as defined in our 2021 Plan), then:
•any outstanding stock options or SARs that are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested as of the date of such termination and will remain exercisable until the earlier of the expiration of the existing term and 90 days following the date of such termination;
•all performance-based awards will automatically vest as of the date of such termination at either the target or actual level of performance (as determined by the administrator), and such deemed earned amount will be paid out as soon as practicable following such termination or such later date as may be required to comply with Section 409A of the Code; and
•all other outstanding awards that are unexercisable, unvested, or still subject to restrictions or forfeiture will automatically be deemed exercisable and vested, and all restrictions and forfeiture provisions related thereto will lapse as of the date of such termination, and the award will be paid out as soon as practicable following such date of termination or such later date as may be required to comply with Section 409A of the Code.
2020 Plan. Our 2020 Plan provides that, in the event of an “acquisition” or “other combination” (each, as defined in our 2020 Plan), awards may be continued, assumed, substituted, settled by payment (in cash or securities of the surviving corporation or its parent) of the full value of the award, accelerated (in full or in part), or canceled without consideration, and awards would terminate upon the consummation of the acquisition or other combination unless they are continued, assumed, or substituted. Our Board, in its sole discretion, may provide for the accelerated vesting of awards.
2013 Plan. Our 2013 Plan provides that, in the event of a “corporate transaction” (as defined in our 2013 Plan), awards may be continued, assumed, or substituted, terminated without consideration (provided that a participant is given an opportunity to exercise vested stock options prior to the consummation of the transaction), or settled by payment (in cash, securities, or other property) for a payment equal to the per-share value in the transaction, multiplied by the number of vested shares subject to the stock option minus the aggregate exercise price. Our Board, in its sole discretion, may provide for the accelerated vesting and exercisability, in whole or in part, of awards in connection with a corporate transaction.

86	Robinhood 2023 Proxy Statement

ESPP. Our ESPP (as defined below) provides that in the event of a merger or “change in control” (as defined in our ESPP), a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute the outstanding purchase rights or in the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened, and a new purchase date will be set that will be before the date of such change in control. The administrator will notify each participant that the purchase date has been changed and that the participant’s purchase right will be exercised automatically on the new purchase date unless prior to such date the participant has withdrawn from the offering period.
Estimated Severance and Change-in-Control Benefits
The following table presents the Company’s estimate of the benefits to which each of our continuing NEOs would have been entitled under the arrangements described above if his or her employment had terminated on December 31, 2022, in the scenarios shown below (and for purposes of the change in control scenarios, (a) assuming with respect to the Market-Based PSUs that such date was within 30 days prior to or within 18 months after a hypothetical change in control of the Company in which the transaction price per share was $8.14 (the closing price of our common stock as reported by Nasdaq on December 30, 2022) and (b) assuming with respect to all other equity awards that such date was within three months prior to or within 18 months after a hypothetical change in control of the Company).

Name	Termination by the Company for Cause or Resignation without Good Reason ($)	No Change in Control: Termination by the Company without Cause or Resignation for Good Reason ($)	Death or Disability ($)(1)	Change in Control: Termination by the Company without Cause or Resignation for Good Reason ($)	Change in Control: (no termination of employment) ($)(2)
Vladimir Tenev
Cash Severance	—	1,500,000	—	2,000,000	—
RSU and PSU Acceleration(3)	—	—	3,283,912	3,283,912	—
Stock Option Acceleration(4)	—	—	—	—	—
Continuation of Health Benefits(5)	—	38,865	—	51,820	—
Totals	—	1,538,865	3,283,912	5,335,732	—
Jason Warnick
Cash Severance	—	550,000	—	825,000	—
RSU Acceleration(3)	—	—	8,705,852	8,705,852	—
Stock Option Acceleration(4)	—	—	—	—	—
Continuation of Health Benefits(5)	—	25,910	—	38,865	—
Totals	—	575,910	8,705,852	9,569,717	—
Daniel Gallagher
Cash Severance	—	550,000	—	825,000	—
RSU Acceleration(3)	—	—	10,000,000	14,713,384	—
Stock Option Acceleration(4)	—	—	—	—	—
Continuation of Health Benefits(5)	—	—	—	—	—
Totals	—	550,000	10,000,000	15,538,384	—
Steven Quirk
Cash Severance	—	500,000	—	750,000	—
RSU Acceleration(3)	—	—	7,485,267	7,485,267	—
Stock Option Acceleration(4)	—	—	—	—	—
Continuation of Health Benefits(5)	—	25,910	—	38,865	—
Totals	—	525,910	7,485,267	8,274,132	—
Gretchen Howard
Cash Severance	—	550,000	—	825,000	—
RSU Acceleration(3)	—	—	9,241,269	9,241,269	66,870
Stock Option Acceleration(4)	—	—	18,155	18,155	18,155
Continuation of Health Benefits(5)	—	25,910	—	38,865	—
Totals	—	575,910	9,259,424	10,123,289	85,025

Executive Compensation	87

(1)Under our policy, the value of death and disability equity award acceleration is capped at $10.0 million. For executives with both options and RSUs outstanding, this table allocates available capacity first to options and then to RSUs, but the policy does not specify an order.
(2)This scenario assumes that outstanding equity awards would be substituted for, assumed, or otherwise continued following the change in control transaction. If awards under the 2021 Plan (or the awards under earlier plans granted to Mr. Warnick and Ms. Howard as described under “—Equity Award Agreements” above) were not substituted for, assumed, or otherwise continued following the change in control transaction (that is, if such awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2022, be the same as the accelerated vesting value for the NEO reported in the “RSU Acceleration” and “Stock Option Acceleration” rows under the column “Change in Control: Termination by the Company without Cause or Resignation for Good Reason.” In those circumstances, there would be no additional accelerated vesting value with respect to such equity awards in connection with a severance event to the extent the awards accelerated upon the change in control event.
(3)This row reports the intrinsic value of the unvested portions of the executive’s RSUs and PSUs that would accelerate in the scenarios described above. This value is calculated by multiplying $8.14 (the closing price of our common stock as reported by Nasdaq on December 30, 2022, the hypothetical acceleration date) by the number of units subject to the accelerated portion of the award.
(4)This row reports the intrinsic value of the portions of the executive’s unvested stock options that would accelerate in the scenarios described above. This value is calculated by multiplying (a) the amount by which $8.14 (the closing price of our common stock as reported by Nasdaq on December 30, 2022, the hypothetical acceleration date) exceeds the exercise price of the option by (b) the number of shares subject to the accelerated portion of the option.
(5)These health benefit continuation payments would be adjusted to provide the amount shown above on an after-tax basis, calculated at the time of an applicable termination.
Howard Separation
Ms. Howard announced her plan to retire from the Company at the end of 2023 and transitioned to an advisory role effective April 3, 2023. The Company and Ms. Howard entered into a letter agreement dated as of March 15, 2023. Pursuant to such agreement, Ms. Howard will remain employed with the Company until January 1, 2024, and continue to receive the same compensation through such time. During the transition period, Ms. Howard will continue to be eligible to vest in her Company equity-based awards and continue to participate in the Company’s benefit plans.
Chennapragada Separation
On January 2, 2023, Ms. Chennapragada’s employment with the Company terminated. The Company and Ms. Chennapragada entered into a separation agreement dated as of August 1, 2022. Pursuant to this agreement:
•Ms. Chennapragada ceased to serve as Chief Product Officer on August 1, 2022, and remained employed for a transitional period with reduced responsibilities through January 2, 2023;
•Ms. Chennapragada received a payment of $550,000, representing 12 months of her base salary and a lump-sum amount that, on an after-tax basis, equals 12 times her then-current premium for continued group health coverage under COBRA; and
•Ms. Chennapragada was reimbursed $20,000 in legal fees.
In connection with the severance benefits described above, Ms. Chennapragada forfeited all equity awards that remained unvested on her termination date (valued at approximately $12.9 million based on the January 3, 2023, closing stock price), executed a release of claims in favor of the Company, agreed to non-disparagement obligations, and confirmed that her obligations in relation to intellectual property and confidentiality remain in effect.

88	Robinhood 2023 Proxy Statement

CEO Pay Ratio
Pursuant to a mandate of the Dodd-Frank Act, companies are generally required to disclose the ratio of their median employee’s annual total compensation to the annual total compensation of the CEO. The Company’s CEO is Mr. Tenev.
For purposes of making this required disclosure, we conducted an analysis to identify Robinhood’s median employee as of December 31, 2022, the final day of fiscal year 2022. As of that date:
•Robinhood employed 2,328 persons, all of whom were regular full-time employees; and
•2,326 of our employees were in North America, and 6 were in Europe.
From this population, we identified the median employee based on each employee’s total direct compensation for 2022, which includes annual base salary (or, for non-salaried employees, hourly rate multiplied by their 2022 working schedule), 2022 target bonus and accounting value of any 2022 equity awards. For employees who were hired during 2022, we made an estimate of their annualized cash compensation for the analysis using their year-end pay rate and target annual bonus. We annualized pay for those employees in light of our rapid headcount growth because otherwise the majority of employees with partial-year wages would have skewed the results.
We did not make any other assumptions, adjustments (such as cost-of-living adjustments), or estimates for purposes of determining total cash compensation (except that local currencies were converted to U.S. Dollars using the exchange rates that we use for internal accounting purposes). For simplicity, in determining our median employee, the value of the Company’s 401(k) plan and medical benefits was excluded because all employees, including the CEO, are generally offered comparable benefits.
After identifying the median employee for 2022 as described above, we calculated the annual total compensation for such employee for 2022 using the same methodology we use to determine the total compensation of our Named Executive Officers as set forth in the Summary Compensation Table included in this Proxy Statement.
•Mr. Tenev’s annual total compensation for 2022 was $1,297,529, as reported in the Summary Compensation Table included in this Proxy Statement.
•Our median employee’s annual total compensation for 2022 was $270,817.
•For 2022, Mr. Tenev’s annual total compensation was approximately 4.8 times that of our median employee.
This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies might not be comparable to the pay ratio reported above as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Executive Compensation	89

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation “actually paid” and certain measures of Company financial performance. The figures shown below are disclosed in the manner required by SEC rules, but in certain cases, particularly with respect to the valuation of equity awards, the values do not correspond to the actual economic benefit received by the applicable executives upon receipt of the applicable compensation. For further information concerning the Company’s executive compensation, see “Executive Compensation–Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)(7)	Adjusted EBITDA (millions)(8)
					Total Stockholder Return(5)	Peer Group Total Stockholder Return(6)
2022	$1,297,529	$(40,020,404)	$10,457,995	$(1,906,478)	$23.38	$65.92	(1,028)	(94)
2021	$796,124,647	$175,168,894	$139,119,242	$54,186,005	$51.01	$96.85	(3,687)	33
(1)The dollar amounts represent the amounts of total compensation reported for Mr. Tenev for each of 2022 and 2021, the years in which we were a public company and subject to public reporting.
(2)The dollar amounts represent the amount of compensation “actually paid” to Mr. Tenev as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Tenev during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Tenev’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2022	$1,297,529	—	$(41,317,933)	$(40,020,404)
2021	$796,124,647	$794,011,732	$173,055,979	$175,168,894
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

90	Robinhood 2023 Proxy Statement

Year	Year End Fair Value of Granted Equity Awards	Change in Fair Value of Outstanding and Unvested Equity Awards	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2022	—	$(36,250,087)	$(5,067,846)	$(41,317,933)
2021	$31,425,000	$26,981,892	$114,649,087	$173,055,979
(3)The dollar amounts represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Tenev, who has served as our CEO or co-CEO since our founding) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Tenev) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Mr. Warnick, Mr. Gallagher, Mr. Quirk, Ms. Howard, and Ms. Chennapragada; and (ii) for 2021, Mr. Bhatt, Mr. Warnick, Ms. Chennapragada, Ms. Howard and Ms. Christina Smedley.
(4)The dollar amounts represent the average amount of compensation “actually paid” to the NEOs as a group (excluding Mr. Tenev), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Tenev) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Tenev) for each year to determine the compensation actually paid, using the same methodology described above in Note 2, except that such adjustments also include the average fair value as of the vesting date of equity awards granted and vested in the applicable year, which adjustment was not applicable to Mr. Tenev:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$10,457,995	$9,662,586	$(2,701,887)	$(1,906,478)
2021	$139,119,242	$137,246,783	$52,313,546	$54,186,005
(a)The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Average Equity Award Adjustments
2022	$5,387,436	$(6,559,443)	$1,102,308	$(2,632,188)	$(2,701,887)
2021	$10,531,262	$6,290,290	$2,313,383	$33,178,610	$52,313,546
(5)Cumulative TSR reflects the value as of each measurement date (December 31, 2022, and 2021) of an initial investment of $100 in the Company’s Class A common stock from July 29, 2021 (i.e., the date of our IPO).
(6)Represents the weighted peer group TSR value as of each measurement date (December 31, 2022, and 2021) of an initial investment of $100 in a custom peer group index from July 29, 2021 (i.e., the date of our IPO), weighted according to the respective companies’ stock market capitalization as of the date of our IPO. The peer group used for this purpose is the following published industry index: KBW NASDAQ Financial Technology Index.
(7)The dollar amounts represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)Our Adjusted EBITDA is defined as net income (loss), excluding (i) interest expenses related to credit facilities, (ii) provision for (benefit from) income taxes, (iii) depreciation and amortization, (iv) share-based compensation, (v) change in fair value of convertible notes and warrant liability, (vi) significant legal and tax settlements and reserves, and (vii) other significant gains, losses, and expenses (such as impairments, restructuring charges, and business acquisition or disposition-related expenses), that we believe are not indicative of our ongoing results.

Executive Compensation	91

Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of the Company. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Stock Price
•Adjusted EBITDA
•NCFAs
Compensation Actually Paid and Performance
While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s executive compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation “actually paid” to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. As described above in “2022 Executive Compensation Program—Cash Bonuses,” half of the annual bonus plan payout is determined by Adjusted EBITDA. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance.
For the full year 2021, there was a positive correlation between our compensation actually paid and our TSR, which resulted from the increase in our stock price from December 31, 2020, to December 31, 2021, as well as the grant of the 2021 Market-Based RSUs and the satisfaction of the liquidity event vesting requirement of RSUs granted in periods prior to our IPO. However, when measured for only the portion of the year from our IPO in July 2021 to December 31, 2021 (as TSR is required to be calculated for purposes of the table above), there was an inverse correlation due to the decline in our stock price from the IPO to the end of the year. For 2022, there was also a positive correlation between our compensation actually paid and our TSR, which resulted from a decrease in our stock price from December 31, 2021, to December 31, 2022, impacting the value of outstanding equity-based awards. When measured for the portion of the year from our IPO in July 2021 to December 31, 2021 (as TSR is required to be calculated for purposes of the table above), our TSR initially outpaced that of our peers before ending the year lower (on a relative basis) than that of our peer group. For 2022, our TSR largely trended in the same direction of our peer group. We have not observed a relationship between compensation actually paid and net income, and net income is not a metric used in our compensation plans. Finally, there was a positive correlation between our compensation actually paid and our Adjusted EBITDA for 2021 and 2022.

92	Robinhood 2023 Proxy Statement

Proposal
2

Proposal 2
Ratification of Appointment
of Independent Registered
Public Accounting Firm

We are asking our stockholders to ratify the Audit Committee’s appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
EY has served as the Company’s external auditor continuously since 2017 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for 2023. The members of the Audit Committee and the Board believe that the continued retention of EY to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.
Representatives of EY will be present at the annual meeting. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

REQUIRED VOTE
The affirmative vote of a majority of votes cast on this proposal by stockholders present in person or by proxy at the annual meeting and entitled to vote on this proposal is required in order to ratify the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
Abstentions will have no effect on the outcome of this proposal; we do not expect any broker non-votes on this proposal.

Who is EY?

EY has served as our auditor since 2017, was ratified as our independent public accounting firm by our stockholders for 2022 at last year's annual meeting, and has been appointed by our Audit Committee to continue in that role for 2023. EY is one of four accounting firms in the "Big Four," which comprise the four largest accounting firms by revenue in the world.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Proxies received by the Company will be voted “FOR” this proposal unless you specify otherwise in the proxy.

94	Robinhood 2023 Proxy Statement

Overview
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. In order to assure continuing auditor independence and objectivity, the Audit Committee intends to periodically consider whether there should be a rotation of the Company’s independent registered public accounting firm.
Although ratification of the appointment of EY is not required by our Organizational Documents or applicable law, the Audit Committee and the Board believe it is a good corporate governance practice to request stockholder ratification of the Audit Committee’s appointment of the Company’s independent registered public accounting firm. In the event that ratification of this appointment is not approved by stockholders, the Audit Committee will consider this fact in connection with its future appointment of an independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
Audit and Non-Audit Fees
Set forth below are approximate fees for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2022, and 2021:

(in thousands)	2022	2021
Audit Fees(1)	$5,296	$6,097
Audit-Related Fees	$—	—
Tax Fees(2)	$178	20
All Other Fees(3)	$7	5
Total	$5,481	$6,122
(1)"Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. In 2021 this category also includes fees for services incurred in connection our Registration Statement on Form S-1 filed with the SEC in connection with our IPO.
(2)Tax Fees” consist of fees in connection with domestic and international tax advisory services. In 2022 this category also includes domestic tax compliance.
(3)“All Other Fees” consist of subscription fees to an online accounting information database.
Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (1) the independent registered public accounting firm will submit to the Audit Committee for approval the terms, fees, and conditions of the Company’s engagement of the independent registered public accounting firm to perform an integrated audit of the Company’s consolidated financial statements, to attest to the Company’s internal control over financial reporting for the applicable fiscal year, and to review the Company’s interim financial statements; and (2) management or the independent registered public accounting firm will submit to the Audit Committee for approval a written pre-approval request of any additional audit and non-audit services to be performed for the Company during the year, including a budgeted range of fees for each category of service outlined in such request. The Audit Committee has designated the Audit Committee Chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The Audit Committee Chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular Audit Committee meeting.
All services provided to the Company by EY during the fiscal years ended December 31, 2022, and December 31, 2021, were pre-approved by the Audit Committee.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	95

Audit Committee Report
Management is responsible for the Company’s internal controls and the financial reporting process. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, and for performing an independent audit of our internal control over financial reporting and expressing an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee’s agenda is established by the Audit Committee’s chair and senior members of the Company’s financial management team. During 2022, the Audit Committee reviewed the audit scope and plans for both internal and external auditors. In addition, the Audit Committee met with representatives of Ernst & Young LLP, the senior members of the Company’s financial management team, and the Company’s head of internal audit in separate private sessions to discuss any matters that the Audit Committee, Ernst & Young LLP, the head of internal audit, or senior members of the Company’s financial management team believed should be discussed privately with the Audit Committee. The Audit Committee has reviewed and discussed with management and Ernst & Young LLP the audited consolidated financial statements in the Company’s 2022 Form 10-K. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP that firm’s independence and considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining their independence.
Based on the Audit Committee’s discussions with management and Ernst & Young LLP, and the Audit Committee’s review of the Company’s audited consolidated financial statements, representations of management, and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s 2022 Form 10-K filed with the SEC.
Submitted by the Audit Committee
of the Company’s Board of Directors
Paula Loop (Chair)
Frances Frei
Robert Zoellick

96	Robinhood 2023 Proxy Statement

Other Matters
Beneficial Ownership of Principal Stockholders and Management
The following table presents the number of shares of our common stock that were beneficially owned as of April 5, 2023 (except where another date is noted), by (1) known beneficial owners of five percent or more of our common stock, (2) each current director and director nominee, (3) each Named Executive Officer, and (4) all current directors and current executive officers of the Company as a group.
As required by SEC rules, this table considers shares to be beneficially owned by a listed person if such person has voting power or investment power over the shares (and regardless of whether such person has an economic interest in the shares).

	Shares Beneficially Owned on April 5, 2023(1)(2)				% of Voting Power(3)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers and Directors:
Baiju Bhatt(4)(5)	1,129,163	0.1	75,953,624	59.6	36.8
Vladimir Tenev(5)(6)	1,092,282	0.1	52,150,035	40.9	25.5
Jason Warnick(7)	1,471,359	0.2	—	—	0.1
Daniel Gallagher(8)	855,857	0.1	—	—	*
Steven Quirk(9)	299,600	*	—	—	*
Gretchen Howard(10)	1,089,031	0.1	—	—	0.1
Aparna Chennapragada(11)	265,336	*	—	—	*
Meyer Malka(12)	55,014,222	7.1	—	—	2.7
Jonathan Rubinstein(13)	129,519	*	—	—	*
Frances Frei(14)	48,683	*	—	—	*
Robert Zoellick(15)	38,377	*	—	—	*
Paula Loop(16)	38,377	*	—	—	*
Dara Treseder(17)	29,129	*	—	—	*
All Current Executive Officers and Directors as a group (11 persons)(18)	60,146,568	7.8	127,538,580	100.0	65.1
Other 5% or Greater Stockholders:
Entities affiliated with Index Ventures(19)	76,728,444	9.9	—	—	3.7
Entities affiliated with DST Global(20)	58,063,445	7.5	—	—	2.8
Emergent Fidelity Technologies Ltd.(21)	55,273,469	7.1	—	—	2.7
Entities affiliated with Ribbit Capital(22)	54,873,416	7.1	—	—	2.7
The Vanguard Group(23)	53,483,964	6.9	—	—	2.6

Other Matters	97

*Less than 0.1 percent.
(1)To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has the sole power to vote or direct the voting of (voting power), and the sole power to sell or otherwise direct the disposition of (investment power), the shares set forth opposite such stockholder’s name. The number of shares beneficially owned by each person or group includes shares over which such person or group held voting power or investment power on April 5, 2023, (or such other date as is indicated below) and shares over which such person or group had the right to acquire voting power or investment power within 60 days after April 5, 2023 (or such other date as is indicated below), such as upon the exercise of options and vesting and settlement of RSUs.

(2)As of April 5, 2023, we had outstanding 774,300,746 shares of Class A common stock, 127,538,580 shares of Class B common stock, and zero shares of Class C common stock. We have no other classes of stock outstanding. For each person and group listed in the table, percentage ownership of any class of stock is calculated by dividing the number of shares of such class beneficially owned by such person or group as described above by the sum of (a) the shares of such class outstanding on April 5, 2023, plus (b) the number of shares of common stock that such person or group had the right to acquire from the Company within 60 days as described above. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock; however, to avoid double counting and for ease of presentation, Class B shares are presented only under the Class B column header (and not also under the Class A column header). Similarly, pursuant to the Founders’ Equity Exchange Rights (as defined below), each outstanding share of Class A common stock held by Mr. Tenev or Mr. Bhatt that was acquired under pre-IPO equity awards may be exchanged with the Company at the election of the holder at any time for one share of Class B common stock; however, to avoid double counting and for ease of presentation, such Class A shares are presented only under the Class A column header (and not also under the Class B column header) and are specifically identified in footnotes (4) and (6) below.
(3)Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to ten votes per share on all matters submitted to a vote of the stockholders. The holders of our voting stock, consisting of Class A and Class B common stock, generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by applicable law or our Charter. In the table above, percentage of voting power is calculated by attributing beneficial ownership of shares based only on voting power (not based on investment power), and by including shares over which each person or group has the right to acquire voting power within 60 days after April 5, 2023 (or such other date as is indicated below), except that as mentioned above we have assumed that Mr. Tenev and Mr. Bhatt will not exercise any Equity Exchange Rights with respect to the Class A shares they held on, and/or have a right to acquire under pre-IPO RSUs within 60 days after, April 5, 2023 (and thus such shares are included within their respective calculations of voting power at one vote per share). For each person and group, percentage of voting power is calculated by dividing the number of votes represented by the shares beneficially owned (based on voting power only) by such person or group by the sum of the number of votes represented by all outstanding shares on April 5, 2023, plus the number of votes represented by the shares that such person or group had the right to acquire from the Company within 60 days after April 5, 2023.
(4)Mr. Bhatt’s beneficial ownership consists of (a) 65,981 Class A shares held in his name, which are eligible to be exchanged for Class B shares pursuant to Mr. Bhatt’s Equity Exchange Right; (b) 1,005,550 Class A shares held by The Baiju Prafulkumar Bhatt Living Trust, dated 11/30/17 (the “Bhatt Living Trust”); (c) 58,949,088 Class B shares held by the Bhatt Living Trust; (d) 565,079 Class B shares held by the Bhatt Family LLC, over which shares Mr. Tenev has sole voting power, Mr. Bhatt’s spouse has sole investment power, and Mr. Bhatt has a right to obtain sole investment power within 60 days after April 5, 2023; (e) 1,363,456 Class B shares held by The Baiju Prafulkumar Bhatt GRAT dated 10/4/18; (f) 2,000,000 Class B shares held by Baiju P Bhatt 2023 GRAT; (g) 9,252,676 Class B shares held by The Tenev 2017 Irrevocable Trust, over which shares Mr. Bhatt has sole voting power but no investment power; (h) 1,408,450 Class B shares held by Butterfly Management LLC, over which shares Mr. Bhatt has sole voting power but no investment power; (i) 2,414,875 Class B shares held by Surfboard Management LLC, over which shares Mr. Bhatt has sole voting power but no investment power; and (j) 57,632 Class A shares underlying RSUs scheduled to vest and settle within 60 days of April 5, 2023, which will be eligible to be exchanged for Class B shares pursuant to Mr. Bhatt’s Equity Exchange Right. Note that the shares in clause (d) are beneficially owned by both Mr. Tenev and Mr. Bhatt and, therefore, are included in both of their rows above. Mr. Bhatt has voting power over the shares described in the clauses (g) through (i) pursuant to an irrevocable proxy granted by the entities that are the recordholders of such shares (which entities are related to Mr. Tenev) under the Founders’ Voting Agreement, but does not have an economic interest in such shares.

98	Robinhood 2023 Proxy Statement

(5)All of the shares presented for Mr. Bhatt and Mr. Tenev are (or upon issuance will be) subject to the Founders’ Voting Agreement between Mr. Tenev, Mr. Bhatt, and their related entities, as further described below under “Other Matters—Voting Agreements.” All of the shares that are subject to the Founders’ Voting Agreement appear in this table because each of them is subject to the voting power of one or the other of Mr. Tenev or Mr. Bhatt. Parties to the Founders’ Voting Agreement may be deemed to constitute a group for purposes of Section 13(d)(3) under the Exchange Act. Except as set forth in footnotes (4) and (6), each of Mr. Bhatt and Mr. Tenev, respectively, has neither voting nor investment power over the securities beneficially owned by other parties to the Founders’ Voting Agreement and disclaims beneficial ownership of such securities.
(6)Mr. Tenev’s beneficial ownership consists of (a) 1,032,313 Class A shares held in his name, which are eligible to be exchanged for Class B shares pursuant to Mr. Tenev’s Equity Exchange Right; (b) 2,337 Class A shares held by The Tenev Living Trust, over which shares Mr. Tenev and his spouse share voting and investment power; (c) 51,584,956 Class B shares held by Mr. Tenev; (d) 565,079 Class B shares held by the Bhatt Family LLC, over which shares Mr. Tenev has sole voting power, Mr. Bhatt’s spouse has sole investment power, and Mr. Bhatt has a right to obtain sole investment power within 60 days after April 5, 2023; and (e) 57,632 Class A shares underlying RSUs scheduled to vest and settle within 60 days of April 5, 2023, which will be eligible to be exchanged for Class B shares pursuant to Mr. Tenev’s Equity Exchange Right. Note that the shares in clause (d) are beneficially owned by both Mr. Tenev and Mr. Bhatt and, therefore, are included in both of their rows above. Mr. Tenev has voting power over the shares described in clause (d) pursuant to an irrevocable proxy granted by the recordholder of such shares (which recordholder is an entity related to Mr. Bhatt) under the Founders’ Voting Agreement, but does not have an economic interest in such shares.
(7)Mr. Warnick’s beneficial ownership includes (a) 626,544 Class A shares held in his name, (b) 700,000 Class A shares underlying stock options exercisable within 60 days after April 5, 2023; and (c) 144,815 Class A shares underlying RSUs scheduled to vest and settle within 60 days after April 5, 2023.
(8)Mr. Gallagher’s beneficial ownership includes (a) 428,259 Class A shares held in his name; (b) 153,505 Class A shares underlying stock options exercisable within 60 days after April 5, 2023; and (c) 274,093 Class A shares underlying RSUs scheduled to vest and settle within 60 days after April 5, 2023.
(9)Mr. Quirk’s beneficial ownership includes (a) 177,441 Class A shares held in his name; and (b) 122,159 Class A shares underlying RSUs scheduled to vest and settle within 60 days after April 5, 2023.
(10)Ms. Howard announced her plan to retire from the Company at the end of 2023 and transitioned to an advisory role effective April 3, 2023. Ms. Howard’s beneficial ownership includes (a) 168,064 Class A shares held by the Howard 2021 Family Trust, over which shares Ms. Howard has shared investment power and shared voting power; (b) 703,057 Class A shares held in her name; (c) 163,415 Class A shares underlying stock options exercisable within 60 days after April 5, 2023; and (d) 54,495 Class A shares underlying RSUs scheduled to vest and settle within 60 days after April 5, 2023.
(11)Ms. Chennapragada served as the Company’s Chief Product Officer until August 1, 2022. The information reported in the table is based on Ms. Chennapragada’s most recent Form 4 (Statement of Changes in Beneficial Ownership) filed with the SEC on July 5, 2022.
(12)Mr. Malka’s beneficial ownership includes (a) 38,623 Class A shares held in his name, (b) 102,183 Class A shares held by Tibbir Holdings LLC, of which Mr. Malka serves as investment manager and (c) the shares beneficially owned by entities associated with Ribbit Capital. Mr. Malka is the founder and managing partner of the Ribbit Capital family of funds and may be deemed to beneficially own shares held by certain entities associated with Ribbit Capital, as further described in footnote 22 below.
(13)Mr. Rubinstein’s beneficial ownership includes (a) 3,231 Class A shares held in his name; (b) 90,583 Class A shares held by the Jonathan J. Rubinstein Trust; and (c) 35,705 Class A shares underlying vested RSUs that Mr. Rubinstein has a right to cause the company to settle within 60 days after April 5, 2023.
(14)Professor Frei’s beneficial ownership includes 48,683 Class A shares held in her name.
(15)Mr. Zoellick’s beneficial ownership includes 38,377 Class A shares held in his name.
(16)Ms. Loop’s beneficial ownership includes (a) 15,847 Class A shares held in her name; and (b) 22,530 Class A shares underlying vested RSUs that Ms. Loop has a right to cause the company to settle within 60 days after April 5, 2023,
(17)Ms. Treseder’s beneficial ownership includes 29,129 Class A shares held in her name.
(18)The beneficial ownership of all current executive officers and directors as a group includes (a) 58,578,497 Class A shares over which such persons held voting power or investment power on April 5, 2023 (or such other date as is indicated); (b) 853,505 Class A shares underlying stock options exercisable within 60 days after April 5, 2023; (c) 58,235 Class A shares underlying vested RSUs that individual directors have a right to cause the company to settle within 60 days after April 5, 2023; and (d) 656,331 Class A shares underlying RSUs scheduled to vest and settle within 60 days after April 5, 2023. Note that the Class B percentage of all current executive officers and directors as a group is less than the sum of their individual percentages because certain shares are attributable to both Mr. Tenev and Mr. Bhatt individually, as described in footnotes 4 and 6 above, and the figure presented in this row eliminates any double-counting.
(19)Beneficial ownership information for entities affiliated with Index Ventures is as of December 31, 2022, and based on information contained in their Schedule 13G/A, filed with the SEC on February 13, 2023. Such schedule states that: Index Ventures VI (Jersey) L.P. (“Index Ventures VI”) holds sole voting power and sole investment power over 63,019,872 Class A shares; Index Ventures VI Parallel Entrepreneur Fund (Jersey) L.P. (together with Index Ventures VI, the “Index VI Funds”) holds sole voting power and sole investment power over 1,272,032 Class A shares; Index Venture Associates VI

Other Matters	99

Limited (“IVA VI”) holds sole voting power and sole investment power over 65,105,720 Class A shares, which consists of (a) 64,291,904 Class A shares held directly by the Index VI Funds and (b) 813,816 Class A shares held directly by Yucca (Jersey) SLP (“Yucca”); Index Ventures Growth III (Jersey), L.P. (“Index Growth III”) holds sole voting power and sole investment power over 9,266,868 Class A shares; Index Venture Growth Associates III Limited (“IVGA III”) holds sole voting power and sole investment power over 9,407,970 Class A shares, which consists of (a) 9,266,868 Class A shares held directly by Index Growth III and (b) 141,102 Class A shares held directly by Yucca; Index Ventures Growth V (Jersey), L.P. (“Index Growth V” and together with the Index VI Funds and Index Growth III, the “Index Venture Funds”) holds sole voting power and sole investment power over 2,148,312 Class A shares, which consists of (a) 1,874,816 Class A shares and (b) 273,496 Class A shares issuable upon exercise of Company warrants; Index Venture Growth Associates V Limited (“IVGA V”) holds sole voting power and sole investment power over 2,214,754 Class A shares, which consists of (a) 1,874,816 Class A shares held directly by Index Growth V, (b) 273,496 Class A shares issuable upon exercise of Company warrants held directly by Index Growth V, (c) 57,984 Class A shares held directly by Yucca, and (d) 8,458 Class A shares issuable upon exercise of Company warrants held directly by Yucca; and Yucca holds sole voting power and sole investment power over 1,021,360 Class A shares, which consists of (a) 1,012,902 Class A shares and (b) 8,458 Class A shares issuable upon exercise of Company warrants. Yucca administers the co-investment vehicle that is contractually required to mirror the Index VI Funds, the Index Growth III (Jersey) and Index Growth V (Jersey) investments. As a result, each of IVGA III, IVGA V, and IVA VI may be deemed to have voting and investment power over Yucca’s shares by virtue of their voting power and investment power over the shares owned by the Index Venture Funds. The address of the entities mentioned in this footnote is 44 Esplanade, St. Helier, Jersey Channel Islands, JE4 9WG.
(20)Beneficial ownership information for entities associated with DST Global is as of December 31, 2021, and based on information contained in their Schedule 13G, filed with the SEC on February 14, 2022, as no amendment to such Schedule 13G has been filed with the SEC since such date. Such schedule states that: Galileo (PTC) Limited holds sole voting power and sole investment power over 58,063,445 Class A shares; Cardew Services Limited holds shared voting power and shared investment power over 58,063,445 Class A shares; DST Global Advisors Limited holds sole voting power and sole investment power over 58,063,445 Class A shares; DST Managers V Limited holds sole voting power and sole investment power over 39,053,267 Class A shares; DST Managers VI Limited holds sole voting power and sole investment power over 10,013,859 Class A shares; DST Managers VII Limited holds sole voting power and sole investment power over 8,996,319 Class A shares; DST Global V, L.P. holds sole voting power and sole investment power over 28,115,625 Class A shares; DST Investments XIX, L.P. holds sole voting power and sole investment power over 9,459,081 Class A shares; DST Global V Co-Invest, L.P. holds sole voting power and sole investment power over 1,478,561 Class A shares; DST Global VI, L.P. holds sole voting power and sole investment power over 10,013,859 Class A shares; and DST Global VII, L.P. holds sole voting power and sole investment power over 8,996,319 Class A shares. DST Managers V Limited is the general partner of each of DST Global V, L.P., DST Investments XIX, L.P., and DST Global V Co-Invest, L.P. and, as such, may be deemed to beneficially own the shares held directly by each of DST Global V, L.P., DST Investments XIX, L.P., and DST Global V Co-Invest, L.P. DST Managers VI Limited is the general partner of DST Global VI, L.P. and, as such, may be deemed to beneficially own the shares held directly by DST Global VI, L.P. DST Managers VII Limited is the general partner of DST Global VII, L.P. and, as such, may be deemed to beneficially own the shares held directly by DST Global VII, L.P. DST Global Advisors Limited wholly owns DST Managers V Limited, DST Managers VI Limited, and DST Managers VII Limited and, as such, may be deemed to beneficially own the shares held directly by DST Managers V Limited, DST Managers VI Limited, and DST Managers VII Limited. Cardew Services Limited wholly owns DST Global Advisors Limited and, as such, may be deemed to beneficially own the shares beneficially owned by DST Global Advisors Limited. Galileo (PTC) Limited wholly owns Cardew Services Limited and, as such, may be deemed to beneficially own the shares beneficially owned by Cardew Services Limited. The address of the entities mentioned in this footnote is c/o Trident Trust Company (Cayman) Limited, One Capital Place, P.O. Box 847, Grand Cayman, KY1-1103, Cayman Islands except for Galileo (PTC) Limited, Cardew Services Limited, and DST Global Advisors Limited, whose address is c/o Trident Trust Company (B.V.I.) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.
(21)On May 12, 2022, Emergent Fidelity Technologies Ltd. (“Emergent”) and Samuel Benjamin Bankman-Fried filed a Schedule 13D with the SEC (the “Emergent 13D”). Such schedule stated that each of Emergent and Mr. Bankman-Fried held shared voting power and shared investment power over 56,273,469 Class A shares. Such schedule also stated that each of Emergent and Mr. Bankman-Fried may be deemed the beneficial owner of all of the Class A shares reported therein; Mr. Bankman-Fried was the sole director and majority owner of Emergent; the principal business address of Emergent was Unit 3B Bryson’s Commercial Complex, Friars Hill Road, St. Johns, Antigua; and the principal business addresses of Mr. Bankman-Fried were 27 Veridian Corporate Center, Western Road, New Providence, Nassau, Bahamas and 167 N Green St, Floor 11 Suite 2, Chicago IL 60607. Subsequent to the filing of the Emergent 13D, certain filings in January and February 2023 in the United States Bankruptcy Court for the District of Delaware with respect to the matters captioned In re: FTX Trading Ltd., et al. and In re: Emergent Fidelity Technologies Ltd. set forth that 55,273,469 Class A shares (the “Emergent Shares”) that were originally acquired by Emergent had been seized and are now held by the U.S. Department of Justice (the “DOJ”). Mr. Bankman-Fried has been indicted on criminal charges related to his involvement with FTX Trading Ltd., and the DOJ seized the Emergent Shares (as well as apparent cash proceeds from the sale of additional such shares) in connection with his indictment. On February 8, 2023, we announced that our board of directors had authorized us to pursue purchasing most or all of the Emergent Shares from the DOJ, but that we cannot predict when, or if, the share purchase will take place.

100	Robinhood 2023 Proxy Statement

(22)Beneficial ownership information for entities associated with Ribbit Capital is as of December 31, 2022, and is based on information contained in their Schedule 13G/A, filed with the SEC on February 14, 2023 (the “Ribbit 13G/A”). Such schedule states that 14,268,575 Class A shares, including 1,405,827 Class A shares issuable upon exercise of Company warrants, are owned by Bullfrog Capital, L.P. (“Bullfrog”) for itself and as nominee for Bullfrog Founder Fund, L.P. (“Bullfrog FF”); 1,428,686 Class A shares, including 1,422,603 Class A shares issuable upon exercise of Company warrants, are owned by RH-N Bullfrog Opportunity I, LLC (“RH-N”); 3,220,080 Class A shares are owned by RH Ribbit Opportunity II, LLC (“RH II”); 2,556,431 Class A shares are owned by RH-D Ribbit Opportunity II, LLC (“RH-D”); 2,363,270 Class A shares are owned by RH-E Ribbit Opportunity II, LLC (“RH-E”); 26,481,814 Class A shares are owned by Ribbit Capital II, L.P. (“Fund II”) for itself and as nominee for Ribbit Founder Fund II, L.P. (“FF II”); and 4,554,560 Class A shares are owned by Ribbit Capital III, L.P. (“Fund III”) for itself and as nominee for Ribbit Founder Fund III, L.P. (“FF III”). Meyer Malka (“Malka”) is the sole director of Ribbit Capital GP III, Ltd. (“UGP III”), which is the general partner of Ribbit Capital GP III, L.P. (“GP III”), which is the general partner of Fund III and FF III, Malka is the sole director of Ribbit Capital GP II, Ltd. (“UGP II”), which is the general partner of Ribbit Capital GP II, L.P. (“GP II”), which is the general partner of Fund II and FF II and the managing member of RH-D, RH-E and RH II, and Malka is the sole director of Bullfrog Capital GP, Ltd. (“BF UGP”), which is the general partner of Bullfrog Capital GP, L.P. (“BF GP”), which is the general partner of Bullfrog and Bullfrog FF and the managing member of RH-N. The Ribbit 13G/A further states that (a) Bullfrog FF, FF II, and FF III have ownership interests in the Class A shares held directly by Bullfrog, Fund II, and Fund III, respectively, but do not own Class A shares directly and do not have voting or investment power over the Class A shares held directly by Bullfrog, Fund II, or Fund III and (b) under certain circumstances, set forth in the limited partnership agreements of Fund II, FF II, Fund III, FF III, Bullfrog, Bullfrog FF, GP II, GP III, and BF GP, the limited liability company agreements of RH-N, RH II, RH-D, RH-E, and the memorandum and articles of association of UGP II, UGP III, and BF UGP, the general and limited partners, members, or directors, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of Class A shares directly or indirectly owned by each such entity of which they are a general partner, limited partner, member, or director. The address of the entities mentioned in this footnote is c/o Ribbit Capital Management, 364 University Avenue, Palo Alto, CA 94301. For additional information, see the Ribbit 13G/A.
(23)Beneficial ownership information for The Vanguard Group is as of December 30, 2022, and is based on information contained in their Schedule 13G, filed with the SEC on February 9, 2023. Such schedule states that The Vanguard Group holds shared voting power over 85,923 Class A shares, sole investment power over 53,126,577 Class A shares, and shared investment power over 357,387 Class A shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355.

Other Matters	101

Equity Compensation Plan Information
The following table presents information as of December 31, 2022, regarding shares of our common stock that may be issued under our equity compensation plans, which consist of the:
•Amended and Restated 2013 Stock Plan, as amended (the “2013 Plan”);
•2020 Equity Incentive Plan, as amended (the “2020 Plan”);
•2021 Omnibus Incentive Plan (the “2021 Plan”); and
•2021 Employee Share Purchase Plan (“ESPP”).
Each of these plans has been approved by our stockholders. We do not maintain any equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	129,840,557	(1)	$4.7266	(2)	155,429,010	(3)
(1)Includes 15,226,096 shares subject to outstanding stock option awards, 56,116,782 shares subject to outstanding RSUs, 39,895 shares subject to vested yet unreleased RSUs, and 58,457,784 shares subject to outstanding PSUs as of December 31, 2022.
(2)Calculated exclusive of outstanding RSUs and PSUs, which have no exercise price.
(3)Of these shares, 131,984,471 were available for grant under the 2021 Plan and 23,421,536 were available for purchase under the ESPP as of December 31, 2022. Subject to certain express limits of the 2021 Plan, shares available under the 2021 Plan generally may be used for any type of award authorized under that plan including options, RSUs, PSUs, SARs, restricted stock awards, and other forms of awards granted or denominated in shares of our Class A common stock or units of our Class A common stock. Shares underlying full-value awards count against the share reserves on a one-for-one basis (there are no fungible share ratios under our equity plans). Shares underlying awards that are forfeited or canceled or that otherwise fail to vest, as well as vested shares that are withheld for taxes, under the 2013 Plan, the 2020 Plan, or the 2021 Plan, will return to the 2021 Plan and will thereby increase the number of shares available for grant under the 2021 Plan.
The number of shares available for grant under the 2021 Plan will automatically increase on the first day of each calendar year beginning on January 1, 2022, and ending on (and including) January 1, 2031. Each annual increase will equal (i) five percent (5%) of the outstanding shares of all classes of our common stock on the last day of the immediately preceding year or (ii) such lesser number of shares determined by the People Committee. For 2023, the People Committee approved the full five percent (5%) increase and, as a result, an additional 44,637,365 shares became available under the 2021 Plan on January 1, 2023.
The number of shares available for purchase under the ESPP will automatically increase on the first day of each calendar year beginning on January 1, 2022, and ending on (and including) January 1, 2031. Each annual increase will equal (i) one percent (1%) of the outstanding shares of all classes of our common stock on the last day of the immediately preceding year or (ii) such lesser number of shares determined by the People Committee. For 2023, the People Committee approved the full one percent (1%) increase and, as a result, an additional 8,927,473 shares became available under the ESPP on January 1, 2023.

102	Robinhood 2023 Proxy Statement

Voting Agreements
Founders’ Voting Agreement
In connection with our IPO, our Founders (Mr. Tenev and Mr. Bhatt) and some of their related entities (including estate planning vehicles) entered into a voting agreement, which became effective prior to the completion of our IPO (the “Founders’ Voting Agreement”), to which we are also a party. Pursuant to the Founders’ Voting Agreement, each of the Founders and their related entities that are party to the Founders’ Voting Agreement (including entities made party by joinder, “Founder Affiliates”) agreed, upon the terms and subject to the conditions set forth therein, among other things:
•to vote all of their shares of common stock in favor of the election of each Founder to, and against the removal of each Founder from, our Board;
•to vote together in the election of other directors generally, subject to deferring to the decision of the NomGov Committee in the event of any disagreement between the Founders; and
•to ensure that all of their shares are voted as described above, including causing their shares to be present in person or by proxy for purposes of constituting a quorum at the meeting of stockholders (including at this annual meeting).
Under the Founders’ Voting Agreement, some of the Founder Affiliates have granted an irrevocable proxy to one of the Founders to vote their shares of common stock (some Founder Affiliates granted proxies to their related Founder, other Founder Affiliates granted proxies to the other, unrelated Founder). The proxies that are currently in effect under the Founders’ Voting Agreement are described above in the section “Beneficial Ownership of Principal Stockholders and Management.”
Pursuant to the Founders’ Voting Agreement, each Founder has granted, effective upon such Founder’s death or permanent and total disability, a voting proxy to the other Founder with respect to shares of our common stock held by such Founder and over which such Founder was entitled to vote (or direct the voting of) immediately prior to such Founder’s death or permanent and total disability.
The Founders’ Voting Agreement also grants to each Founder and his respective Founder Affiliates a right of first offer in the event the other Founder or any of his respective Founder Affiliates proposes to transfer any shares of Class B common stock in a transaction that would cause such shares of Class B common stock to convert to Class A common stock pursuant to our Charter; provided, however, that such right of first offer does not apply to the first 20 million Class B shares in the aggregate converted or transferred by each Founder or his respective Founder Affiliates. Through April 5, 2023, Mr. Bhatt and his related Founder Affiliates had so converted or transferred 2.2 million shares, and Mr. Tenev and his related Founder Affiliates had so converted or transferred 416,666 shares.
The Founders’ Voting Agreement will remain in effect until all Class B shares have converted into Class A shares.
The Founders’ Voting Agreement is included as an exhibit to our 2022 Form 10-K.
Pre-IPO Voting Agreement (no longer in effect)
We were party to a Voting Agreement, which was originally entered into on August 22, 2014, and was most recently amended and restated as of August 13, 2020 (as amended, the “Pre-IPO Voting Agreement”), pursuant to which many of our investors, including entities affiliated with Index Ventures, NEA, DST Global, and Ribbit Capital, agreed to the manner in which they would vote their shares on various matters, including the election of directors. Most of our pre-IPO directors were originally elected to the Board in accordance with this agreement, including Mr. Rubinstein, Mr. Zoellick, and Ms. Loop. The Pre-IPO Voting Agreement terminated upon the completion of our IPO and no longer governs any aspect of the election or designation of members of our Board or the voting of our capital stock.

Other Matters	103

Related Person Transaction Policy
Our Board has adopted a written related person transaction policy, setting forth the policies and procedures for the identification, review, and approval or ratification of related person transactions. This policy covers, with certain exceptions, any financial transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.
In reviewing and approving or disproving any such transactions, the Audit Committee considers all relevant facts and circumstances as it deems appropriate, including, but not limited to:
•the business reasons for the Company to enter into the related person transaction;
•the commercial reasonableness of the terms of the related person transaction;
•the materiality of the related person transaction to the Company;
•whether the terms of the related person transaction are fair to the Company and on substantially the same basis as would apply if the transaction did not involve a related person;
•the extent of the related person’s interest in the related person transaction;
•if applicable, the impact of the related person transaction on a non-employee director’s independence; and
•any actual or apparent conflict of interest of the related person participating in the related person transaction.
This policy became effective on August 2, 2021, upon the closing of the IPO and provided that all related person transactions described in the IPO prospectus (including all of those below) were deemed approved.
Why is it important to have a policy on related person transactions? Having a clear procedure for any transactions involving a company and its related persons (including directors and executive officers and their immediate family members), as well as clear disclosure of any such transaction, is important for ensuring directors and executive officers are acting in the best interest of stockholders.
Transactions with Related Persons
Other than compensation arrangements for our executive officers and directors which are described elsewhere in this proxy statement, below we describe transactions since January 1, 2022, to which we were or will be a participant and in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or holders of more than 5 percent of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Convertible Note and Warrant Financings
In February 2021 we issued two tranches of convertible notes, including $2,532.0 million aggregate principal amount of “Tranche I” convertible notes and granted to each purchaser of the Tranche I convertible notes a warrant to purchase a number of shares of equity securities equal to 15 percent of the aggregate proceeds invested by such purchaser in the Tranche I convertible notes (i.e., $379.8 million in aggregate maximum purchase amount). Such warrants became exercisable in connection with the closing of our IPO and, until the tenth anniversary of their issue date, outstanding warrants will be exercisable for shares of our Class A common stock at an exercise price of $26.60. The following table summarizes purchases of our Tranche I convertible notes by those who hold or have held more than 5 percent of our capital stock and their affiliated entities since January 1, 2022. None of our executive officers purchased our Tranche I convertible notes or related warrants.

104	Robinhood 2023 Proxy Statement

Stockholder	Tranche I Convertible Notes (Principal Amount, millions)
Entities affiliated with Index Ventures(1)	$50.0
Entities affiliated with NEA(2)	$75.0
Entities affiliated with Ribbit Capital(3)	$501.6
(1)Consists of Index Ventures Growth V (Jersey), L.P. and Yucca (Jersey) SLP.
(2)Consists of New Enterprise Associates 15, L.P. and New Enterprise Associates 17, L.P. Scott Sandell, a member of our Board during 2022, is affiliated with New Enterprise Associates 15, L.P. and New Enterprise Associates 17, L.P. As of May 12, 2022, Mr. Sandell ceased serving as a director of our Board and based on the Schedule 13D/A filed on May 5, 2022, New Enterprise Associates 15, L.P., New Enterprise Associates 17, L.P., and affiliated entities and persons ceased to hold more than 5% of our stock as of May 2, 2022.
(3)Consists of Bullfrog Capital, L.P. and RH-N Bullfrog Opportunity I, LLC. Meyer Malka, who joined our Board in March 2022, is affiliated with Bullfrog Capital, L.P. and RH-N Bullfrog Opportunity I, LLC.
Voting Agreement
Founders’ Voting Agreement. In connection with our IPO, we entered into the Founders’ Voting Agreement with our Founders and certain of their respective related entities, as described in “Other Matters—Voting Agreements” above.
Indemnification Agreements
Prior to our IPO, we were party to indemnification agreements with Mr. Tenev, Mr. Bhatt, and Mr. Sandell. In connection with our IPO, we entered into new forms of indemnification agreement with each of our directors and executive officers, which superseded the prior agreements. These new agreements require us to indemnify these individuals to the fullest extent permitted under the Delaware General Corporation Law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the new indemnification agreement (the “VC Indemnification Agreement”) that we entered into with Scott Sandell, who was a director of ours and is a Managing General Partner at NEA (which together with its affiliates had held more than five percent of our stock), also provides that, among other things, NEA and their respective affiliates will be entitled to indemnification by us to the same extent as such director with respect to any claims that are based on such director’s service to us. In March 2022, in connection with his appointment to the Board, we entered into a new form of VC Indemnification Agreement (the “Revised VC Indemnification Agreement”) with Meyer Malka, who is a director of ours and the Founder and Managing Partner of Ribbit Capital. The Revised VC Indemnification Agreement contains the same terms as the VC Indemnification Agreement (including Ribbit Capital and its respective affiliates being entitled to indemnification by us) but incorporates certain provisions from the standard form of indemnification agreement relating to advancement of expenses and eliminates certain exceptions to indemnification. The Company also entered into an amended and restated VC Indemnification Agreement with Scott Sandell to reflect these updates. These forms of indemnification agreement are included as exhibits to our 2022 Form 10-K.
Class B Exchange Agreements
In connection with the IPO, we entered into two separate equity exchange right agreements with our Founders and certain of their respective related entities, which became effective immediately following the effectiveness of the filing of our Charter. Pursuant to the equity exchange right agreements, each of our Founders has a continuing right (an “Equity Exchange Right”) but not an obligation to require us to exchange, for shares of Class B common stock, any shares of Class A common stock received by him upon the vesting and settlement of RSUs and PSUs. The Equity Exchange Rights apply only to RSUs and PSUs granted to our Founders prior to the closing of our IPO on August 2, 2021. To date, neither Founder has utilized any Equity Exchange Rights. The form of equity exchange right agreement is included as an exhibit to our 2022 Form 10-K.

Other Matters	105

Compensation Committee Interlocks and Insider Participation
Professor Frei, Mr. Rubinstein, Ms. Treseder, and Mr. Sandell (prior to his resignation from the Board in May 2022) served on the People Committee during 2022. None of them had any related person transactions requiring disclosure herein under Item 404 of Regulation S-K. No person who served as a member of the People Committee during 2022 was an officer or employee of the Company or a former officer of the Company. During 2022, no executive officer of the Company served as a director or member of the compensation committee of another company, one of whose executive officers served on the Company’s People Committee or Board.
Legal Proceedings Involving Directors and Executive Officers
IPO Litigation
In December 2021, Philip Golubowski filed a putative class action in the U.S. District Court for the Northern District of California against Robinhood Markets, Inc., the officers and directors who signed Robinhood’s IPO offering documents (including the following current officers and directors: Vladimir Tenev, Baiju Bhatt, Paula Loop, Jonathan Rubinstein, Robert Zoellick, and Jason Warnick) and Robinhood’s IPO underwriters. Plaintiff’s claims are based on alleged false or misleading statements in Robinhood’s IPO offering documents allegedly in violation of Sections 11 and 12(a) of the Securities Act of 1933, as amended. Plaintiff seeks compensatory damages, rescission of stockholders’ share purchases, and an award for attorneys’ fees and costs. In February 2023, the court granted Robinhood’s motion to dismiss the complaint without prejudice. In March 2023, plaintiffs filed a second amended complaint.
In January 2022, Robert Zito filed a complaint derivatively on behalf of Robinhood against our directors at the time of the IPO (including the following current directors: Vladimir Tenev, Baiju Bhatt, Paula Loop, Jonathan Rubinstein, and Robert Zoellick) in the U.S. District Court for the District of Delaware. Plaintiff alleges breach of fiduciary duties, waste of corporate assets, unjust enrichment, and violations of Section 10(b) of the Exchange Act. Plaintiff’s claims are based on allegations of false or misleading statements in Robinhood’s IPO offering documents, and plaintiff seeks an award of damages and restitution to the Company, injunctive relief, and an award for attorney’s fees and costs. The district court has entered a stay of this litigation pending resolution of Robinhood’s motion to dismiss in the Golubowski securities action discussed above.
No Incorporation by Reference
In Robinhood’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the Audit Committee Report and the People and Compensation Committee Report contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material,” or otherwise considered “filed” with the SEC under the Exchange Act. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on those websites is not part of this proxy statement.
Annual Report to Stockholders
Our 2022 Annual Report has been mailed or made available to stockholders and is posted online at www.proxydocs.com/HOOD including hyperlinks to exhibits that are also posted online. The Company will provide, without charge, a printed copy of our 2022 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any stockholder of record or beneficial owner of our common stock. All of the exhibits listed in the 2022 Annual Report are also available on paper without charge upon the specific written request of any stockholder of record or beneficial owner of our common stock. Requests for paper copies of the 2022 Annual Report and/or specific exhibits should be submitted in writing to Investor Relations, Robinhood Markets, Inc.,
85 Willow Road, Menlo Park, CA 94025.
Other Business
The Board has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders may determine in their discretion.
It is important that proxies be returned promptly to ensure that shares are represented at the annual meeting. You are urged to submit your proxy or voting instructions as soon as possible electronically over the internet, by telephone or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided with your proxy materials.

106	Robinhood 2023 Proxy Statement

Appendix
Definition of Non-GAAP Financial Measure
Adjusted EBITDA
We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total net revenues, net income (loss), and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). Adjusted EBITDA is defined as net income (loss), excluding (i) interest expenses related to credit facilities, (ii) provision for (benefit from) income taxes, (iii) depreciation and amortization, (iv) share-based compensation, (v) change in fair value of convertible notes and warrant liability, (vi) significant legal and tax settlements and reserves, and (vii) other significant gains, losses, and expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing results. This non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for or superior to financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. The following table presents a reconciliation of net income (loss), which is the most directly comparable GAAP measure, to Adjusted EBITDA:

	Year Ended December 31,
(in millions)	2021	2022
Net income (loss)	$(3,687)	$(1,028)
Add:
Interest expenses related to credit facilities	20	24
Provision for (benefit from) income taxes	2	1
Depreciation and amortization	26	61
EBITDA (non-GAAP)	(3,639)	(942)
Share-based compensation(1)	1,572	654
Change in fair value of convertible notes and warrant liability	2,045	—
Impairment of Ziglu equity securities(2)	—	12
Restructuring charges(3)	—	105
Significant legal and tax settlements and reserves	55	20
Q4 2022 Processing Error(4)	—	57
Adjusted EBITDA (non-GAAP)	$33	$(94)
(1)For the year ended December 31, 2022, share-based compensation benefited from restructuring-related net reversals of previously recognized expense was $77 million in connection with our previously disclosed restructurings in April 2022 (the “April 2022 Restructuring”) and August of 2022 (the “August 2022 Restructuring”).
(2)Partially as a result of the termination of the stock purchase agreement, which occurred in February 2023, the advances made to Ziglu Limited (“Ziglu”) accounted for as non-marketable equity securities were impaired to a carrying value of zero.
(3)Restructuring charges for the year ended December 31, 2022, related to both the April 2022 Restructuring and August 2022 Restructuring and primarily consisting of $45 million of impairment and $9 million of accelerated depreciation, in each case relating to office closures, and $51 million of cash charges for employee-related wages, benefits, and severance.
(4)Q4 2022 Processing Error: Delays in notification from third parties and process failures within Robinhood’s brokerage systems and operations in connection with the handling of a 1-for-25 reverse stock split transaction of Cosmos Health, Inc. (“COSM”), a NASDAQ-listed company, on December 16, 2022, allowed customers, for a limited time, to execute trades selling more shares than they held in their accounts. This caused a temporary short position in that ticker symbol which Robinhood covered out of corporate cash within the same trading day. The resulting loss of $57 million is recorded within brokerage and transaction in the consolidated statement of operations.

107

	Three Months Ended September 30,	Three Months Ended December 31,
(in millions)	2022	2022
Net loss	$(175)	$(166)
Add:
Interest expenses related to credit facilities	6	6
Provision for (benefit from) income taxes	1	(2)
Depreciation and amortization	15	17
EBITDA (non-GAAP)	(153)	(145)
Share-based compensation(1)	110	160
Impairment of Ziglu equity securities(2)	—	12
Restructuring charges(3)	90	(2)
Q4 2022 Processing Error(4)	—	57
Adjusted EBITDA (non-GAAP)	$47	$82
(1)Share-based compensation benefited from restructuring-related net reversals of previously recognized expense of $53 million for the three months ended September 30, 2022, in connection with the August 2022 Restructuring.
(2)Partially as a result of the termination of the stock purchase agreement, which occurred in February 2023, the advances made to Ziglu accounted for as non-marketable equity securities were impaired to a carrying value of zero.
(3)Restructuring charges include:
•$90 million for the three months ended September 30, 2022, related to the August 2022 Restructuring, consisting of $47 million of impairments and $9 million of accelerated depreciation, in each case relating to office closures, and $34 million of cash charges for employee-related wages, benefits, and severance; and
•A final adjustment related to office closures that were part of the August 2022 Restructuring for the three months ended December 31, 2022.
(4)Q4 2022 Processing Error: Delays in notification from third parties and process failures within Robinhood’s brokerage systems and operations in connection with the handling of a 1-for-25 reverse stock split transaction of COSM, a NASDAQ-listed company, on December 16, 2022, allowed customers, for a limited time, to execute trades selling more shares than they held in their accounts. This caused a temporary short position in that ticker symbol which Robinhood covered out of corporate cash within the same trading day. The resulting loss of $57 million is recorded within brokerage and transaction in the consolidated statement of operations.
Definitions of Key Performance Metrics
This proxy statement includes key performance metrics that our management uses to help evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions. Our key performance metrics include Net Cumulative Funded Accounts, and Assets Under Custody.
Net Cumulative Funded Accounts (“NCFAs”)
We define Net Cumulative Funded Accounts as New Funded Accounts less Churned Accounts plus Resurrected Accounts (each as defined below). We define a "New Funded Account" as a Robinhood Account into which the user makes an initial deposit, money transfer or asset transfer, of any amount during the relevant period. We define a “Robinhood Account” as a unique log-in that provides the account user access to any and all of the Robinhood products offered on our platform. An account is considered a “Churned Account” if it was ever a New Funded Account whose account balance (measured as the fair value of assets in the account less any amount due from the user and excluding certain Company-initiated Credits) drops to or below zero for at least 45 consecutive calendar days. “Company-initiated Credits” are amounts that are deposited into a Robinhood Account by the Company with no action taken by the user. Examples of Company-initiated Credits excluded for purposes of identifying Churned Accounts and Resurrected Accounts are price correction credits, related interest adjustments, and fee adjustments. Negative balances typically result from Fraudulent Deposit Transactions (as defined below) and unauthorized debit card use, and less often, from margin loans. Fraudulent Deposit Transactions occur when users initiate deposits into their accounts, make trades on our platform using a short-term extension of credit from us, and then repatriate or reverse the deposits, resulting in a loss to us of the credited amount. An account is considered a “Resurrected Account” in a stated period if it was a Churned Account as of the end of the immediately preceding period and its balance (excluding certain Company-initiated Credits) rises above zero.

108	Robinhood 2023 Proxy Statement

Asset Under Custody (“AUC”)
We define AUC as the sum of the fair value of all equities, options, cryptocurrency, and cash held by users in their accounts, net of receivables from users, as of a stated date or period end on a trade date basis. Net Deposits and net market gains (losses) drive the change in AUC in any given period. We define Net Deposits as all cash deposits and asset transfers received from customers, net of reversals, customer cash withdrawals, and other assets transferred out of our platform (assets transferred in or out include debit card transactions, ACATS transfers, and custodial crypto wallet transfers) for a stated period. ACATS is a system that automates and standardizes procedures for the transfer of assets in a customer account from one brokerage firm and/or bank to another.
Additional Information
The page 57 estimate of women on the Robinhood platform comes from a Robinhood survey, powered by Dynata, based on a sample of approximately 7,200 Americans who have a brokerage account. The sample is representative of the U.S. population across age, gender, and income. Data was collected between January 1, 2023, and March 31, 2023.

Appendix	109

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/HOOD •Cast your vote online •Have your Proxy Card ready •Follow the simple instructions to record your vote
PHONE Call 1-866-451-3915 •Use any touch-tone telephone •Have your Proxy Card ready •Follow the simple recorded instructions
MAIL •Mark, sign and date your Proxy Card •Fold and return your Proxy Card in the postage-paid envelope provided
You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/HOOD

Robinhood Markets, Inc.
Annual Meeting of Stockholders

For stockholders of record as of the close of business on April 21, 2023

TIME:	Tuesday, June 20, 2023 9:30 AM, Pacific Time
PLACE:	Annual Meeting to be held live via the internet - please visit www.proxydocs.com/HOOD for more details
This proxy is being solicited on behalf of the Board of Directors of Robinhood Markets, Inc.
The undersigned hereby appoints Jason Warnick and Daniel Gallagher, Jr. (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Robinhood Markets, Inc. (the "Company") that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given with respect to said meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS (THE "BOARD"). This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board's recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Robinhood Markets, Inc.
Annual Meeting of Stockholders
PROXY CARD

Please make your marks like this:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1 AND 2

	PROPOSAL				BOARD OF DIRECTORS RECOMMENDS
1.	Election of Class II Directors	YOUR VOTE

Nominees:
		FOR	AGAINST	ABSTAIN
	1.01 Frances Frei	☐	☐	☐	FOR
	1.02 Meyer Malka	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023	☐	☐	☐	FOR
Such other business as may properly come before the annual meeting and any adjournments or postponement thereof.
You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/HOOD
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date